      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998.



                                                      REGISTRATION NO. 333-46007

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FRUIT OF THE LOOM, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 CAYMAN ISLANDS
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)
                                      NONE
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                      2322
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                               P.O. BOX 31311 SMB
                           SAFEHAVEN CORPORATE CENTER
                       GRAND CAYMAN, CAYMAN ISLANDS, BWI
                                 (345) 949-6690
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                LARRY K. SWITZER
                        SENIOR EXECUTIVE VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER
                            FRUIT OF THE LOOM, INC.
                                5000 SEARS TOWER
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-1724
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            HOWARD S. LANZNAR, ESQ.
                             KATTEN MUCHIN & ZAVIS
                             525 WEST MONROE STREET
                                   SUITE 1600
                            CHICAGO, ILLINOIS 60661
                                 (312) 902-5200
                              TED S. WAKSMAN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                          [ ] _____

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                 [ ] _____
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                    [LETTERHEAD OF FRUIT OF THE LOOM, INC.]

                                                                          , 1998

Dear Stockholder:


     The Board of Directors of Fruit of the Loom, Inc. (the "Company") is
calling a Special Meeting of Stockholders to be held on                , 1998 at
10:00 a.m., Chicago time, at                , Chicago, Illinois, to consider the
reorganization of the Company. The Board of Directors is proposing that Fruit of the Loom, Ltd. ("FTL-Cayman"), a Cayman Islands company, become the parent of the Company. As a result of the reorganization, FTL-Cayman, directly or indirectly, will carry on the operations currently conducted by the Company and will own all of the outstanding capital stock of the Company, except for newly-issued shares of exchangeable participating preferred stock of the Company to be held by the undersigned, William Farley, and my affiliates (collectively "Farley").


     Accompanying this letter is a Notice of Special Meeting of Stockholders relating to the Special Meeting and a Proxy Statement/Prospectus describing in more detail the reorganization and related matters.


     The Board of Directors believes that the reorganization will enable the Company to create better returns for its stockholders. The use of a Cayman Islands holding company will allow the Company to organize its international business activities so that it will be able to benefit from more favorable business, tax and financing environments than would be available to us if our parent company were to remain a United States corporation. The use of a Cayman Islands parent corporation is expected to reduce corporate income taxes because the Cayman Islands generally imposes no corporate income taxes on foreign income. By contrast, the United States imposes corporate income tax on the worldwide income of United States corporations. The United States imposes significant costs for companies like Fruit of the Loom that conduct a substantial portion of their operations outside the United States. These costs are expected to be reduced to the extent that our operations are conducted after the reorganization by FTL-Cayman or its foreign subsidiaries.



     At the effective time of the reorganization the holders of the Company's Class A Common Stock will become holders of FTL-Cayman's Class A ordinary shares. The Class A ordinary shares will have substantially the same attributes as the Company's Class A Common Stock and will be listed on the New York Stock Exchange under the symbol "FTL." THE EXCHANGE OF CLASS A COMMON STOCK FOR CLASS A ORDINARY SHARES WILL BE A TAXABLE TRANSACTION IN WHICH GAIN, IF ANY (BUT NOT
LOSS), WILL BE RECOGNIZED BY EXCHANGING STOCKHOLDERS. Farley, who holds all of the outstanding Class B Common Stock of the Company, will exchange such shares at the effective time of the reorganization for newly-issued exchangeable participating preferred stock of the Company, which is exchangeable for FTL-Cayman Class A ordinary shares and convertible into the common stock of the Company. In connection with the reorganization, such Class B stockholders will also own four (4) FTL-Cayman Class B redeemable ordinary shares with aggregate voting rights comparable to the current voting rights of the Class B Common Stock of the Company. The transaction has been structured with respect to such holders of Class B Common Stock with the intention that it will not be currently taxable to them.



     While the Class A ordinary shares will have substantially the same attributes as the Company's Class A Common Stock, there will be certain differences, including those required by Cayman Islands law, which are more fully discussed in the accompanying Proxy Statement/Prospectus. Holders of the Class A ordinary shares will not be entitled to a cash dividend preference of $1.00 per share that is currently available to the holders of the Company's Class A Common Stock prior to the payment of dividends to the holders of the Company's Class B Common Stock. The Company's Board of Directors has determined that this preference is not necessary following the reorganization since the current holders of FTL-Delaware Class B Stock will not be entitled to participate in the dividends, if any, paid by FTL-Cayman except on the very limited basis of their four FTL-Cayman Class B redeemable ordinary shares.



     The reorganization has been unanimously approved by the Board of Directors of the Company, including the undersigned, William Farley, and a Special Committee comprised of independent directors which was appointed to analyze the terms and structure of the reorganization, and to develop, and in the case of Farley, negotiate, the terms of the securities to be offered to the Class A Common stockholders and Farley in the reorganization. The undersigned may be deemed to have a conflict of interest given the different treatment of the Class B Common Stock held by Farley. The Company has also received an opinion from Lehman Brothers Inc. that, from a financial point of view, the consideration to be offered to the Class A Common stockholders in the reorganization is fair to such holders.


     Please carefully read the accompanying Proxy Statement/Prospectus for details of the reorganization and related information.

     It is important that your shares be represented regardless of whether you plan to be present at the Special Meeting. Approval of the reorganization requires the affirmative vote of a majority of the outstanding shares of Class A and Class B Common Stock voting together as a single class as well as the affirmative vote of a majority of the outstanding shares of each class voting separately. Farley has advised the Board that they intend to vote in favor of the reorganization. Please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope.


     The Board of Directors of the Company unanimously recommends that stockholders vote in favor of (i) the reorganization, which will be deemed to constitute a vote in favor of the Agreement and Plan of Merger, which is required to effectuate the reorganization and (ii) the amendment to FTL-Delaware's Certificate of Incorporation to permit the merger to be effectuated in accordance with its terms notwithstanding the different treatment of Class A and Class B Common Stock.


                                          Sincerely,

                                          WILLIAM FARLEY
                                          Chairman of the Board and Chief
                                          Executive Officer

                             [Fruit of the Loom logo]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           OF FRUIT OF THE LOOM, INC.
                  TO BE HELD ON                         , 1998
                            ------------------------

To the Stockholders of
  FRUIT OF THE LOOM, INC.:

     A Special Meeting of Stockholders of Fruit of the Loom, Inc.
("FTL-Delaware") will be held at 10:00 a.m., Chicago time, on
                    ,             , 1998 at                                    ,
Chicago, Illinois, for the following purposes:


          (1) To approve the proposed reorganization (the "Reorganization") pursuant to which Fruit of the Loom, Ltd. ("FTL-Cayman"), a Cayman Islands company, will become the parent holding company of FTL-Delaware through the merger of a newly-formed Delaware subsidiary of FTL-Cayman with and into FTL-Delaware, such approval being deemed to include approval of the Agreement and Plan of Merger to effectuate such merger;



          (2) To approve the amendment to FTL-Delaware's Certificate of Incorporation to permit the merger to be effectuated in accordance with its terms notwithstanding the different treatment of Class A and Class B Common Stock; and



          (3) To transact such other business as may properly be brought before the meeting and any adjournment thereof.


     The Board of Directors has fixed the close of business on             ,
1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting.

                                          By order of the Board of Directors,


                                          JOHN J. RAY III


                                          Vice President and Assistant Secretary


                    , 1998

     ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED MAY 1, 1998


                            FRUIT OF THE LOOM, INC.
                            ------------------------

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

                            FRUIT OF THE LOOM, LTD.

                                 PROSPECTUS FOR
                          67,592,824 CLASS A ORDINARY
                       SHARES OF FRUIT OF THE LOOM, LTD.

     This Proxy Statement/Prospectus ("Proxy Statement/ Prospectus") is being furnished to stockholders of Fruit of the Loom, Inc., a Delaware corporation ("FTL-Delaware"), in connection with the solicitation of proxies by the Board of Directors of FTL-Delaware for use at the special meeting of FTL-Delaware stockholders (the "Special Meeting") to be held at
                                     Chicago, Illinois on             , 1998 at
10:00 a.m., Chicago time (or at any adjournments or postponements thereof). This Proxy Statement/Prospectus relates to the proposed reorganization (the "Reorganization") pursuant to which Fruit of the Loom, Ltd., a Cayman Islands company ("FTL-Cayman") and a wholly-owned subsidiary of FTL-Delaware, will become the parent holding company of FTL-Delaware through the merger (the "Merger") of FTL Merger Corp. ("Sub"), a Delaware corporation and a newly formed, wholly-owned subsidiary of FTL-Cayman, with and into FTL-Delaware. The Reorganization will be effected pursuant to the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), among FTL-Delaware, FTL-Cayman and Sub. Upon consummation of the Merger, each outstanding share of Class A common stock, par value $.01 per share ("FTL-Delaware Class A Stock"), of FTL-Delaware (other than those shares held by FTL-Delaware in its treasury) will be automatically converted into one Class A ordinary share, par value $.01 per share ("FTL-Cayman Class A Shares"), of FTL-Cayman, and each outstanding share of Class B common stock, par value $.01 per share ("FTL-Delaware Class B Stock"), of FTL-Delaware will be automatically converted into one share of exchangeable participating preferred stock, par value $.01 per share ("FTL-Delaware Preferred Stock"), of FTL-Delaware. The holders of FTL-Delaware Class B Stock will also own, in the aggregate, four (4) Class B redeemable ordinary shares, par value $.01 per share (the "FTL-Cayman Class B Shares"), of FTL-Cayman.

     See "Description of Authorized Shares of FTL-Cayman," "Description of FTL-Delaware Preferred Stock" and "Comparison of Rights of Stockholders."


     FTL-Delaware Common Stock is currently listed on the New York Stock Exchange (the "NYSE") under the symbol "FTL" and, immediately following the Reorganization, the FTL-Cayman Class A Shares will be listed on the NYSE under the same symbol. The last reported sale price for the FTL-Delaware Class A Stock
on the NYSE Composite Transactions Tape on             , 1998 was $          .
Currently, there is no established public trading market for the FTL-Cayman Class A Shares.


     This Proxy Statement/Prospectus and the form of proxy are first being
mailed to the stockholders of FTL-Delaware on or about             , 1998.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS                     , 1998.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................    4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    4
SAFE HARBOR FOR FORWARD LOOKING STATEMENTS..................    5
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN
  PERSONS...................................................    5
SUMMARY OF SECURITIES TO BE RECEIVED IN CONNECTION WITH THE
  REORGANIZATION............................................    7
SUMMARY.....................................................    9
  Special Meeting...........................................    9
  FTL-Delaware..............................................    9
  FTL-Cayman................................................   10
  The Reorganization........................................   10
  Recommendation of the Board of Directors..................   14
  Vote Required for Adoption................................   14
  Comparison of Rights of Stockholders......................   15
  Tax Considerations........................................   15
  Rights of Dissenting Stockholders.........................   15
  Accounting Treatment of the Reorganization................   15
  Stock Exchange Listing....................................   15
  Recent Financial Results..................................   16
  Selected Historical Financial Data........................   17
  Summary Pro Forma Financial Information...................   19
THE SPECIAL MEETING.........................................   20
  Special Meeting...........................................   20
  Record Date...............................................   20
  Vote Required for Adoption................................   20
  Proxies...................................................   21
  Solicitation of Proxies...................................   21
  Proposals of Stockholders.................................   22
FTL-DELAWARE AND FTL-CAYMAN.................................   22
THE REORGANIZATION..........................................   23
  General...................................................   23
  Special Committee/Fairness Opinion........................   23
  Background and Reasons for the Reorganization.............   24
  The Merger Agreement......................................   28
  Conditions to Consummation of the Reorganization..........   30
  Effective Time............................................   30
  Rights of Dissenting Stockholders.........................   30
  Exchange of Share Certificates............................   30
  Stock Compensation Plans..................................   31
  Shareholder Rights Plan...................................   31
  Stock Exchange Listing....................................   31
  Accounting Treatment of the Reorganization................   31
  Transfer of Assets........................................   31
CERTAIN TAX CONSIDERATIONS..................................   31
  United States Federal Income Tax Consequences.............   31
  Cayman Islands Tax Consequences...........................   35
DESCRIPTION OF AUTHORIZED SHARES OF FTL-CAYMAN..............   36
  Ordinary Shares; General..................................   36
  Voting....................................................   36
  Dividend Rights...........................................   37
  Liquidation of FTL-Cayman.................................   37

  Redemption................................................   37
  Restrictions on Transfer..................................   38
  Preference Shares.........................................   38
DESCRIPTION OF FTL-DELAWARE PREFERRED STOCK.................   38
  General...................................................   38
  Dividends.................................................   38
  Liquidation of FTL-Delaware...............................   39
  Voting Rights.............................................   39
  Optional Redemption.......................................   40
  Exchange Rights...........................................   40
  Conversion Rights.........................................   40
  Alternative Rates and No-Call Periods.....................   40
COMPARISON OF RIGHTS OF STOCKHOLDERS........................   41
  Stockholder Approval of Business Combinations.............   41
  Absence of Required Vote for Certain Mergers..............   42
  Appraisal Rights..........................................   42
  Stockholder Consent to Action Without Meeting.............   43
  Special Meetings of Stockholders..........................   43
  Distributions and Dividends; Repurchases and
     Redemptions............................................   44
  Preferred Stock Purchase Rights...........................   44
  Inspection of Books and Records...........................   44
  Amendment of Charter......................................   45
  Amendment of Bylaws.......................................   45
  Indemnification of Directors and Officers.................   45
  Limited Liability of Directors............................   45
  Stockholders' Suits.......................................   46
THIRD PARTY CONSENTS........................................   46
MANAGEMENT OF FTL-CAYMAN....................................   47
  Committees of the Board of Directors......................   47
  Executive Compensation....................................   47
LEGAL MATTERS...............................................   47
EXPERTS.....................................................   47
INDEX TO FINANCIAL STATEMENTS...............................  F-1
INDEX TO PRO FORMA FINANCIAL STATEMENTS.....................  P-1
AGREEMENT AND PLAN OF MERGER................................   Annex I
OPINION OF LEHMAN BROTHERS INC..............................  Annex II
                                                                 Annex
CERTIFICATE OF AMENDMENT....................................       III
CERTIFICATE OF DESIGNATIONS.................................  Annex IV

                             AVAILABLE INFORMATION

     FTL-Cayman has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

     FTL-Delaware is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. The reports, proxy and information statements, and other information filed by FTL-Delaware with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The FTL-Delaware Class A Stock is listed on the New York Stock Exchange, and reports and other information concerning FTL-Delaware may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain other securities of FTL-Delaware are listed on the American Stock Exchange, and reports and other information concerning FTL-Delaware may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Copies of reports, proxy and information statements and other information regarding registrants that file electronically (including FTL-Delaware) are available on the Commission's Web Site at http://www.sec.gov.

     Upon completion of the Reorganization, the FTL-Cayman Class A Shares will be listed on the NYSE. At the time of such listing, the FTL-Delaware Class A Stock will be delisted and will no longer be registered pursuant to Section 12 of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     FTL-Delaware hereby incorporates by reference in this Proxy Statement/Prospectus the following documents previously filed by FTL-Delaware with the Commission pursuant to the Exchange Act: (i) FTL-Delaware's Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) FTL-Delaware's Current Reports on Form 8-K dated February 11, 1998 and February 12, 1998 and on Form 8-K/A dated February 23, 1998.


     Each document filed by FTL-Delaware pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the securities pursuant hereto shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part of this Proxy Statement/Prospectus from the date of filing of such document. Any statement contained in this Proxy Statement/ Prospectus or in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Proxy Statement/ Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THE INCORPORATED DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED UPON REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO FRUIT OF THE LOOM, INC., 5000 SEARS TOWER, 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606,
ATTENTION: SECRETARY (TELEPHONE (312) 876-1724).

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. FTL-CAYMAN IS PROHIBITED FROM MAKING ANY INVITATION TO THE PUBLIC IN THE CAYMAN ISLANDS TO SUBSCRIBE FOR ANY OF ITS SHARES.

     Neither delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FTL-Delaware and FTL-Cayman since the date of this Proxy Statement/Prospectus.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS


     This Proxy Statement/Prospectus contains, and the documents incorporated by reference herein contain or will contain certain statements which describe FTL-Delaware's beliefs concerning future business conditions and the outlook for FTL-Delaware and FTL-Cayman, based on currently available information. Wherever possible, FTL-Delaware has identified these "forward-looking" statements by words such as "anticipates," "believes," "estimates," "expects" and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause FTL-Delaware's and FTL-Cayman's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following: financial strength of the retail industry (particularly the mass merchant channel), the level of consumer spending for apparel, the demand for FTL-Delaware's and FTL-Cayman's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, FTL-Delaware's and FTL-Cayman's ability to develop, market and sell new products, FTL-Delaware's and FTL-Cayman's effective income tax rate, FTL-Delaware's ability to successfully move labor-intensive segments of the manufacturing process outside of the United States, the success of planned advertising, marketing and promotional campaigns, international activities, and the resolution of legal proceedings and other contingent liabilities. FTL-Delaware and FTL-Cayman assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     FTL-Cayman is a Cayman Islands company, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Cayman Islands counsel, Truman Bodden & Company, are residents of the Cayman Islands. All or a substantial portion of the assets of FTL-Cayman and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons. FTL-Cayman has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Larry K. Switzer, c/o Fruit of the Loom, Inc., 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, its United States agent appointed for that purpose. FTL-Cayman has been advised by its Cayman Islands counsel, Truman Bodden & Company, that there is doubt as to whether Cayman Islands courts would enforce judgments of United States courts obtained in (a) actions against such persons or FTL-Cayman that are predicated upon the civil liability provisions of the Securities Act or
(b) original actions brought in the Cayman Islands against FTL-Cayman or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Cayman Islands courts as contrary to that nation's policy.

                      SUMMARY OF SECURITIES TO BE RECEIVED
                     IN CONNECTION WITH THE REORGANIZATION

     THE FOLLOWING IS A SUMMARY OF THE SECURITIES TO BE RECEIVED IN THE REORGANIZATION BY HOLDERS OF FTL-DELAWARE CLASS A STOCK. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

SECURITY RECEIVED
IN EXCHANGE FOR
FTL-DELAWARE CLASS A
STOCK IN THE MERGER...........   Each share of FTL-Delaware Class A Stock will
                                 be automatically converted into one FTL-Cayman
                                 Class A Share. The stockholders of FTL-Delaware currently have preferred stock purchase rights issued pursuant to a shareholder rights plan, which rights will not be issued in connection with the FTL-Cayman Class A Shares.

TAX CONSEQUENCES..............   The receipt of FTL-Cayman Class A Shares in
                                 exchange for shares of FTL-Delaware Class A
                                 Stock will be a taxable transaction to the stockholder in which gain, if any (but not loss), will be recognized. See "Certain Tax
                                 Considerations."

DIVIDENDS.....................   Holders of FTL-Cayman Class A Shares will be
                                 entitled to participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the four (4) FTL-Cayman Class B Shares, with respect to any dividends declared by the board of directors of FTL-Cayman. Holders of FTL-Cayman Class A Shares will not be entitled to a cash dividend preference of $1.00 per share that is currently available to the holders of FTL-Delaware Class A Stock prior to the payment of dividends to the holders of FTL-Delaware Class B Stock. The board of directors of FTL-Delaware has determined that the $1.00 preference available to the holders of FTL-Delaware Class A Stock is not necessary following the Reorganization since the current holders of FTL-Delaware Class B Stock will not be entitled to participate in the dividends, if any, paid by FTL-Cayman, except on the very limited basis of their four (4) FTL-Cayman
                                 Class B Shares.

REDEMPTION....................   The FTL-Cayman Class A Shares will not be
                                 subject to redemption.

LIQUIDATION...................   Upon the liquidation of FTL-Cayman, holders of
                                 FTL-Cayman Class A Shares will participate in the assets of FTL-Cayman available for distribution pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the four
                                 (4) FTL-Cayman Class B Shares.

VOTING RIGHTS.................   One vote per FTL-Cayman Class A Share with
                                 respect to matters submitted to the
                                 shareholders of FTL-Cayman, voting together as a single class with the holders of any other class of ordinary shares, with the FTL-Cayman
                                 Class B Shares being entitled to a number of votes equal to the aggregate number of votes held by the holders of FTL-Delaware Class B
                                 Stock on the date the Merger is consummated
                                 (which based on current ownership is 28,421,380 votes or approximately 30% of the aggregate voting power); provided, however, that the holders of the FTL-Cayman Class A Shares will have the right to vote as a separate class to elect 25% of the Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class
                                 B Shares are outstanding. See "Description of
                                 Authorized Shares of FTL-Cayman--Redemption."


STOCK EXCHANGE LISTING........   The FTL-Cayman Class A Shares will be listed on
                                 the NYSE under the symbol "FTL."

                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

SPECIAL MEETING

Time, Date, Place And Purpose


     A Special Meeting of the FTL-Delaware stockholders will be held at 10:00
a.m., Chicago time, on             , 1998, at                               ,
Chicago, Illinois             (or any adjournments or postponements thereof) to
consider and vote on (i) the proposal to authorize the Reorganization (including the Merger Agreement), (ii) the proposal to amend FTL-Delaware's Certificate of incorporation to permit the merger to be effectuated in accordance with its terms notwithstanding the different treatment of Class A and Class B Common Stock (the "Charter Amendment") and (iii) any other matters that may properly come before such meeting. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of FTL-Delaware entitled to vote at the Special Meeting will constitute a quorum. See "The Special Meeting."


Record Date

     Only FTL-Delaware stockholders of record at the close of business on
               , 1998, as shown on FTL-Delaware's records, will be entitled to vote, or to grant proxies to vote, at the Special Meeting. See "The Special Meeting--Record Date."

FTL-DELAWARE


     FTL-Delaware is a marketing oriented, vertically integrated international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. FTL-Delaware is one of the largest producers of men's and boy's underwear, activewear for the imprinted market, casualwear, jeanswear, women's and girl's underwear and infants and toddlers apparel, selling products principally under the FRUIT OF THE LOOM(R), BVD(R), SCREEN STARS(R), BEST(TM), MUNSINGWEAR(R), WILSON(R), GITANO(R) and CUMBERLAND BAY(TM) brand names. FTL-Delaware also designs, manufacturers and markets sports licensed apparel bearing the names, tradenames and logos of the National Football League, the National Basketball Association, Major League Baseball and the National Hockey League, professional sports teams and many colleges and universities, as well as the likenesses of certain popular professional athletes, under the PRO PLAYER(R) and FANS GEAR(R) brands.



     FTL-Delaware is a fully integrated manufacturer, performing most of its own spinning, knitting, cloth finishing, cutting, sewing and packaging. Based on FTL-Delaware's selling price points for its various products and its operating margins, management believes that FTL-Delaware is a low cost producer in the markets it serves. Management considers FTL-Delaware's primary strengths to be its excellent brand recognition, cost effective production, and strong relationships with mass merchandisers and discount chains.



     Management believes that many domestic apparel manufacturers continue to move sewing operations offshore to reduce costs and compete with enhanced import competition that is resulting from the General Agreement on Tariffs and Trade. To maintain FTL-Delaware's position as a low cost manufacturer, FTL-Delaware is increasing the percentage of garments sewn in the Caribbean, Central America and Mexico. FTL-Delaware believes that its domestic knitting, bleaching and dyeing operations continue to provide it with a competitive advantage. Thus, FTL-Delaware's strategy is to combine low cost textile manufacturing in the United States with sewing offshore so that FTL-Delaware can continue to offer value to its customers.


     FTL-Delaware was incorporated in 1985 under the laws of the State of Delaware. Its principal executive offices are located at 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 876-1724. Unless the context indicated otherwise, references to FTL-Delaware mean Fruit of the Loom, Inc. and its subsidiaries. See "FTL-Delaware and FTL-Cayman."

FTL-CAYMAN

     FTL-Cayman is a Cayman Islands company registered and incorporated under the laws of the Cayman Islands on January 23, 1998, which was formed to become the parent holding company of FTL-Delaware. All of the shares of FTL-Cayman are currently held by FTL-Delaware. Immediately prior to and in connection with the Reorganization, William Farley and his affiliates (collectively "Farley"), the holders of the FTL-Delaware Class B Stock, will purchase four (4) FTL-Cayman Class B Shares from FTL-Cayman. The shares of FTL-Cayman owned by FTL-Delaware will be repurchased by FTL-Cayman and cancelled pursuant to the terms of the Merger. After the consummation of the Reorganization, FTL-Delaware will become a subsidiary of FTL-Cayman, and FTL-Cayman will continue to conduct the businesses (through direct or indirect subsidiaries, including FTL-Delaware) in which FTL-Delaware is now engaged. FTL-Cayman's principal offices are located at P.O. Box 31311 SMB, Safehaven Corporate Center, Grand Cayman, Cayman Islands, BWI. FTL-Cayman's telephone number is (345) 949-6690. FTL-Cayman has a newly formed, wholly-owned Delaware subsidiary, Sub, organized specifically to effect the Reorganization. See "FTL-Delaware and FTL-Cayman."

THE REORGANIZATION

General

     The Board of Directors of FTL-Delaware has unanimously approved, and recommends that the stockholders of FTL-Delaware adopt, a proposed corporate reorganization pursuant to which FTL-Cayman, a Cayman Islands company, will become the parent holding company of FTL-Delaware. It is proposed that the Reorganization be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Annex I and the terms of which are incorporated herein by reference. After the consummation of the Reorganization, FTL-Cayman will continue to conduct the businesses (through direct or indirect subsidiaries, including FTL-Delaware) in which FTL-Delaware is now engaged and substantially all of the businesses and subsidiaries of FTL-Delaware located outside of the United States will be transferred to FTL-Cayman (or direct or indirect foreign subsidiaries of FTL-Cayman), other than certain interests of FTL-Delaware in Canada, Germany, Italy and Mexico, along with the beneficial ownership of certain trademarks. The relative voting rights of FTL-Delaware stockholders as shareholders of FTL-Cayman will not change as a result of the Reorganization. A holder of FTL-Delaware Class A Stock will, after the Reorganization, continue to own, as a holder of FTL-Cayman Class A Shares, an interest in a parent holding company with subsidiaries that in the aggregate are engaged in the same businesses as FTL-Delaware and its subsidiaries were engaged in before the Reorganization. See "The Reorganization," "Description of Authorized Shares of FTL-Cayman--Voting," "Comparison of Rights of Stockholders" and the Pro Forma Condensed Consolidated Financial Statements, included elsewhere herein.

Reasons for the Reorganization

     The Board of Directors of FTL-Delaware believes that the use of a Cayman Islands holding company for FTL-Delaware and its subsidiaries will allow FTL-Delaware to organize its worldwide business activities to avail itself of certain business, tax and financing advantages that are not available in the United States. In particular, the Board of Directors of FTL-Delaware is recommending the Reorganization for the following reasons: (a) the use of a Cayman Islands parent corporation is expected to reduce corporate income taxes because, unlike the United States which imposes corporate income tax on the worldwide income of United States corporations, the Cayman Islands generally imposes no corporate income taxes on foreign income. Income taxes are anticipated to be reduced to the extent operations are conducted after the Reorganization by FTL-Cayman or its foreign subsidiaries; (b) the Reorganization may, in certain circumstances, have a favorable effect on FTL-Cayman's ability to sell assets or raise additional capital in the future; and (c) an offshore holding company structure in the form proposed by the Reorganization may provide a more favorable corporate structure for expansion of its current business and future acquisitions and diversification opportunities. No assurances can be given, however, that the anticipated benefits of the Reorganization will be realized. See "The Reorganization--Background and Reasons for the Reorganization."

Special Committee/FTL-Delaware Preferred Stock/FTL-Cayman Class B Shares

     A Special Committee of the Board of Directors of FTL-Delaware (the "Special Committee") was appointed by the Board to analyze the Reorganization, including its structure, and to develop, and in the case of Farley, negotiate, the terms of the securities to be offered to the FTL-Delaware Class A stockholders and Farley, as FTL-Delaware Class B stockholders, in the Reorganization. The Special Committee was aware that Farley's tax basis in the FTL-Delaware Class B Stock is low as compared to its present market value such that, if the transaction were currently taxable to Farley, a substantial portion of the FTL-Delaware Class B Stock would have to be sold by Farley in order to pay the tax. The Special Committee and the Board concluded that the Reorganization would be in the best interests of the FTL-Delaware stockholders, but that it would be difficult to accomplish unless the transaction were structured in such a way that Farley's taxable gain could be deferred. Accordingly, the Special Committee determined to offer securities to Farley in exchange for the FTL-Delaware Class B Stock, the receipt of which is not intended to be currently taxable. Although the exchange of FTL-Delaware Class A Stock for FTL-Cayman Class A Shares is a taxable transaction, based on a preliminary review of FTL-Delaware's current list of stockholders, it is believed that the large majority of stockholders will not pay tax in connection with the Reorganization because they either are tax-exempt entities or otherwise have a tax basis in their FTL-Delaware Class A Stock such that they will not be required to pay taxes in connection with the Reorganization.

     The FTL-Delaware Preferred Stock to be issued to Farley in exchange for their FTL-Delaware Class B Stock, in the aggregate, will (i) have a liquidation value equal to the fair market value of the FTL-Delaware Class B Stock based upon the average closing price of the FTL-Delaware Class A Stock on the NYSE for the 20 trading days prior to the date of the Special Meeting (the "Stated
Value"), (ii) be entitled to receive cumulative cash dividends of      % per
annum of the Stated Value, payable quarterly, (iii) be exchangeable at the option of the holder, in whole or from time to time in part, at any time for
          FTL-Cayman Class A Shares, (iv) be convertible at the option of the
holder, in whole or from time to time in part, at any time for           shares
of FTL-Delaware common stock, (v) participate with the holders of FTL-Delaware common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) be redeemable by
FTL-Delaware, at its option, after      years (the "No-Call Period") at a
redemption price equal to the then fair market value of the FTL-Delaware Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) have the right to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and be entitled to the number of votes which such holder would have on an as converted basis. Prior to the mailing of the Proxy Statement/Prospectus to the stockholders of FTL-Delaware, Farley will select the dividend rate, exchange rate, conversion rate and No-Call Period from a schedule of economically equivalent alternative rates and No-Call Periods which are described under "Description of FTL-Delaware Preferred Stock--Alternative Rates and No-Call Periods."

     The four (4) FTL-Cayman Class B Shares which will be purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that currently exist between the FTL-Delaware Class A Stock and Class B Stock. The four (4) FTL-Cayman Class B Shares will (i) participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class A Shares) upon the liquidation of FTL-Cayman and with respect to any dividends declared by the Board of Directors of FTL-Cayman,
(ii) vote together with the FTL-Cayman Class A Shares on all matters (other then as required by Cayman Islands law with respect to certain extraordinary transactions) having that number of votes which is equal to the aggregate number of votes held by the FTL-Delaware Class B Stock (i.e., an aggregate of approximately 30% of the aggregate voting power), (iii) be redeemable proportionately upon the exchange, transfer to a non-affiliate of Farley or redemption of the FTL-Delaware Preferred Stock, and (iv) not be transferable except to affiliates of Farley. See "Description of Authorized Shares of FTL-Cayman" and "Description of FTL-Delaware Preferred Stock."

     The Special Committee, which was comprised of Sir Brian Wolfson, Chairman, Omar Z. Al Askari and A. Lorne Weil, three independent members of the Board, has recommended the consummation of the Reorganization and determined that it is fair to the FTL-Delaware Class A stockholders. The Special Committee retained Lehman Brothers Inc. ("Lehman Brothers") as its financial adviser, and Lehman Brothers has rendered an opinion to the Board of Directors stating that, from a financial point of view, the consideration to be offered to the holders of the FTL-Delaware Class A Stock in the Reorganization is fair to such holders, a copy of which is attached hereto as Annex II. See "The Reorganization--Special Committee/Fairness Opinion."

     Farley will receive a preferred dividend from FTL-Delaware following the Reorganization. In consideration thereof, Farley has agreed and the Reorganization has been structured to eliminate the conversion ratio of one share of FTL-Delaware Class A Stock for each share of FTL-Delaware Class B Stock
converted by Farley, and instead provides for the exchange ratio of        FTL-
Cayman Class A Shares for each share of FTL-Delaware Preferred Stock exchanged by Farley.

The Merger

     The Reorganization will be accomplished through the merger of Sub with and into FTL-Delaware, which will be the surviving corporation in the Merger, at which time (i) each outstanding share of FTL-Delaware Class A Stock (other than shares of FTL-Delaware Class A Stock held by FTL-Delaware in its treasury) will be automatically converted into one FTL-Cayman Class A Share, (ii) each outstanding share of FTL-Delaware Class B Stock will be automatically converted into one share of FTL-Delaware Preferred Stock, and (iii) all of the shares of FTL-Cayman owned by FTL-Delaware will be repurchased by FTL-Cayman and cancelled and the $100 subscription price paid for such shares will be returned to FTL-Delaware. The holders of the FTL-Delaware Class B Stock will also own four
(4) FTL-Cayman Class B Shares which they will have acquired immediately prior to the Reorganization. See "The Reorganization--The Merger Agreement," "Description of Authorized Shares of FTL-Cayman" and "Description of FTL-Delaware Preferred Stock."

Certificate of Amendment


     FTL-Delaware's Certificate of Incorporation provides that in a merger transaction the FTL-Delaware Class A Stock and Class B Stock must be treated alike. Since their treatment in the Reorganization will be different, the Charter Amendment is proposed to provide that such provision may be waived by separate class vote of the Class A Stock and Class B Stock. The vote to amend the Certificate of Incorporation is independent of the vote to approve the Reorganization. The Reorganization, however, cannot be effectuated in accordance with its terms unless the Charter Amendment is approved. The Charter Amendment would become effective immediately prior to the Merger. See "The Reorganization-Certificate of Amendment."


Effective Time


     If the Merger Agreement is adopted by the stockholders of FTL-Delaware and not terminated by the Board of Directors of FTL-Delaware, and the Charter Amendment is approved by the stockholders of FTL-Delaware, the Reorganization will become effective (the "Effective Time") at the close of business on the date that an appropriate certificate of merger is filed with the Delaware Secretary of

State as required by Delaware law or at such later time as is specified in such certificate of merger. FTL-Delaware anticipates that the Reorganization will become effective promptly following the Special Meeting. See "The
Reorganization--Effective Time."

Dividends

     Holders of FTL-Cayman Class A Shares will be entitled to participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the four (4) FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and FTL-Delaware will be parties to certain loan agreements and indentures which contain covenants that will restrict their ability to pay dividends. FTL-Cayman and FTL-Delaware currently intend to retain earnings for use in their respective businesses and the financing of their respective capital requirements, except for the payment of regular quarterly dividends on the FTL-Delaware Preferred Stock. The payment of any future cash dividends on the FTL-Cayman Class A Shares is necessarily dependent upon the earnings and financial needs of FTL-Cayman, along with applicable legal and contractual restrictions. See "Description of Authorized Shares of FTL-Cayman--Dividend Rights" and "Description of FTL-Delaware Preferred Stock."

Liquidation

     Upon the liquidation of FTL-Cayman the holders of FTL-Cayman Class A Shares will participate in the assets of FTL-Cayman available for distribution pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the four (4) FTL-Cayman Class B Shares). Upon the liquidation of FTL-Delaware, the holders of FTL-Delaware Preferred Stock are entitled to receive an aggregate liquidation preference equal to the Stated Value plus accrued and unpaid dividends, and share thereafter in any other distribution of assets by FTL-Delaware with the holders of the common stock of FTL-Delaware, on an as converted basis in accordance with the terms of conversion described herein.

Voting Rights

     Each FTL-Cayman Class A Share will be entitled to one vote in the affairs of FTL-Cayman, voting together as a single class with the holders of FTL-Cayman Class B Shares. The FTL-Cayman Class B Shares will be entitled to a number of votes equal to the aggregate number of votes held by the holders of FTL-Delaware Class B Stock on the date the Merger is consummated (which based on current ownership is 28,421,380 votes or approximately 30% of the aggregate voting power). In addition, the holders of the FTL-Cayman Class A Shares will have a separate class vote to elect 25% of the Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class B Shares are outstanding. See "Description of Authorized Shares of FTL-Cayman--Voting and Other Rights."


Conflicts of Interest



     Mr. William Farley is a director of FTL-Delaware and has voted in favor of the Reorganization, although he may be deemed to have certain conflicts of interest. As described in this Proxy Statement/Prospectus, the Reorganization has been structured with respect to Farley with the intention that it will not be currently taxable to them, and they will receive FTL-Delaware Preferred Stock in the Merger, rather than FTL-Cayman Class A Shares. See "The Reorganization--Special Committee/Fairness Opinion" and "Description of FTL-Delaware Preferred Stock."



Possible Adverse Consequences



     Holders of FTL-Delaware Class A Stock should consider that the receipt of FTL-Cayman Class A Shares in exchange for shares of FTL-Delaware Class A Stock will be a taxable transaction to such holders in which gain, if any (but not loss), will be recognized. See "Certain Tax Considerations."



     In addition, holders of FTL-Delaware Class A Stock should be aware that as holders of FTL-Cayman Class A Shares they will not be entitled to a cash dividend preference of $1.00 per share that is currently available to the holders of FTL-Delaware Class A Stock prior to the payment of dividends to the holders of FTL-Delaware Class B Stock. The Board of Directors of FTL-Delaware has determined that the $1.00 preference available to the holders of FTL-Delaware Class A Stock is not necessary following the Reorganization since the current holders of FTL-Delaware Class B Stock will not be entitled to participate in the dividends, if any, paid by FTL-Cayman, except on the very limited basis of their four (4) FTL-Cayman Class B Shares. Further, Farley will receive shares of FTL-Delaware Preferred Stock rather than FTL-Cayman Class A Shares pursuant to the Reorganization. See "Description of FTL-Delaware Preferred Stock."


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FTL-DELAWARE HAS UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION AND THE RELATED MERGER AGREEMENT AND AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION, INCLUDING THE MERGER AGREEMENT AND SUCH AMENDMENT.

VOTE REQUIRED FOR ADOPTION


     Approval of the Reorganization and the Charter Amendment requires the affirmative vote of (i) the holders of a majority of the FTL-Delaware Class A Stock and Class B Stock voting together as a single class, (ii) the holders of a majority of the outstanding FTL-Delaware Class A Stock, and (iii) the holders of a majority of the outstanding FTL-Delaware Class B Stock. Abstentions and broker "non-votes" will be treated as votes against the proposal to approve the Reorganization. As of the record date described above, there were
shares of FTL-Delaware Class A Stock and           shares of FTL-Delaware Class
B Stock outstanding and entitled to vote, with the Class B Stock entitled to five votes per share. In addition, as of the record date, the directors and executive officers of FTL-Delaware and affiliates of such persons directly
owned, in the aggregate, approximately           shares of FTL-Delaware Class A
Stock (approximately      % of the outstanding Class A Stock), and Farley owned
all of the FTL-Delaware Class B Stock, and they have indicated their intention to vote such shares in favor of the proposal to approve the Reorganization and the proposal to amend the Certificate of Incorporation. See "The Special Meeting--Vote Required for Adoption."


Proxies


     Each FTL-Delaware Class A stockholder as of the record date will receive a Proxy Card (the "Proxy Card"). A FTL-Delaware Class A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the Reorganization by marking the Proxy Card appropriately, executing it in the space provided, and, in the case of holders of FTL-Delaware Class A Stock appearing on the stock records of FTL-Delaware, returning it to FTL-Delaware. FTL-Delaware stockholders who hold their FTL-Delaware Class A Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. To be effective, a Proxy Card must be received at or prior to the Special Meeting. Shares of FTL-Delaware Class A Stock represented by a properly executed Proxy Card will be voted, and when a choice is specified on the Proxy Card, such shares will be voted in accordance with the specification indicated on such Proxy Card. Shares of FTL-Delaware Class A Stock represented by a properly executed Proxy Card in which no specification is made will be voted FOR the proposal to approve the Reorganization and FOR the proposal to approve the Charter Amendment.


     If any other matters are properly presented at the Special Meeting for consideration, including consideration of a motion to adjourn the Special Meeting to another time and/or place (including adjournments for the purpose of soliciting additional proxies), the persons named in the Proxy Card and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. See "The Special Meeting--Proxies."

Revocation

     In the case of holders of FTL-Delaware Class A Stock appearing on the stock records of FTL-Delaware, a Proxy Card may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to FTL-Delaware, (b) appearing and voting in person at the Special Meeting, or (c) properly completing and executing a later-dated proxy and delivering it to FTL-Delaware at or before the Special Meeting. Presence without voting at the Special Meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. FTL-Delaware stockholders who hold their FTL-Delaware Class A Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares. See "The Special Meeting--Proxies--Revocation."

COMPARISON OF RIGHTS OF STOCKHOLDERS

     The principal attributes of the FTL-Delaware Class A Stock and the FTL-Cayman Class A Shares will be similar. However, there are certain differences between the rights of stockholders under Delaware law and Cayman Islands law. In addition, there are differences between FTL-Delaware's Certificate of Incorporation and Bylaws and FTL-Cayman's Memorandum of Association and Articles of Association. See "Comparison of Rights of Stockholders."

TAX CONSIDERATIONS


     In the opinion of Weil, Gotshal & Manges LLP, special United States counsel to FTL-Delaware, the following briefly describes the material United States federal income tax consequences of the Reorganization applicable to holders of FTL-Delaware Class A Stock. This discussion is not intended to be nor should it be construed to be, advice to any particular stockholder of FTL-Delaware. A more detailed discussion of certain tax consequences of the Reorganization is set out under "Certain Tax Considerations."


     The discussion contained in this Proxy Statement/Prospectus is based on the law in effect as of the date of this Proxy Statement/Prospectus. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATION.


     THE RECEIPT OF FTL-CAYMAN CLASS A SHARES BY U.S. STOCKHOLDERS IN EXCHANGE FOR FTL-DELAWARE CLASS A STOCK WILL BE A TAXABLE TRANSACTION TO STOCKHOLDERS THAT HAVE GAIN ON THEIR FTL-DELAWARE CLASS A STOCK. Stockholders will recognize gain, if any (but not loss), in an amount equal to the excess of the fair market value of the FTL-Cayman Class A Shares received in the Reorganization over their tax basis in the FTL-Delaware Class A Stock exchanged therefor. Stockholders realizing a loss on the exchange will have a basis in the FTL-Cayman Class A Shares equal to the basis in their FTL-Delaware Class A Stock exchanged therefor.


RIGHTS OF DISSENTING STOCKHOLDERS

     Under applicable Delaware law, the holders of FTL-Delaware Class A Stock will not have dissenters' appraisal rights in connection with the Reorganization.

ACCOUNTING TREATMENT OF THE REORGANIZATION


     The Reorganization will be accounted for at the historical cost basis of the combining companies. See "The Reorganization--Accounting Treatment of the Reorganization."


STOCK EXCHANGE LISTING

     There is currently no established public trading market for the FTL-Cayman Class A Shares. Immediately following the Reorganization, the FTL-Cayman Class A Shares will be listed on the NYSE under the symbol "FTL," the same symbol under which the FTL-Delaware Class A Stock is currently listed. See "The Reorganization--Stock Exchange Listing."

RECENT FINANCIAL RESULTS



     On April 15, 1998, FTL-Delaware reported the results of operations for the Quarter ended March 28, 1998. Net sales aggregated $457,200,000 and $501,000,000, respectively, for the three months ended March 28, 1998 and March 31, 1997. Net earnings and diluted earnings per common share totaled $31,200,000 and $.43 for the three months ended March 28, 1998 and $22,600,000 and $.29 for the three months ended March 31, 1997. On a pro forma basis, giving effect to the Reorganization, diluted earnings per common share would have been $.43 and $.28 for the three month periods ending March 28, 1998 and March 31, 1997, respectively.

                       SELECTED HISTORICAL FINANCIAL DATA


     The selected historical financial data presented below for each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of FTL-Delaware and its subsidiaries. The consolidated financial statements as of and for the five years ended December 31, 1997 were audited by Ernst & Young LLP, independent auditors. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, and the reports of such auditors on such year-end statements, are included in FTL-Delaware's Annual Report on Form 10-K for the year ended December 31, 1997 (the "10-K"), and are incorporated by reference herein.



                                                                        YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------------------------
                                                      1997          1996          1995          1994          1993
                                                      ----          ----          ----          ----          ----
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS STATEMENT DATA(1)(2):
Net sales.........................................  $2,139.9      $2,447.4      $2,403.1      $2,297.8      $1,884.4
Gross earnings....................................     268.5(4)      722.9         516.6(9)      683.2         644.3
Operating earnings (loss).........................    (287.7)(5)     318.2        (108.9)(10)    271.7(12)     378.4
Interest expense..................................      84.7         103.6         116.9          95.4          72.7
Earnings (loss) from continuing operations before
  income tax expense (benefit), extraordinary
  items and cumulative effect of change in
  accounting principles...........................    (451.7)(6)     178.2(7)     (247.5)(11)    170.2         364.0
Earnings (loss) from continuing operations before
  extraordinary items and cumulative effect of
  change in accounting principles.................    (385.4)        146.6(8)     (227.8)         84.2         210.8(13)
Earnings (loss) per common share from continuing
  operations before extraordinary items and
  cumulative effect of change in accounting
  principles(3):
  Basic...........................................     (5.18)         1.92         (3.00)         1.11          2.78
  Diluted.........................................     (5.18)         1.90         (3.00)         1.11          2.77
Average common shares outstanding:
  Basic...........................................      74.4          76.4          75.9          75.8          75.7
  Diluted.........................................      75.1          77.1          76.2          76.1          76.2



                                                                              DECEMBER 31,
                                                    ----------------------------------------------------------------
                                                      1997          1996          1995          1994          1993
                                                      ----          ----          ----          ----          ----
BALANCE SHEET DATA:(1)(2):
Total assets......................................  $2,483.1      $2,593.4      $2,973.1      $3,217.9      $2,751.7
Long-term debt, excluding current maturities......   1,192.8         867.4       1,427.2       1,440.2       1,194.0
Other noncurrent liabilities......................     343.0         271.2         292.9         222.3         191.5
Common stockholders' equity.......................     422.1       1,093.8         929.2       1,159.9       1,057.2


---------------

 (1) This information should be read in conjunction with "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" contained in the 10-K and the Financial Statements and Supplementary Data contained therein.



 (2) During the fourth quarter of 1997, FTL-Delaware changed its method of determining the cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. All previously reported results have been restated to reflect the retroactive application of this accounting change. The change increased (decreased) previously reported results as follows:



                                                              1996     1995     1994     1993
                                                              ----     ----     ----     ----
Gross earnings..............................................   (7.1)    (0.8)    36.7     (3.1)
Earnings (loss) from continuing operations before
  extraordinary items and cumulative effect of change in
  accounting principles.....................................   (4.6)    (0.5)    23.9     (2.0)
Earnings (loss) per common shares from continuing operations before extraordinary items and cumulative effect of change in accounting principles
  Basic.....................................................  (0.06)   (0.01)    0.31    (0.03)
  Diluted...................................................  (0.06)   (0.01)    0.32    (0.02)



     The accounting change increased the net loss for 1997 by $27.8 or $.37 per share.



 (3) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards ("FAS") 128, "Earnings Per Share". For further discussion of earnings per share and the impact of FAS 128, see "Earnings Per Share" in the Notes to Consolidated Financial Statements in FTL-Delaware's 10-K.

 (4) Includes pretax charges of $276.8 related to costs associated with the closing or disposal of a number of domestic manufacturing facilities and attendant personnel reductions, impairment write downs of a number of domestic and foreign manufacturing facilities, and inventory valuation write downs.



 (5) Includes pretax charges of $409.3 related to costs associated with the closing or disposal of a number of domestic manufacturing and distribution facilities and attendant personnel reductions, impairment write downs of a number of domestic and foreign manufacturing and distribution facilities, inventory valuation write downs, and a pretax charge of $22.0 relating to a compensation agreement at Pro Player.



 (6) Includes pretax charges of $32.4 principally from retained liabilities related to former subsidiaries and $32.0 related to FTL-Delaware's evaluation of its exposure under the guarantee of the debt of Acme Boot Company, Inc. ("Acme Boot"), an affiliate.



 (7) Includes a pretax charge of $35.0 related to FTL-Delaware's evaluation of its exposure under the guarantee of the debt of Acme Boot.



 (8) Includes $24.1 related to reversal of excess income tax liabilities for tax years through December 31, 1991, all of which closed for federal income tax purposes effective December 31, 1996.



 (9) Includes pretax charges of $146.7 related to costs associated with the closing or disposal of a number of domestic manufacturing facilities and attendant personnel reductions and charges related to inventory write downs and valuations and foreign operations.



(10) Includes pretax charges of approximately $158.5 related principally to the write-off of Salem and Gitano goodwill and $193.7 related to costs associated with the closing or disposal of a number of domestic manufacturing facilities and attendant personnel reductions and charges related to inventory write downs and valuations and foreign operations.



(11) Includes pretax charges of approximately $20.7 related to certain obligations and other matters related to former subsidiaries and certain fees related to the modification of certain agreements.



(12) Includes pretax charges of approximately $40.0 to write inventories down to net realizable value and a pretax charge of $18.0 related to the write-off of Artex Manufacturing Co. Inc. intangibles.



(13) Includes a pretax gain of $67.3 from FTL-Delaware's investment in Acme
     Boot.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following summary pro forma financial information of FTL-Cayman gives effect to (i) the acquisition of FTL-Delaware in connection with the proposed Reorganization, whereby FTL-Cayman will become the parent holding company of FTL-Delaware, and (ii) subsequent to the Reorganization, the transfer to FTL-Cayman of substantially all of the businesses or subsidiaries of FTL-Delaware located outside of the United States, other than certain interests of FTL-Delaware in Canada, Germany, Italy and Mexico. The following summary pro forma financial information of FTL-Cayman should be read in conjunction with the Pro Forma Condensed Consolidated Financial Statements included elsewhere herein and the separate historical financial statements of FTL-Delaware and notes thereto incorporated by reference in this Proxy Statement/Prospectus. The summary pro forma financial data of FTL-Cayman are not necessarily indicative of the operating results that would have been achieved had the transfers described above been effected during the periods presented or the results that may be obtained in the future.

     The pro forma earnings and per share data were computed using a dividend rate of 5%, an exchange rate of .8929 and a non call protection period of 4 years. See "Description of FTL-Delaware Preferred Stock -- Alternative Rates and No-Call Periods."

                                   FTL-CAYMAN
                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                PRO FORMA
                                                              -------------
                                                                  YEAR
                                                                  ENDED
                                                              DEC. 31, 1997
                                                              -------------
Operations Statement Data (1):
Net sales...................................................   $2,139,900
Loss from continuing operations before income taxes and
  minority interest.........................................     (451,700)
Loss from continuing operations.............................     (396,000)
Loss from continuing operations per common share............        (5.76)
Loss from continuing operations per common share -- assuming
  dilution..................................................        (5.76)
Average common shares outstanding
  Basic.....................................................       68,716
  Diluted...................................................       69,416



                                                                   DECEMBER 31, 1997
                                                         -------------------------------------
                                                                       PRO FORMA
                                                         HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                         ----------   -----------   ----------
Balance Sheet Data :
Working capital........................................  $  490,400    $      --    $  490,400
Total Assets...........................................   2,483,100           --     2,483,100
Long-term debt, excluding current maturities...........   1,192,800           --     1,192,800
Preferred stock of FTL-Delaware (minority interest)....          --      212,100       212,100
Total stockholders' equity.............................     422,100      212,100       210,000
                                                         ==========    =========    ==========


-------------------------
(1) Following the Reorganization, FTL-Delaware intends to transfer substantially all its businesses or subsidiaries located outside the United States, other than certain interests of FTL-Delaware in Canada, Germany, Italy and Mexico, to FTL-Cayman (or direct or indirect foreign subsidiaries of FTL-Cayman), along with the beneficial ownership of certain trademarks.

                              THE SPECIAL MEETING

SPECIAL MEETING


     A Special Meeting of the FTL-Delaware stockholders will be held at 10:00
a.m., Chicago time, on             , 1998, at                , Chicago, Illinois
(or any adjournments or postponements thereof) to consider and vote on (i) the proposal to authorize the Reorganization (including the Merger Agreement), (ii) the proposal to authorize the Charter Amendment and (iii) any other matters that may properly come before such meeting. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of FTL-Delaware entitled to vote at the Special Meeting will constitute a quorum.


     Management of FTL-Delaware knows of no matters other than as described in the accompanying Notice of Special Meeting which are likely to be brought before the Special Meeting. However, if any other matters, not now known, properly come before such meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on such matters.

     THE BOARD OF DIRECTORS OF FTL-DELAWARE HAS UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION AND THE MERGER AGREEMENT AND AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION, INCLUDING THE MERGER AGREEMENT AND SUCH AMENDMENT.


     Mr. William Farley, who is a member of the Board of Directors and who has voted in favor of the Reorganization, may be deemed to have a conflict of interest in that the FTL-Delaware Class A Stock and Class B Stock will be treated differently in the Reorganization.


RECORD DATE

     Only FTL-Delaware stockholders of record at the close of business on
               , 1998, as shown on FTL-Delaware's records, will be entitled to vote, or to grant proxies to vote, at the Special Meeting.


     The vote of any FTL-Delaware stockholder who is represented at the Special Meeting by proxy will be cast as specified in the Proxy Card or, if no vote is specified in the Proxy Card, such vote will be cast FOR the proposal to approve the Reorganization and FOR the proposal to approve the Charter Amendment. Any FTL-Delaware stockholder of record who is present at the Special Meeting in person will be entitled to vote at the meeting regardless of whether such stockholder has previously granted a proxy with respect thereto.


VOTE REQUIRED FOR ADOPTION


     Approval of the Reorganization and the Charter Amendment requires the affirmative vote of (i) the holders of a majority of the FTL-Delaware Class A Stock and Class B Stock voting together as a single class, (ii) the holders of a majority of the outstanding FTL-Delaware Class A Stock, and (iii) the holders of a majority of the outstanding FTL-Delaware Class B Stock. Abstentions and broker "non-votes" will be treated as votes against the proposal to approve the Reorganization and the proposal to approve the Charter Amendment. As of the
record date described above, there were      shares of FTL-Delaware Class A
Stock and      shares of FTL-Delaware Class B Stock outstanding and entitled to vote, with the Class B Stock entitled to five votes per share. In addition, as of the record date, the directors and executive officers of FTL-Delaware and affiliates of such persons directly owned, in the aggregate, approximately
shares of FTL-Delaware Class A Stock (approximately      % of the outstanding
Class A Stock), and Farley owned all of the Class B Stock, and they have indicated their intention to vote such shares in favor of the proposal to approve the Reorganization and the proposal to approve the Charter Amendment.

PROXIES

     General


     Each FTL-Delaware stockholder as of the record date will receive a Proxy Card. A stockholder of FTL-Delaware may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the Reorganization and the proposal to approve the Charter Amendment by marking his/her Proxy Card appropriately, executing it in the space provided, and, in the case of holders of FTL-Delaware Class A Stock appearing on the stock records of FTL-Delaware, returning it to FTL-Delaware. FTL-Delaware stockholders who hold their FTL-Delaware Class A Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.



     To be effective, a Proxy Card must be received prior to the Special Meeting. Shares of FTL-Delaware Class A Stock represented by a properly executed Proxy Card will be voted, and where a choice is specified on the Proxy Card, such shares will be voted in accordance with the specification indicated on such Proxy Card. Shares of FTL-Delaware Class A Stock represented by a properly executed Proxy Card in which no specification is made will be voted FOR the proposal to approve the Reorganization and FOR the proposal to approve the Charter Amendment.


     If any other matters are properly presented at the Special Meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournments for the purpose of soliciting additional proxies), the persons named in the Proxy Card and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Revocation

     In the case of holders of FTL-Delaware Class A Stock appearing on the stock records of FTL-Delaware, a Proxy Card may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to FTL-Delaware, (b) appearing and voting in person at the Special Meeting, or (c) properly completing and executing a later-dated proxy and delivering it to FTL-Delaware at or before the Special Meeting. Presence without voting at the Special Meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. FTL-Delaware stockholders who hold their FTL-Delaware Class A Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

     Validity

     All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Proxy Cards will be determined by the inspectors of election. Any such determination will be final and binding. The Board of Directors of FTL-Delaware will have the right to waive any irregularities or conditions as to the manner of voting. FTL-Delaware may accept proxies by any reasonable form of communication so long as it can reasonably be assured that the communication is authorized by the FTL-Delaware Class A stockholder.

SOLICITATION OF PROXIES

     The accompanying proxy is being solicited on behalf of the Board of Directors of FTL-Delaware. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation thereof will be borne by FTL-Delaware.

     Georgeson & Co. has been retained by FTL-Delaware to aid in the
solicitation of proxies, for a fee of $          and the reimbursement of
out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, officers and employees of FTL-Delaware who will not receive additional compensation for such services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of FTL-Delaware Class A Stock held by such persons, and FTL-Delaware will reimburse them for reasonable expenses incurred by them in connection therewith.

PROPOSALS OF STOCKHOLDERS

     Any stockholder who desired to present proposals to FTL-Delaware's (or, if the Reorganization is consummated, FTL-Cayman's) 1998 Annual Meeting of Stockholders and to have such proposals set forth in the proxy statement mailed in conjunction with such Annual Meeting was required to have submitted such proposals to FTL-Delaware by December 8, 1997. All stockholder proposals are required to comply with Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act. The only stockholder proposal received by FTL-Delaware requests that the Board of Directors redeem the preferred stock purchase rights issued to stockholders of FTL-Delaware pursuant to the Rights Agreement, dated as of March 8, 1996 (the "Shareholder Rights Plan") between FTL-Delaware and ChaseMellon Shareholder Services, Inc. The stockholder proposal will be moot if the Reorganization is consummated because FTL-Cayman will not have a preferred stock purchase rights plan. See "The Reorganization--Shareholder Rights Plan"

                          FTL-DELAWARE AND FTL-CAYMAN


     FTL-Delaware is a marketing oriented, vertically integrated international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. FTL-Delaware is one of the largest producers of men's and boy's underwear, activewear for the imprinted market, casualwear, jeanswear, women's and girls underwear and infants and toddlers apparel, selling products principally under the FRUIT OF THE LOOM(R), BVD(R), SCREEN STARS(R), BEST(TM), MUNSINGWEAR(R), WILSON(R), GITANO(R) and CUMBERLAND BAY(TM) brand names. FTL-Delaware also designs, manufacturers and markets sports licensed apparel bearing the names, tradenames and logos of the National Football League, the National Basketball Association, Major League Baseball and the National Hockey League, professional sports teams and many colleges and universities, as well as the likenesses of certain popular professional athletes, under the PRO PLAYER(R) and FANS GEAR(R) brands.



     FTL-Delaware is a fully integrated manufacturer, performing most of its own spinning, knitting, cloth finishing, cutting, sewing and packaging. Based on FTL-Delaware's selling price points for its various products and its operating margins, management believes that FTL-Delaware is a low cost producer in the markets it serves. Management considers FTL-Delaware's primary strengths to be its excellent brand recognition, cost effective production, and strong relationships with mass merchandisers and discount chains.



     Management believes that many domestic apparel manufacturers continue to move sewing operations offshore to reduce costs and compete with enhanced import competition that is resulting from the General Agreement on Tariffs and Trade. To maintain FTL-Delaware's position as a low cost manufacturer, FTL-Delaware is increasing the percentage of garments sewn in the Caribbean, Central America and Mexico. FTL-Delaware believes that its domestic knitting, bleaching and dyeing operations continue to provide it with a competitive advantage. Thus, FTL-Delaware's strategy is to combine low cost textile manufacturing in the United States with sewing offshore so that FTL-Delaware can continue to offer value to its customers.


     FTL-Delaware was incorporated in 1985 under the laws of the State of Delaware. Its principal executive offices are located at 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 876-1724. Unless the context indicated otherwise, references to FTL-Delaware mean Fruit of the Loom, Inc. and its subsidiaries.

     FTL-Cayman is a Cayman Islands company registered and incorporated under the laws of the Cayman Islands on January 23, 1998, which was formed to become the parent holding company of FTL-Delaware. All of the shares of FTL-Cayman are currently held by FTL-Delaware. Immediately prior to and in connection with the Reorganization, Farley will purchase four (4) FTL-Cayman Class B Shares from FTL-Cayman. The shares of FTL-Cayman owned by FTL-Delaware will be repurchased by FTL-Cayman and cancelled pursuant to the terms of the Merger. After the consummation of the Reorganization, FTL-Delaware will become a subsidiary of FTL-Cayman, and FTL-Cayman will continue to conduct the businesses (through direct or indirect subsidiaries, including FTL-Delaware) in which FTL-Delaware is now engaged. FTL-Cayman's principal offices are located at P.O. Box 31311 SMB, Safehaven Corporate Center, Grand Cayman, Cayman Islands, BWI. FTL-Cayman's telephone number is (345) 949-6690. FTL-Cayman has a newly formed, wholly-owned Delaware subsidiary, Sub, organized specifically to effect the Reorganization.

     Neither FTL-Cayman nor Sub has any significant assets or capitalization nor has engaged in any business or prior activities other than in connection with the Reorganization.

                               THE REORGANIZATION

GENERAL

     The Board of Directors of FTL-Delaware has unanimously approved, and recommends that the stockholders of FTL-Delaware adopt, a proposed corporate reorganization pursuant to which FTL-Cayman, a Cayman Islands company, will become the parent holding company of FTL-Delaware. It is proposed that the Reorganization be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Annex I and the terms of which are incorporated herein by reference. After the consummation of the Reorganization, FTL-Cayman will continue to conduct the businesses (through direct or indirect subsidiaries, including FTL-Delaware) in which FTL-Delaware is now engaged and substantially all of the businesses and subsidiaries of FTL-Delaware located outside of the United States will be transferred to FTL-Cayman (or direct or indirect foreign subsidiaries of FTL-Cayman), other than certain interests of FTL-Delaware in Canada, Germany, Italy, and Mexico, along with the beneficial ownership of certain trademarks. A holder of FTL-Delaware Class A Stock, after the Reorganization, will continue to own as a holder of FTL-Cayman Class A Shares, an interest in a parent holding company with subsidiaries that in the aggregate are engaged in the same businesses as FTL-Delaware and its subsidiaries were engaged in before the Reorganization. The relative voting rights of FTL-Delaware stockholders as shareholders of FTL-Cayman will not change as a result of the Reorganization. See "--Transfer of Assets," "Description of Authorized Shares of FTL-Cayman--Voting" and "Comparison of Rights of Stockholders."

SPECIAL COMMITTEE/FAIRNESS OPINION


     A Special Committee of the Board of Directors of FTL-Delaware was appointed by the Board to analyze the Reorganization, including its structure, and to develop, and in the case of Farley, negotiate, the terms of the securities to be offered to the FTL-Delaware Class A stockholders and Farley, as FTL-Delaware Class B stockholders, in the Reorganization. The Special Committee was aware that Farley's tax basis in the FTL-Delaware Class B Stock is low as compared to its present market value such that, if the transaction were currently taxable to Farley, a substantial portion of the FTL-Delaware Class B Stock would have to be sold by Farley in order to pay the tax. The Special Committee and the Board concluded that the Reorganization would be in the best interests of the FTL-Delaware stockholders, but that it would be difficult to accomplish unless the transaction were structured in such a way that Farley's taxable gain could be deferred. Accordingly, the Special Committee determined to offer securities to Farley in exchange for their FTL-Delaware Class B Stock, the receipt of which is not intended to be currently taxable. Although the exchange of FTL-Delaware Class A Stock for FTL-Cayman Class A Shares is a taxable transaction, based on a preliminary review of FTL-Delaware's current list of stockholders, it is believed that the large majority of stockholders will not pay tax in connection with the Reorganization because they either are tax-exempt entities or otherwise have a tax basis in their FTL-Delaware Class A Stock such that they will not be required to pay taxes in connection with the Reorganization. The Board of Directors, having concluded that the Reorganization would be in the best interests of the FTL-Delaware stockholders, notwithstanding such tax consequences, accepted the determination of the Special Committee to approve the Reorganization and to offer securities to Farley in exchange for their FTL-Delaware Class B Stock, the receipt of which is not intended to be currently taxable.


     Farley will receive a preferred dividend from FTL-Delaware following the Reorganization. All decisions with respect to the payment of dividends, other than such preferred dividend, and as to the redemption of the FTL-Delaware Preferred Stock, will be required to be made by a committee of FTL-Delaware directors who are not affiliates of Farley. In consideration of the preferred dividend from FTL-Delaware, Farley has agreed and the Reorganization has been structured to eliminate the conversion ratio of one share of FTL-Delaware Class A Stock for each share of FTL-Delaware Class B Stock converted by Farley, and
instead provides for the exchange ratio of           FTL-Cayman Class A Shares
for each share of FTL-Delaware Preferred Stock exchanged by Farley.


     The Special Committee was comprised of Sir Brian Wolfson, Chairman, Omar Z. Al Askari and A. Lorne Weil, three independent members of the Board. The Special Committee retained Lehman Brothers as its financial advisor. The Special Committee, with the assistance of its financial advisor and Weil, Gotshal & Manges LLP, its legal advisor, negotiated the structure of the Reorganization and the terms of the FTL-Delaware Preferred Stock and the FTL-Cayman Class B Shares with Farley and their financial and legal advisors.


     At a meeting of the Special Committee held on February 10, 1998, the Special Committee, after consultation with Lehman Brothers and its legal counsel and its receipt of Lehman Brothers' opinion that, from a financial point of view, the consideration to be offered to the holders of the FTL-Delaware Class A Stock in the Reorganization is fair to such holders, a copy of which is attached hereto as Annex II, unanimously determined that the Reorganization was fair to and in the best interests of the FTL-Delaware Class A stockholders and recommended that the Board of Directors of FTL-Delaware approve the Reorganization and the transactions contemplated thereby.

     The members of the Special Committee (as well as the other directors of FTL-Delaware) are indemnified by FTL-Delaware under FTL-Delaware's Restated Certificate of Incorporation and By-Laws and the applicable provisions of Delaware law with respect to their actions in connection with the Reorganization.

BACKGROUND AND REASONS FOR THE REORGANIZATION


     International activities of FTL-Delaware and its subsidiaries are a significant part of FTL-Delaware's business activities. As part of its growth strategy, FTL-Delaware has globally expanded the marketing and manufacturing of its apparel to target markets outside of the United States. In addition, to reduce costs and improve production efficiencies, FTL-Delaware has moved certain of its manufacturing operations outside of the United States. A substantial portion of FTL-Delaware's income is now, and even without the Reorganization would be expected to continue to be, derived from activities outside of the United States. For these reasons, the Board of Directors of FTL-Delaware determined that it would be appropriate to consider a reorganization of the company so as to create a more tax efficient worldwide structure.


     The Board of Directors of FTL-Delaware believes that the use of a Cayman Islands holding company for FTL-Delaware and its subsidiaries will allow FTL-Delaware to organize its worldwide business activities to avail itself of certain business, tax and financing advantages that would not be available to it if the parent holding company of the businesses of FTL-Delaware were to remain a U.S. corporation. Accordingly, the Board of Directors of FTL-Delaware believes the Reorganization should have a favorable impact on the conduct of FTL-Delaware's and FTL-Cayman's future business operations. The Board of Directors does not believe that any alternative structure would provide the same advantages and, therefore, did not consider any alternatives to the Reorganization. In particular, the Board of Directors of FTL-Delaware is recommending the Reorganization for the following reasons:


          (a) The Board believes that the use of a Cayman Islands parent corporation is expected to reduce corporate income taxes because, unlike the United States which imposes corporate income tax on the worldwide income of United States corporations, the Cayman Islands generally imposes no corporate income taxes on foreign income. Income taxes are therefore anticipated to be reduced to the extent operations are conducted after the Reorganization by FTL-Cayman or its foreign subsidiaries.

          (b) The Board believes that the change of domicile may have a favorable effect on its ability to sell assets or raise additional capital in the future. The Internal Revenue Code of 1986, as amended (the "Code"), currently provides for the payment of certain estate taxes in respect of the value of shares in a U.S. corporation owned by a non-U.S. investor. In addition, distributions with respect to stock in a U.S. corporation to non-resident aliens could be subject to certain withholding taxes under the Code. The Code currently does not generally provide for estate or withholding taxes on distributions for non-resident aliens in respect of stock of a non-U.S. corporation.

          (c) The Board believes that an offshore holding company structure in the form proposed by the Reorganization may provide a more favorable corporate structure for expansion of its current business and future acquisitions and diversification opportunities. FTL-Delaware currently has no plans for specific acquisitions or to diversify its business from the business it is currently conducting.

In determining to recommend the Reorganization, the Special Committee and the Board consulted with FTL-Delaware's management and its financial and legal advisors.

     Financial Advisors

     On September 19, 1997, the Special Committee retained Lehman Brothers as its financial advisor in connection with the proposed Reorganization. In connection with such retention Lehman Brothers assisted the Special Committee in analyzing the Reorganization, including its structure, and in its negotiations with Farley as to the terms of the securities to be issued to Farley.

     On February 10, 1998, Lehman Brothers delivered its written opinion to the Board of Directors of FTL-Delaware (the "Board") stating that, as of such date, from a financial point of view, the consideration to be offered to the holders of the FTL-Delaware Class A Stock in the Reorganization (the "FTL-Delaware Class A Consideration") is fair to such holders.

     The full text of the written opinion of Lehman Brothers is attached as Annex II hereto and is incorporated herein by reference. FTL-Delaware stockholders may read the opinion in its entirety for a summary of assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the opinion of Lehman Brothers set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     No limitations were imposed by FTL-Delaware on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that FTL-Delaware did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a purchase of all or part of FTL-Delaware's business. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to FTL-Delaware or FTL-Cayman, but made its determination as to the fairness, from a financial point of view, of the FTL-Delaware Class A Consideration to the holders of FTL-Delaware Class A Stock on the basis of the financial and comparative analyses summarized below. The opinion is for the use and benefit of the Board and is not intended to be and does not constitute a recommendation to any stockholder of FTL-Delaware as to how such stockholder should vote with respect to the Reorganization. Lehman Brothers was not requested to opine as to, and the opinion does not in any manner address, FTL-Delaware's underlying business decision to proceed with or effect the Reorganization. In addition, in rendering its opinion, Lehman Brothers was not able to calculate, and therefore did not consider, the tax consequences of the Reorganization to any individual stockholder of FTL-Delaware.


     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Reorganization, (ii) the Proxy Statement/Prospectus relating to the Reorganization and annual, quarterly and current reports filed with the Commission by FTL-Delaware under the Exchange Act and third party published equity research reports with respect to FTL-Delaware,
(iii) financial and operating information with respect to the business, operations and prospects of FTL-Delaware and FTL-Cayman furnished to it by FTL-Delaware, (iv) a trading history of FTL-Delaware's common stock from December 1992 to the present and a comparison of that trading history with those of other companies that it deemed relevant, (v) a comparison of the historical financial results and present financial condition of FTL-Delaware with those of other companies that it deemed relevant, (vi) the terms of the FTL-Delaware Preferred Stock and a comparison of such terms with those of other securities that Lehman Brothers deemed relevant, (vii) information from FTL-Delaware and advice from its legal and tax advisors regarding the tax consequences of the Reorganization to the holders of FTL-Delaware Class A Stock and holders of FTL-Delaware Class B Stock, and (viii) the potential pro forma impact of the Reorganization on FTL-Delaware. In addition, Lehman Brothers discussed with management of FTL-Delaware the business, operations, assets, financial conditions and prospects of FTL-Delaware and FTL-Cayman.


     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of FTL-Delaware that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FTL-Delaware and FTL-Cayman, upon advice of the management of FTL-Delaware, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FTL-Delaware as to the future financial performance of FTL-Delaware and FTL-Cayman and that FTL-Delaware and FTL-Cayman would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of FTL-Delaware or FTL-Cayman and did not make or obtain any evaluations or appraisals of the assets or liabilities of FTL-Delaware or FTL-Cayman. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with the preparation and delivery of its opinion, Lehman Brothers performed a variety of financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FTL-Delaware. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Lehman Brothers expressed no opinion as to the price at which FTL-Cayman Class A Shares actually will trade following consummation of the Reorganization and its opinion should not be viewed as providing any assurances that the market value of the FTL-Cayman Class A Shares to be held by holders of FTL-Delaware Class A Stock at any time after consummation of the Reorganization will be in excess of the market value of the FTL-Delaware Class A Stock previously owned by such holders.


     ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Using publicly available information, Lehman Brothers compared selected financial data of FTL-Delaware with similar data for fifteen companies engaged in businesses considered by Lehman Brothers to be comparable to FTL-Delaware. Specifically, Lehman Brothers included in its review Farah Inc.; Hartmarx Corporation Jones Apparel Group; Kellwood Co.; Liz Claiborne, Inc.; Nautica Enterprises, Inc.; OshKosh B'Gosh, Inc.; Oxford Industries, Inc.; Phillips-Van Heusen Corporation; Russell Corporation; St. John Knits, Inc.; Tommy Hilfiger Corporation; Tultex Corporation; V.F. Corporation; and The Warnaco Group, Inc. (the "Comparable Companies"). The median multiples for the Comparable Companies for the price to estimated 1997 and 1998 earnings per share ("EPS") were 18.5x and 15.0x, respectively. The range of multiples was from 10.6x to 46.9x and 8.6x to 21.5x, respectively. These compared to public market trading multiples of 41.5x and 14.5x for FTL-Delaware. Lehman Brothers also calculated the median multiples for the Comparable Companies for the equity market value plus net indebtedness, preferred stock and minority interests ("Enterprise Value") to latest twelve months ("LTM") revenues, earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA"), and earnings before interest, taxes, and extraordinary items ("EBIT"). The median multiples for the Comparable Companies were 1.06x, 8.5x, and 10.9x, respectively, and the range of multiples was from 0.40x to 2.61x, 6.5x to 12.7x, and 8.1x to 18.7x, respectively. These compared to public market trading multiples of 1.32x, 8.3x, and 14.7x, respectively, for FTL-Delaware. Lehman Brothers noted that FTL-Delaware's multiple of 1998 net income was below that of the Comparable Companies. The ratios for the Comparable Companies and FTL-Delaware are based on the most recent publicly available financial statements for each company and the most recent EPS estimates for 1997 and 1998 published by the Institutional Broker Estimate System ("IBES"), a service company widely used by the investment community to gather earnings estimates from various research analysts.


     Because of the inherent differences between the business, operations and prospects of FTL-Delaware and the businesses, operations and prospects of the Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of FTL-Delaware and the Comparable Companies which would affect the public trading values of FTL-Delaware and such Comparable Companies.

     DISCOUNTED CASH FLOW ANALYSIS. Using long-term financial projections for FTL-Delaware and FTL-Cayman that FTL-Delaware management prepared, Lehman Brothers conducted an analysis of the cash flow impact the Reorganization would have on FTL-Delaware. If the parent holding company of the businesses of FTL-Delaware were to remain a U.S.-incorporated company, Lehman Brothers noted that management believes that FTL-Delaware would be required to repatriate much of its future earnings from its Cayman operations unless significant operating investments could be made at its Cayman operations, and thus would be required to pay U.S. income taxes on these repatriated earnings. However, under the proposed Reorganization, this repatriation and the resulting requirement to pay U.S. income taxes on these earnings would be significantly reduced or eliminated, creating significant incremental cash flow. Lehman Brothers conducted a five year discounted cash flow analysis of the incremental earnings created as a result of the Reorganization utilizing annual discount rates of 10.0% to 11.0% and perpetual growth rates of these incremental earnings of 4.0% to 5.0%. The range of discount rates selected was based upon the following factors: (i) the interest rate environment at the time of the opinion, (ii) the risk associated with an investment in the stock of similar companies, (iii) the expected probability of achieving projected results, (iv) the weighted average costs of capital of FTL-Delaware and other similar companies, and (v) Lehman Brothers' experience in securities valuation generally. The range of perpetual growth rates was based upon the above factors as well as the expected sustainable growth prospects beyond the projection period. Lehman Brothers calculated that the Reorganization would significantly increase the discounted cash flow value of FTL-Delaware.

     PRO FORMA NET INCOME ANALYSIS. Using financial projections for FTL-Delaware and FTL-Cayman prepared by FTL-Delaware management, Lehman Brothers also conducted a pro forma analysis on the impact of the Reorganization on FTL-Cayman's projected net income and compared it to the projected net income of FTL-Delaware. Due to the tax savings and incremental earnings and cash flow generated by the Reorganization, Lehman Brothers noted that FTL-Cayman's net income would increase materially relative to FTL-Delaware's net income during the projection period.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers to act as its financial advisor because of its experience, reputation and familiarity with the industry in general and because its investment banking professionals have substantial experience in transactions similar to the Reorganization.

     As compensation for its services in connection with the Reorganization, FTL-Delaware has agreed to pay Lehman Brothers a fee of $2,000,000, of which $250,000 was payable upon its retention and $750,000 was payable upon delivery of its opinion, with the balance contingent upon consummation of the Reorganization. FTL-Delaware also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Lehman Brothers and related persons against certain liabilities that might arise out of Lehman Brothers' engagement. Lehman Brothers actively trades in the equity and debt securities of FTL-Delaware for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     THE BOARD OF DIRECTORS OF FTL-DELAWARE HAS UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION AND THE RELATED MERGER AGREEMENT AND AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION, INCLUDING THE MERGER AGREEMENT AND SUCH AMENDMENT.


     Mr. William Farley, who is a member of the Board of Directors and who has voted in favor of the Reorganization, may be deemed to have a conflict of interest in that the FTL-Delaware Class A Stock and Class B Stock will be treated differently in the Reorganization.


THE MERGER AGREEMENT

     General

     It is proposed that the Reorganization be effected pursuant to the Merger Agreement. Pursuant to the Merger Agreement:

          (i) Sub will be merged with and into FTL-Delaware, with FTL-Delaware being the surviving corporation.

          (ii) Each outstanding share of FTL-Delaware Class A Stock (other than shares of FTL-Delaware Class A Stock held by FTL-Delaware in its treasury) will be automatically converted into one FTL-Cayman Class A Share and each outstanding share of FTL-Delaware Class B Stock will be automatically converted into one share of FTL-Delaware Preferred Stock.

          (iii) The outstanding shares of common stock of Sub will be automatically converted into that number of shares of common stock of FTL-Delaware which is equal to the number of shares of FTL-Delaware Class A Stock outstanding on the date of the Merger.

          (iv) All of the shares of FTL-Cayman owned by FTL-Delaware will be repurchased by FTL-Cayman and cancelled and the $100 subscription price paid for such shares will be returned to FTL-Delaware.

As a result of the foregoing, upon effectiveness of the Merger, FTL-Delaware, as the surviving corporation in the Merger, will become a subsidiary of FTL-Cayman, and all the Class A Shares of FTL-Cayman outstanding immediately after the Merger will be owned by former holders of FTL-Delaware Class A Stock. The four
(4) FTL-Cayman Class B Shares which will be acquired by the holders of the FTL-Delaware Class B Stock (i.e., Farley) immediately prior to the Reorganization will remain outstanding and be held by Farley.

     The certificate of incorporation of FTL-Delaware shall be the Certificate of Incorporation of the surviving corporation of the Merger and will be amended and restated as set forth in Exhibit A to the Merger Agreement.

     Certificate of Amendment/Amended and Restated Certificate of Incorporation


     FTL-Delaware's Certificate of Incorporation presently provides that in a merger transaction the FTL-Delaware Class A Stock and Class B Stock must be treated alike. Since their treatment in the Reorganization will be different, as part of the Reorganization and prior to the filing of the Certificate of Merger, it is proposed to amend such provision to provide that it may be waived by separate class vote of the FTL-Delaware Class A Stock and Class B Stock. If approved, the Charter Amendment would become effective prior to the Merger. The form of the Charter Amendment is attached hereto as Annex III.



     A vote in favor of the Reorganization shall be deemed to include approval of the Merger to be effectuated in accordance with its terms notwithstanding the different treatment of FTL-Delaware Class A and Class B Common Stock.


     As part of the filing of a certificate of merger to effectuate the Merger, FTL-Delaware will file an Amended and Restated Certificate of Incorporation which will authorize a single class of shares of common stock and a single class of shares of preferred stock. The Amended and Restated Certificate of Incorporation of FTL-Delaware which will be in effect following the Merger is included as Exhibit A to the Merger Agreement.

     Amendment or Termination

     FTL-Delaware, FTL-Cayman and Sub, by action of their respective Boards of Directors, may amend, modify or supplement the Merger Agreement at any time before or after its adoption by the stockholders of FTL-Delaware; provided, however, that after such approval, no amendment, modification or supplement may be made or effected that by law requires further approval by such stockholders without the further approval of such stockholders.

     The Merger Agreement provides that it may be terminated, and the Reorganization abandoned, at any time, whether before or after stockholder approval of the Merger Agreement is obtained, by action of the Board of Directors of FTL-Delaware.

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION


     The Reorganization will not be consummated unless each of the Charter Amendment and the Reorganization is approved by the requisite vote of stockholders of FTL-Delaware.


     FTL-Delaware and its subsidiaries are currently party to several debt and other agreements that require the consent of third parties prior to implementation of the Reorganization. Obtaining such third party consents is a condition of the Reorganization. Although it is anticipated that such consents will be obtained, no assurances can be given when or if FTL-Delaware will be able to obtain the necessary waivers or consents needed to proceed with the Reorganization. Farley will also have to obtain the consent of certain pledgees of FTL-Delaware Class B Stock in order to exchange such stock for FTL-Delaware Preferred Stock. In connection with the Reorganization it is anticipated that FTL-Cayman will issue guarantees of certain of FTL-Delaware's debt obligations. See "Third-Party Consents."

EFFECTIVE TIME

     If the Reorganization is approved by the stockholders of FTL-Delaware and not terminated by the Board of Directors of FTL-Delaware, the Reorganization will become effective (the "Effective Time") at the close of business on the date that an appropriate certificate of merger is filed with the Delaware Secretary of State as required by Delaware law or at such later time as is specified in such certificate of merger. FTL-Delaware anticipates that the Reorganization will become effective promptly following the Special Meeting.

     Immediately following the Effective Time of the Reorganization, FTL-Cayman will have the same subsidiaries and affiliates and the same directors and executive officers as FTL-Delaware had immediately prior to such date.

RIGHTS OF DISSENTING STOCKHOLDERS

     Pursuant to Section 262 of the DGCL, the holders of FTL-Delaware Class A Stock do not have "dissenters appraisal rights" in connection with the Reorganization because, among other reasons, such shares are listed on a national securities exchange.

EXCHANGE OF SHARE CERTIFICATES

     As of the Effective Time of the Reorganization, the holders of FTL-Delaware Class A Stock prior to the Effective Time will automatically become the owners of FTL-Cayman Class A Shares and, as of the Effective Time, will cease to be owners of FTL-Delaware Class A Stock. Stock certificates representing FTL-Delaware Class A Stock will, at the Effective Time, automatically represent FTL-Cayman Class A Shares. Holders of FTL-Delaware Class A Stock will not be required to exchange their stock certificates as a result of the Reorganization. Should a stockholder desire to sell some or all of his FTL-Cayman Class A Shares after the Effective Time, delivery of the stock certificate or certificates which previously represented shares of FTL-Delaware Class A Stock will be sufficient.

     Following the Reorganization, certificates bearing the name of FTL-Cayman will be issued in the normal course upon surrender of outstanding FTL-Delaware Class A Stock certificates for transfer or exchange. If any stockholder surrenders a certificate representing shares of FTL-Delaware Class A Stock for exchange or transfer and the new certificate to be issued is to be issued in a name other than that appearing on the surrendered certificate theretofore representing the FTL-Delaware Class A Stock, it will be a condition to such exchange or transfer that the surrendered certificate be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange or transfer either (i) pay FTL-Cayman or its agents any taxes or other governmental charges required by reason of the issuance of a certificate registered in a name other than that appearing on the surrendered certificate or (ii) establish to the satisfaction of FTL-Cayman or its agents that such taxes or other governmental charges have been paid.

STOCK COMPENSATION PLANS

     If the Reorganization is consummated, FTL-Delaware's stock option plans will be amended to provide that FTL-Cayman Class A Shares will thereafter be issued by FTL-Cayman upon exercise of any options issued thereunder. Other employee benefit plans of FTL-Delaware will be similarly revised or amended, as necessary.

     Stockholder approval of the Reorganization will also constitute stockholder approval of amendments to the stock option plans and other employee benefit plans providing for future use of FTL-Cayman Class A Shares in lieu of FTL-Delaware Class A Stock thereunder.

SHAREHOLDER RIGHTS PLAN

     Under the Shareholder Rights Plan, preferred stock purchase rights were issued to stockholders of FTL-Delaware at the rate of one right for each share of FTL-Delaware Class A Stock and each share of FTL-Delaware Class B Stock. In connection with the Reorganization, the Shareholder Rights Plan will be amended to provide that the existing rights will expire immediately prior to the Effective Time. FTL-Cayman does not presently intend to adopt a plan similar to the Shareholder Rights Plan. See "Comparison of Rights of Stockholders--Preferred Stock Purchase Rights."

STOCK EXCHANGE LISTING


     There is currently no established public trading market for the FTL-Cayman Class A Shares. Immediately following the Reorganization, the FTL-Cayman Class A Shares will be listed on the NYSE under the symbol "FTL," the same symbol under which the FTL-Delaware Class A Stock is currently listed.


ACCOUNTING TREATMENT OF THE REORGANIZATION


     The Reorganization will be accounted for at the historical cost basis of the combining companies.


TRANSFER OF ASSETS

     Following the Reorganization, FTL-Delaware intends to transfer, directly or indirectly, to FTL-Cayman, or direct or indirect foreign subsidiaries of FTL-Cayman, substantially all of its businesses and subsidiaries located outside of the United States, other than certain interests of FTL-Delaware in Canada, Germany, Italy and Mexico, and the beneficial ownership of certain trademarks. Such actions will not require the approval of the stockholders of FTL-Delaware.

     Prior to the transfer of the businesses and subsidiaries located outside of the United States by FTL-Delaware, FTL-Delaware and FTL-Cayman will obtain a valuation of the businesses, subsidiaries and trademarks to be transferred. FTL-Cayman, or a subsidiary of FTL-Cayman, will pay to FTL-Delaware in cash, license royalties and/or notes the fair value of the businesses, subsidiaries and trademarks to be transferred based on such valuations.

                           CERTAIN TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     In the opinion of Weil, Gotshal & Manges LLP, special United States counsel to FTL-Delaware, the following describes the material United States federal income tax consequences of the Reorganization applicable to holders of FTL-Delaware Class A Stock. The discussion contained in this Proxy Statement/Prospectus is based on the law in effect as of the date of this Proxy

Statement/Prospectus. This discussion does not address the tax treatment of the Reorganization under applicable state, local, foreign or other tax laws and generally does not take account of rules that may apply to holders that are subject to special treatment, including, without limitation, (i) insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, holders of securities held as part of a "straddle", "hedge" or "conversion transaction" with other investments and taxpayers whose functional currency is not the United States dollar or (ii) stockholders owning directly, indirectly or by attribution, 10% or more of FTL-Delaware Class A Stock or FTL-Cayman Class A Shares or (iii) stockholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation or (iv) certain expatriates or former long-term residents of the United States. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Reorganization. For purposes of this discussion, a "U.S. Holder" is any stockholder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A Non-U.S. Holder is any stockholder other than a U.S. Holder. The discussion below assumes that the FTL-Delaware Class A Stock exchanged in the Reorganization is held as a capital asset. FTL-Cayman and FTL-Delaware have received an opinion of Weil, Gotshal & Manges LLP, as to the United States federal income tax consequences described herein.


The Reorganization

     Receipt of FTL-Cayman Class A Shares

     Pursuant to Section 367(a) of the Code, and Treasury Regulations promulgated thereunder, U.S. Holders exchanging their FTL-Delaware Class A Stock for FTL-Cayman Class A Shares will recognize gain, if any (but not loss) on the transaction. A U.S. Holder's gain will equal the excess of the fair market value of the FTL-Cayman Class A Shares received by the holder pursuant to the Reorganization over the holder's aggregate adjusted basis in the FTL-Delaware Class A Stock exchanged therefor. Any such gain will be capital gain. Recently enacted legislation revised the holding period and tax rates applicable to certain capital gains. Capital gain of non-corporate taxpayers from the exchange of FTL-Delaware Class A Stock held more than one year is eligible for reduced rates of taxation depending upon the U.S. Holder's holding period for the FTL-Delaware Class A Stock. U.S. Holders are advised to consult their own tax advisers about the new capital gain provisions that may be relevant to their particular circumstances. The basis of the FTL-Cayman Class A Shares will be equal to their fair market value on the date of the Reorganization (except in the case of holders realizing a loss on the exchange whose basis will be the same as the basis of their FTL-Delaware Class A Stock exchanged therefor) and the holding period of the FTL-Cayman Class A Shares will commence on the day after the date of the Reorganization (except in the case of holders realizing a loss on the exchange whose holding period will include the period such holders held their FTL-Delaware Class A Stock).

     Form 926 Reporting Requirements

     Pursuant to Section 6038B of the Code, a U.S. Holder is required to file an information return on IRS Form 926 along with certain additional information which must be attached thereto. Form 926 and its required attachments must be filed with such holder's U.S. federal income tax return for the taxable year that includes the Reorganization. The information which must be included with Form 926 is described in temporary Treasury Regulation Section 1.6038B-1T.

     FTL-Delaware intends to provide such information to each U.S. Holder so as to enable each such holder to timely file Form 926.

     A U.S. Holder's failure to provide the information required by Section 6038B of the Code will result in, among other things, such holder being subject to a penalty equal to 25 percent of the amount of gain realized by the holder pursuant to the Reorganization.

     United States Federal Income Taxation of Dividends

     For U.S. federal income tax purposes, the gross amount of dividends paid by FTL-Cayman to U.S. Holders will be treated as foreign source dividend income to the extent paid out of FTL-Cayman's current or accumulated earnings and profits. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. To the extent that an amount received by a U.S. Holder exceeds such U.S. Holder's allocable share of FTL-Cayman's current and accumulated earnings and profits, such excess will be applied first to reduce such U.S. Holder's tax basis in its shares and then, to the extent in excess of such U.S. Holder's tax basis, such excess will constitute gain from a deemed sale or exchange of such shares. For U.S. foreign tax credit purposes, dividends on the shares will generally constitute "passive income", or, in the case of certain U.S. Holders, "financial services income."

     Classification of FTL-Cayman As a Controlled Foreign Corporation

     Under Section 951(a) of the Code, each "United States shareholder" of a "controlled foreign corporation" ("CFC") must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. In addition, gain on the sale of stock in a CFC realized by a United States shareholder is treated as ordinary dividend income to the extent of its pro rata share of the CFC's accumulated undistributed earnings and profits. Section 951(b) of the Code defines a United States shareholder ("U.S. Shareholder") as any U.S. corporation, citizen, resident or other U.S. person who owns (directly or through certain deemed ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation. In general, a foreign corporation is treated as a CFC only if such U.S. Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock. Under these rules FTL-Cayman does not expect to be a CFC. While it is possible that FTL-Cayman could in the future be treated as a CFC, so long as a shareholder of FTL-Cayman is not a U.S. Shareholder, FTL-Cayman's status as a CFC should have no adverse effect on such shareholder.

     Passive Foreign Investment Companies

     Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). FTL-Cayman will be a PFIC if 75% or more of its gross income (including the pro rata share of the gross income of any company (United States or foreign) in which FTL-Cayman is considered to own 25% or more of the shares by value) in a taxable year is passive income. Alternatively, FTL-Cayman will be considered to be a PFIC if at least 50% of the assets (averaged over the year) of FTL-Cayman (including the pro rata share of the assets of any company of which FTL-Cayman is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income. If FTL-Cayman becomes a PFIC, each shareholder who is a U.S. person, in the absence of an election by such shareholder to treat FTL-Cayman as a "qualified electing fund" (a "QEF" election), as discussed below, would, upon certain distributions by FTL-Cayman and upon disposition of the FTL-Cayman shares at a gain, be liable to pay tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the FTL-Cayman Class A Shares while FTL-Cayman was a PFIC. Additionally, were FTL-Cayman to become a PFIC, U.S. Holders who acquire FTL-Cayman Class A Shares from decedents would be denied the normally available step-up of the income tax basis for such FTL-Cayman Class A Shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent's basis, if lower.

     If a U.S. Holder has made a QEF election for all taxable years that such holder held the FTL-Cayman Class A Shares and FTL-Cayman was a PFIC, distributions and gain will not be taxed as if recognized ratably over the taxpayer's holding period or subject to an interest charge, gain on the sales of FTL-Cayman Class A Shares will be characterized as capital gain and the denial of basis step-up at death described above would not apply. Instead, a stockholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. FTL-Cayman, at the request of a shareholder electing to have FTL-Cayman treated as a QEF, will comply with the applicable information reporting requirements.

     For taxable years beginning after 1997, a U.S. Holder of certain publicly traded PFIC stock could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the holder's fair market value of the PFIC stock and the adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.

     FTL-Cayman believes that it will not be a PFIC. However, the tests for determining PFIC status are applied annually and it is difficult to accurately predict future income and assets, which are relevant to this determination. Accordingly, there can be no assurance that FTL-Cayman will not become a PFIC. U.S. Holders who hold FTL-Cayman Class A Shares during a period when FTL-Cayman is a PFIC will be subject to the foregoing rules, even if FTL-Cayman ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a QEF election.

     FTL-Cayman can give no assurance that it will have timely knowledge of any future status as a PFIC. In this regard, FTL-Cayman does not assume any obligation to make timely disclosure with respect to such status.

     United States Taxation of Non-U.S. Holders

     Subject to certain exceptions, Non-U.S. Holders will be subject to U.S. federal income tax on gain realized, if any, on the exchange of FTL-Delaware Class A Stock for FTL-Cayman Class A Shares only if such gain is effectively connected with the conduct of a trade or business or, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment (or in the case of an individual, a fixed place of business) in the United States or, in the case of a Non-U.S. Holder that is an individual who holds the FTL-Delaware Class A Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions apply.

     Subject to certain exceptions, Non-U.S. Holders will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, FTL-Cayman Class A Shares only if such dividends or gains are effectively connected with the conduct of a trade or business or, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment (or in the case of an individual, a fixed place of business) within the United States or in the case of gains realized by Non-U.S. Holders that are individuals, such holders are present in the United States for 183 days or more during the taxable year of the sale and certain other conditions exist. Except as discussed below with respect to backup withholding, dividends paid by FTL-Cayman will not be subject to U.S. withholding tax. Nonresident alien individuals will not be subject to U.S. estate tax with respect to shares of FTL-Cayman.

     Backup Withholding and Information Reporting

     The exchange of FTL-Delaware Class A Stock for FTL-Cayman Class A Shares should not be subject to information reporting or backup withholding because such exchange will not be for cash.

     In addition, U.S. Holders generally will be subject to information reporting requirements and may be subject to backup withholding with respect to dividends paid on, or cash proceeds of a sale or exchange of, the FTL-Cayman Class A Shares. Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to dividends paid on, or cash proceeds of a sale or exchange of, the FTL-Cayman Class A Shares, unless payment is made through a paying agent (or office) in the United States. Non-U.S. Holders generally will be subject to information reporting and backup withholding at 31% with respect to any such payment within the United States, unless the Holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

     The amount of any backup withholding from a payment to a holder is allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Post-Reorganization Taxation of FTL-Cayman and FTL-Delaware

     All of FTL-Delaware's foreign subsidiaries are presently CFCs. As discussed above, under subpart F of the Code, a CFC is a foreign corporation that is owned (directly, indirectly or by attribution) more than fifty percent (50%), by vote or by value, by U.S. Shareholders. In the event that a foreign corporation is a CFC, a U.S. Shareholder of the CFC must include in income in its taxable year in which or with which the taxable year of the CFC ends, the total of, among other things, (i) its pro rata share of the CFC's subpart F income for such taxable year and (ii) its pro rata share of the CFC's increase in earnings invested in United States property for such year. Thus, immediately prior to the Reorganization, FTL-Delaware (or one or more of its domestic subsidiaries) is, and has been, subject to the deemed income inclusion provisions described above as the only United States shareholder of FTL-Delaware's foreign subsidiaries. After the Reorganization, FTL-Delaware will continue to be subject to the deemed inclusion provisions with respect to any foreign subsidiaries that continue to be owned by FTL-Delaware, and FTL-Cayman will not be subject to any deemed income inclusion with respect to its other direct or indirect subsidiaries.

CAYMAN ISLANDS TAX CONSEQUENCES


     According to Cayman Islands counsel, Truman Bodden & Company, at the present time there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands company or its shareholders. FTL-Cayman has applied for and expects to receive an undertaking from the Governor in Council of the Cayman Islands under the Tax Concessions Law (Revised) that, for a 20 year period from the date of the grant of the undertaking in the event that any legislation is enacted in the Cayman Islands imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to FTL-Cayman or to any of its operations or to the shares, debentures or other obligations of FTL-Cayman except insofar as such tax applies to persons ordinarily resident in the Cayman Islands and holding such shares, debentures or other obligations of FTL-Cayman or any land leased or let to FTL-Cayman. Therefore, there will be no Cayman Islands tax consequences with respect to the Reorganization or with respect to subsequent distributions in respect of the FTL-Cayman Class A Shares. FTL-Cayman has received an opinion of Truman Bodden & Company as to such Cayman Islands tax consequences.

                 DESCRIPTION OF AUTHORIZED SHARES OF FTL-CAYMAN

     The following statements with respect to FTL-Cayman's share capital are subject to the detailed provisions of FTL-Cayman's Amended and Restated Articles of Association (the "Articles of Association") and its Amended and Restated Memorandum of Association (the "Memorandum of Association") as they will be in effect on the date of the Merger. These statements do not purport to be complete and, while FTL-Cayman believes the descriptions of the material provisions of the Articles of Association and Memorandum of Association contained in this Proxy Statement/Prospectus are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the Articles of Association and Memorandum of Association, to which reference is hereby made for a full description of such provisions.

ORDINARY SHARES; GENERAL

     The Memorandum of Association provides that the authorized share capital of FTL-Cayman is divided into 200,000,000 Class A Shares, 100 Class B Shares and 35,000,000 preference shares.

VOTING

     The holders of FTL-Cayman Class A Shares will be entitled to one vote per share. The voting rights of the four (4) FTL-Cayman Class B Shares to be issued to Farley will be equal to the aggregate number of votes held by the holders of FTL-Delaware Class B Stock on the date the Merger is consummated (which based on current ownership is 28,421,380 votes or approximately 30% of the aggregate voting power). All actions submitted to a vote of shareholders shall be voted on by the holders of FTL-Cayman Class A Shares and FTL-Cayman Class B Shares, voting together as a single class, except as otherwise set forth below or as provided by law. The four (4) FTL-Cayman Class B Shares which will be purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that currently exist between the FTL-Delaware Class A Stock and Class B Stock.

     With respect to the election of directors, holders of FTL-Cayman Class A Shares, voting as a separate class, will be entitled to elect 25% of the total number of directors constituting the entire Board of Directors of FTL-Cayman (the "Class A Directors") for so long as any FTL-Cayman Class B Shares are outstanding, and, if not a whole number, then the holders of the FTL-Cayman Class A Shares are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors.

     There are no limitations on the right of nonresident shareholders to hold or vote their FTL-Cayman Class A Shares imposed by Cayman Islands law or FTL-Cayman's Articles of Association; provided, however, that, except as otherwise required by Cayman Islands law, FTL-Cayman shall not be bound to recognize any equitable, contingent, future or partial interest in any share except the absolute right in the registered holder. The rights attached to any separate class of shares (unless otherwise provided by the terms of the shares of that class) may be varied only with the consent in writing of the holders of a majority of the shares of that class or by a Special Resolution (as defined below) passed at a separate general meeting of holders of the shares of that class. The necessary quorum for such a meeting shall be holders of at least a majority of the shares of that class and any holder of shares of the class present in person or by proxy may demand a vote and, on such vote, shall have one vote for each share of the class of which he is the holder. No additional FTL-Cayman Class B Shares may be issued without the consent in writing of the holders of a majority of the then issued FTL-Cayman Class B Shares or by a Special Resolution of such shareholders. The rights attached to any class of shares, other than the FTL-Cayman Class B Shares, shall not be deemed to be varied by the issuance of additional shares that rank pari passu with such shares.

DIVIDEND RIGHTS

     Holders of FTL-Cayman Class A Shares will be entitled to participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and FTL-Delaware will be party to certain loan agreements and indentures which contain covenants that will restrict their ability to pay dividends. FTL-Cayman and FTL-Delaware currently intend to retain earnings for use in their respective businesses and the financing of their respective capital requirements (except for the payment of regular quarterly dividends on the FTL-Delaware Preferred Stock as discussed below). The payment of any future cash dividends on the FTL-Cayman Class A Shares is necessarily dependent upon the earnings and financial needs of FTL-Cayman, along with applicable legal and contractual restrictions.

     Holders of FTL-Cayman Class A Shares will not be entitled to a cash dividend preference of $1.00 per share that is currently available to the holders of FTL-Delaware Class A Stock prior to the payment of dividends to the holders of FTL-Delaware Class B Stock. The Board has determined that the $1.00 preference available to the holders of FTL-Delaware Class A Stock is not necessary following the Reorganization since the current holders of FTL-Delaware Class B Stock will not be entitled to participate in the dividends of FTL-Cayman, except on the very limited basis of their four (4) FTL-Cayman Class B Shares.

LIQUIDATION OF FTL-CAYMAN

     Upon the liquidation of FTL-Cayman, subject to the rights of any holders of FTL-Cayman preference shares, the holders of FTL-Cayman Class A Shares will participate in the assets of FTL-Cayman available for distribution pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class B Shares). If FTL-Cayman shall be wound up, the liquidator, by a Special Resolution and any other approvals required by Cayman Islands law, may divide among the holders of FTL-Cayman Class A Shares and FTL-Cayman Class B Shares in kind the whole or any part of the assets of FTL-Cayman (whether they shall consist of property of the same kind or not) and may for such purpose set such value as the liquidator deems fair upon any property to be so divided and the liquidator may determine how such division shall be carried out as between the holders of the FTL-Cayman Class A Shares and FTL-Cayman Class B Shares. The liquidator following a Special Resolution of shareholders may transfer all or any part of the assets of FTL-Cayman in trust for the benefit of shareholders as the liquidator, with such approval, shall determine.

     A Special Resolution is a resolution passed by two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose such resolution has been duly given or which has been approved in writing by all shareholders of a company entitled to vote at a general meeting of the company.

REDEMPTION

     The FTL-Cayman Class A Shares will not be subject to redemption either by FTL-Cayman or the holder thereof.

     The FTL-Cayman Class B Shares to be held by Farley will be redeemed by FTL-Cayman in the following instances:

          (i) upon exchange by Farley of any FTL-Delaware Preferred Stock held by Farley for FTL-Cayman Class A Shares pursuant to the terms thereof, FTL-Cayman shall redeem a proportionate number of whole or fractional FTL-Cayman Class B Shares equal to the percentage of outstanding shares of FTL-Delaware Preferred Stock so exchanged by Farley at a redemption price per FTL-Cayman Class B Share equal to the closing price on the NYSE of an FTL-Cayman Class A Share on the last trading day prior to the redemption date (the "Redemption Price").

          (ii) upon redemption of all of the FTL-Delaware Preferred Stock held by Farley by FTL-Delaware pursuant to the terms thereof, FTL-Cayman shall redeem all of the FTL-Cayman Class B Shares at a price equal to the Redemption Price.

          (iii) upon transfer by Farley to a non-affiliate of Farley of any shares of FTL-Delaware Preferred Stock or FTL-Delaware common stock received upon conversion thereof, a proportionate number of whole or fractional FTL-Cayman Class B Shares equal to the percentage of outstanding shares of FTL-Delaware Preferred Stock and/or such FTL-Delaware common stock which are transferred by Farley shall be redeemed by FTL-Cayman at a price equal to the Redemption Price.

RESTRICTIONS ON TRANSFER

     The FTL-Cayman Class B Shares will not be transferrable by the holders thereof except to affiliates of Farley. The FTL-Cayman Class A Shares contain no restrictions on transfer.

PREFERENCE SHARES

     Under the Memorandum of Association and the Articles of Association, FTL-Cayman will have the authority to issue 35,000,000 preference shares. There are currently no preference shares outstanding, and FTL-Cayman will not issue any preference shares in connection with the Reorganization. Under the Articles of Association, subject to the special rights attaching to any class of shares of FTL-Cayman not being varied, the Board of Directors of FTL-Cayman may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without any shareholder approval.

                  DESCRIPTION OF FTL-DELAWARE PREFERRED STOCK

GENERAL

     Under its Certificate of Incorporation, FTL-Delaware has authority to issue 35,000,000 shares of preferred stock. The Board of Directors of FTL-Delaware can periodically issue any number of series of preferred stock with any rights and preferences that it so determines by Board action. In connection with the Reorganization, a Certificate of Designations (the "Certificate of Designations") will be filed with the Secretary of State of the State of Delaware setting forth the terms of the FTL-Delaware Preferred Stock. The form of Certificate of Designations is attached as Annex IV hereto.

     The following description of certain provisions of the FTL-Delaware Preferred Stock is intended as a summary only and does not purport to be complete. While FTL-Delaware believes the descriptions of the material provisions of the Certificate of Designations are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the Certificate of Designations and are qualified in their entirety by reference to the complete text of the Certificate of Designations.

DIVIDENDS

     Holders of FTL-Delaware Preferred Stock shall be entitled to receive
cumulative preferred cash dividends of      % per annum of the liquidation
preference of such FTL-Delaware Preferred Stock (the "Preferred Stock Dividend"). The Preferred Stock Dividend shall be paid to the holders of FTL-Delaware Preferred Stock on a quarterly basis. In addition to the Preferred Stock Dividend, holders of FTL-Delaware Preferred Stock will be entitled to participate with the holders of the common stock of FTL-Delaware following the Reorganization with respect to all other dividends declared by the Board of Directors of FTL-Delaware on an as converted basis in accordance with the terms of conversion described below.

     The certificate of incorporation of FTL-Delaware will provide that dividends, other than the Preferred Stock Dividend, may be declared only by a committee of the Board of Directors of FTL-Delaware, consisting entirely of directors who are not affiliates of Farley or employees of FTL-Delaware or its affiliates.

     Under Delaware law, FTL-Delaware may declare and pay dividends on its shares of capital stock out of its surplus and, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The payment of any future cash dividends is necessarily dependent upon the earnings and financial needs of FTL-Delaware, along with applicable legal and contractual restrictions.

LIQUIDATION OF FTL-DELAWARE

     In case of the voluntary or involuntary liquidation, dissolution, or winding up of FTL-Delaware, holders of FTL-Delaware Preferred Stock are entitled to receive an aggregate liquidation preference equal to the average closing price of the FTL-Delaware Class A Stock on the NYSE for the 20 trading days prior to the date of the Special Meeting multiplied by the number of outstanding shares of FTL-Delaware Class B Stock on such date (the "FTL-Delaware Liquidation Preference"), plus all accrued and unpaid dividends. See "The Reorganization--Background and Reasons for the Reorganization; Financial Advisors."

     The holders of FTL-Delaware Preferred Stock shall also be entitled to participate with the holders of the common stock of FTL-Delaware following the Reorganization with respect to all liquidation proceeds on an as converted basis in accordance with the terms of conversion described below.

     Holders of FTL-Delaware Preferred Stock are entitled to the FTL-Delaware Liquidation Preference before any payment or distribution is made to the holders of any series or class of FTL-Delaware's stock which ranks junior as to liquidation rights to the FTL-Delaware Preferred Stock including the common stock of FTL-Delaware, but the holders of the shares of the FTL-Delaware Preferred Stock will not be entitled to receive the FTL-Delaware Liquidation Preference until the liquidation price of any other series or class of FTL-Delaware's stock hereafter issued which ranks senior as to liquidation rights to the FTL-Delaware Preferred Stock has been paid in full.

VOTING RIGHTS

     The holders of the FTL-Delaware Preferred Stock shall be entitled to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and will be entitled to the number of votes which such holder would have on an as converted basis, provided, however, that if dividends on the FTL-Delaware Preferred Stock are in arrears for six or more quarters, then the holders of the FTL-Delaware Preferred Stock shall have the right, voting separately as a class, to elect one additional member to the Board of Directors of FTL-Delaware (the "Preferred Stock Director"). The Preferred Stock Director shall be the sole member of a special committee of the Board of Directors of FTL-Delaware, the only purpose of which will be to declare dividends on the FTL-Delaware Preferred Stock. The special committee, however, will not be permitted to declare dividends on the FTL-Delaware Preferred Stock if such a payment would be or cause a default or an event of default under any debt agreement of FTL-Delaware or any of its affiliates.

OPTIONAL REDEMPTION

     FTL-Delaware will not be permitted to redeem the FTL-Delaware Preferred
Stock until the      anniversary of the date of original issuance of the
FTL-Delaware Preferred Stock. Thereafter, the FTL-Delaware Preferred Stock will be subject to redemption, at the option of FTL-Delaware, in whole, at any time, upon not less than 30 days' or more than 60 days' prior written notice to the holders of the FTL-Delaware Preferred Stock, at a price equal to the then fair market value of the FTL-Delaware Preferred Stock as determined by a nationally recognized investment banking firm.

     The certificate of incorporation of FTL-Delaware will provide that all decisions with respect to the redemption of the FTL-Delaware Preferred Stock shall be made by a committee of the Board of Directors of FTL-Delaware, consisting entirely of directors who are not affiliates of Farley or employees of FTL-Delaware or its affiliates.

EXCHANGE RIGHTS

     A holder of FTL-Delaware Preferred Stock will have the right at any time, at the holder's option, to exchange with FTL-Delaware, in whole or from time to time in part, FTL-Delaware Preferred Stock for FTL-Cayman Class A Shares at the
exchange rate of      FTL-Cayman Class A Shares for each share of FTL-Delaware
Preferred Stock, subject to adjustment (except that in the event that such FTL-Delaware Preferred Stock is called for redemption such right terminates on the date determined by FTL-Delaware, which will be no earlier than the close of business on the fifth business day immediately preceding the specified redemption date).

     The exchange ratio has been determined taking into account the current number of shares of FTL-Delaware Class A Stock that would be received upon conversion of the outstanding FTL-Delaware Class B Stock, less a discount to compensate the holders of FTL-Cayman Class A Shares for the Preferred Stock Dividends payable to Farley. See "The Reorganization--Special Committee/Fairness Opinion and Background and Reasons for the Reorganization; Financial Advisors."

CONVERSION RIGHTS

     A holder of FTL-Delaware Preferred Stock will have the right at any time, at the holder's option, to convert, in whole or from time to time in part, FTL-Delaware Preferred Stock into FTL-Delaware common stock at the conversion
rate of             shares of FTL-Delaware common stock for each share of
FTL-Delaware Preferred Stock, subject to adjustment (except that in the event that such FTL-Delaware Preferred Stock is called for redemption such right terminates on the date determined by FTL-Delaware, which will be no earlier than the close of business on the fifth business day immediately preceding the specified redemption date).

ALTERNATIVE RATES AND NO-CALL PERIODS


     Prior to the mailing of the Proxy Statement/Prospectus to the stockholders of FTL-Delaware, Farley will select the dividend rate, exchange and conversion rate and No-Call Period, in their discretion, from the following schedule of economically equivalent alternative rates and No-Call Periods:

                                           DIVIDEND     EXCHANGE AND     NO-CALL
ALTERNATIVE                                 YIELD     CONVERSION RATIO   PERIOD
-----------                                --------   ----------------   -------
   1          ...........................   4.50%          0.9524        3-Years
   2          ...........................   4.50%          0.9346        4-Years
   3          ...........................   4.50%          0.9174        5-Years
   4          ...........................   5.00%          0.9174        3-Years
   5          ...........................   5.00%          0.8929        4-Years
   6          ...........................   5.00%          0.8696        5-Years
   7          ...........................   5.50%          0.8850        3-Years
   8          ...........................   5.50%          0.8547        4-Years
   9          ...........................   5.50%          0.8333        5-Years
  10          ...........................   6.00%          0.8475        3-Years
  11          ...........................   6.00%          0.8197        4-Years
  12          ...........................   6.00%          0.7937        5-Years

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

     The rights of stockholders of FTL-Delaware are governed by Delaware law and FTL-Delaware's Certificate of Incorporation and By-Laws. After the Reorganization, the holders of FTL-Delaware Class A Stock will become holders of FTL-Cayman Class A Shares, and their rights will be governed by the Companies Law (1995 Revision) of the Cayman Islands (the "Companies Law"), FTL-Cayman's Articles of Association and FTL-Cayman's Memorandum of Association.

     The principal attributes of the FTL-Delaware Class A Stock and the FTL-Cayman Class A Shares will be similar; however, there are certain differences between the rights of stockholders under Delaware law and Cayman Islands law, which is modeled after that of England and Wales. In addition, there are certain differences between FTL-Delaware's Certificate of Incorporation and By-laws and FTL-Cayman's Articles of Association and Memorandum of Association.


     The following discussion is a summary of all material changes in the rights of stockholders resulting from the Reorganization described in this Proxy Statement/Prospectus. This summary does not purport to be complete or to cover all of the respects in which Cayman Islands law may differ from laws generally applicable to Delaware corporations and their stockholders and, while FTL-Cayman and FTL-Delaware believe that this summary is accurate, this summary is subject to the complete text of the relevant provisions of the Companies Law, the Delaware General Corporation Law ("DGCL"), FTL-Delaware's Certificate of Incorporation and By-Laws and FTL-Cayman's Articles of Association and Memorandum of Association.


STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS

     Under the DGCL, there is no statutory restriction on a Delaware corporation's ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation (a "Disposition") not in the usual and regular course of the corporation's business, or a dissolution of the corporation, is required under the DGCL to be approved by the holders of a majority of the shares entitled to vote thereon unless the charter provides otherwise. In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. See "Amendment of Charter" below. Such class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise. The Certificate of Incorporation of FTL-Delaware does not provide otherwise.

     FTL-Cayman may acquire the assets and business of another company and carry on that business when it is within the purposes of its Memorandum of Association. A Cayman Islands company may not "merge" with another company. However, under the Companies Law, FTL-Cayman may (a) consolidate or amalgamate with another company or (b) reorganize or reconstruct itself pursuant to a plan approved by:

          (i) for each class of shares issued, a majority in the number of the holders of the shares of that class present in person or by proxy at a general meeting of that class, provided that such shares represent at least 75% of the nominal value of the shares of such class held by such shareholders present in person or by proxy at such general meeting; and

          (ii) the Cayman Islands court, who may, but need not, grant its approval.

In certain circumstances the Cayman Islands court has refused to grant approval even if the requisite majority of shareholders approve.

     Farley will enter into an agreement with FTL-Cayman that will provide that in any shareholder vote to consider a consolidation or amalgamation, if the number of votes cast in favor of such transaction by the FTL-Cayman Class A Shares and the FTL-Cayman Class B Shares voting together as a single class in a deemed vote of the two classes, constitutes a majority of the votes cast, and if the separate vote of the Class A Shares is in favor of such transaction, Farley will vote in favor of such transaction in the separate class vote of the FTL-Cayman Class B Shares.

ABSENCE OF REQUIRED VOTE FOR CERTAIN MERGERS

     Under the DGCL, no vote of the stockholders of a corporation surviving a merger is required to approve a merger if (i) the agreement of merger does not amend the charter of such corporation, (ii) each share of stock of such corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter and (iii) the number of shares of common stock of such corporation to be issued in the merger, if any, does not exceed 20 percent of the number of shares outstanding immediately before the merger.

     There is no equivalent provision in the Companies Law and therefore the shareholders of the surviving company in such a situation would be entitled to vote on the merger as described above. See "Stockholder Approval of Business Combinations" above.

APPRAISAL RIGHTS

     Under the DGCL, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation or, in the case of a disposition, if (i) the shares of such corporation are listed on a national securities exchange or held of record by more than 2,000 stockholders, as is presently the case with FTL-Delaware, or (ii) such corporation will be the surviving corporation of the merger and no vote of the stockholders of the surviving corporation is required to approve such merger, provided, however, that a stockholder is entitled to appraisal rights in the case of a merger or consolidation if such stockholder is required by the terms of an agreement of merger or consolidation to accept in exchange for the shares of such stockholder anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of any other corporation that on the effective date of the merger on consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of the foregoing. FTL-Delaware's Class A Stock is presently listed on the NYSE and FTL-Cayman's Class A Shares will be listed or authorized for listing upon official notice of issuance by the NYSE.

     The Companies Law does not provide for appraisal rights. However, in the case of a court sanctioned reorganization of a Cayman Islands company as described in "Stockholder Approval of

Business Combinations" above, a dissenting shareholder has the right to express to the court such shareholder's view that the transaction sought to be approved would not provide the shareholders with the fair value of their shares. The court of the Cayman Islands has the discretion to make such order as it may decide, however, (i) FTL-Cayman believes the court ordinarily would not disapprove the transaction on that ground absent other evidence of fraud or bad faith, and (ii) if the transaction were approved and consummated, the dissenting shareholder would have no rights comparable to the appraisal rights (as here defined, rights to receive payments in cash for the judicially determined value of their shares) available to dissenting stockholders of Delaware corporations.

     In addition, the Companies Law provides that where an offer is made by a company for shares of a Cayman Islands company and, within four months of the offer, the holders of not less than 90 percent of the shares which are the subject of the offer accept, the offeror may by notice require the dissenting shareholders to transfer their shares on the terms of the offer. Within one month of such notice, a dissenting shareholder may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to prevent the requirement of such transfer. The court of the Cayman Islands has absolute discretion to make such order as it may decide. FTL-Cayman, however, believes it is unlikely to prevent the requirement of such transfer unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority stockholders or where it is affirmatively established that notwithstanding the views of a very large majority of the shareholders the transaction is unfair.

STOCKHOLDER CONSENT TO ACTION WITHOUT MEETING

     Under the DGCL, unless otherwise provided in the charter, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders. FTL-Delaware's Certificate of Incorporation provides that whenever the vote of stockholders or any class or classes of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of the stockholders or such class or classes of stockholders may be dispensed with upon the written consent of the stockholders having not less than such minimum percentage of the total number of votes as may otherwise have been required for such action.

     The Companies Law and the Articles of Association provide that shareholders may take action requiring an ordinary or a Special Resolution without a meeting only by unanimous written consent.

SPECIAL MEETINGS OF STOCKHOLDERS

     Under the DGCL, a special meeting of stockholders may be called only by the Board of Directors or by persons authorized in the charter or the bylaws. The Bylaws of FTL-Delaware provide for the call of a special meeting of stockholders only by the Chairman of the Board, the President, a majority of the Board of Directors or stockholders representing a majority in amount of capital stock of FTL-Delaware.

     Under the Articles of Association, an extraordinary meeting may be called only by the Board of Directors or by the Chairman of the Board of Directors or the President of FTL-Cayman. The Board of Directors, upon the request in writing of one or more shareholders holding in the aggregate not less than one-half of the paid-up share capital of FTL-Cayman on the date of such request carrying the right to vote at general meetings, shall convene an extraordinary general meeting, failing which those making such request or any of them or any other member or members holding in the aggregate not less than one-half of the paid-up share capital of FTL-Cayman on the date of the request carrying the right to vote at general meetings, may convene an extraordinary general meeting.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

     The Certificate of Incorporation of FTL-Delaware currently provides that the holders of FTL-Delaware Class A Stock shall be entitled to receive, on a cumulative basis, the first $1.00 per share of cash dividends declared by the Board of Directors before FTL-Delaware shall declare, pay or set apart for payment any cash dividends on FTL-Cayman Class B Shares.

     The Articles of Association do not provide the holders of FTL-Cayman Class A Shares with any similar preference with respect to dividends. The Board has determined that the $1.00 preference available to the holders of FTL-Delaware Class A Stock is not necessary following the Reorganization since the current holders of FTL-Delaware Class B Stock will not be entitled to participate in the dividends of FTL-Cayman, except on the very limited basis of their four (4) FTL-Cayman Class B Shares. With respect to the outstanding shares of common stock of FTL-Delaware after the Reorganization (all of which initially will be held by FTL-Cayman), dividends will only be paid thereon after the holders of FTL-Delaware Preferred Stock have been paid all Preferred Stock Dividends and thereafter the holders of FTL-Delaware Preferred Stock will be entitled to participate on an as converted basis with the holder of the FTL-Delaware common stock on all dividends declared by the Board of Directors of FTL-Delaware.

     Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by such purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock if such shares are to be retired and the capital reduced.

     Under the Companies Law, the directors may pay to the shareholders such dividends as appear to the directors to be justified by the profits of FTL-Cayman or out of the "share premium account" (similar to the concept of additional paid in capital) if FTL-Cayman has the ability to pay its debts as they become due.

PREFERRED STOCK PURCHASE RIGHTS

     In February 1996 the Board of Directors of FTL-Delaware adopted the Shareholder Rights Plan pursuant to which preferred stock purchase rights were distributed for each outstanding share of FTL-Delaware Class A Stock and each outstanding share of FTL-Delaware Class B Stock. The Shareholder Rights Plan was designed to (i) protect against attempts to acquire FTL-Delaware for an inadequate or unfair price, (ii) deter abusive tactics which induce stockholders to tender shares prior to realizing the full value or total potential of their investment in FTL-Delaware and (iii) create an incentive for a potential acquirer to negotiate the price and terms of an acquisition transaction in good faith with the Board so that stockholders are treated equally. The Shareholder Rights Plan therefore may have certain anti-takeover effects.

     FTL-Cayman does not presently intend to adopt a plan similar to the Shareholder Rights Plan. In addition, in connection with the Reorganization, the Shareholder Rights Plan will be amended by the Board of Directors of FTL-Delaware to provide that the existing preferred stock purchase rights will expire immediately prior to the Merger without FTL-Delaware paying a redemption price for such rights.

INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any stockholder may inspect the corporation's books and records for a proper purpose.

     Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges).

AMENDMENT OF CHARTER

     Under the DGCL, the certificate of incorporation may be amended if (i) the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at the meeting of stockholders and (ii) the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the charter requires the vote of a greater number of shares. If the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, the holders of a majority of the outstanding shares of such class must also vote in favor of the amendment.

     Under the Companies Law, the Memorandum of Association may only be amended by a Special Resolution of the shareholders.

AMENDMENT OF BYLAWS

     Under the DGCL, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws. The Certificate of Incorporation of FTL-Delaware authorizes the Board of Directors to make, alter, amend or repeal the bylaws.

     Under the Companies Law, the Articles of Association may only be amended by a Special Resolution of the shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Companies Law and the DGCL have different provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents. If the Reorganization is approved, the Companies Law indemnification provisions will not apply to any act or omission that occurs before the Effective Time. The following is a summary comparison of Companies Law and DGCL indemnification provisions.

     Under the DGCL, indemnification rights are expressly non-exclusive. A corporation is permitted to provide indemnification or advancement of expenses, by bylaw provision, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     The Certificate of Incorporation of FTL-Delaware makes indemnification mandatory on the part of FTL-Delaware to the fullest extent permitted by law.

     Cayman Islands law does not limit the extent to which a company's Articles of Association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for his own dishonesty or wilful neglect or default.

     The Articles of Association of FTL-Cayman will contain provisions providing for the indemnity by FTL-Cayman of an officer, director, employee or agent of FTL-Cayman to the same extent as permitted under the Certificate of Incorporation of FTL-Delaware.

LIMITED LIABILITY OF DIRECTORS

     Section 102(b)(7) ("Section 102") of the DGCL permits the adoption of a charter provision limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. Section 102 does not permit any limitation of the liability of a director for (i) breaching the duty of loyalty to the corporation or its stockholders, (ii) failing to act in good faith, (iii) engaging in intentional misconduct or a known violation of law, (iv) obtaining an improper personal benefit from the corporation or (v) paying a dividend or approving a stock repurchase that was illegal under the DGCL. The Certificate of Incorporation of FTL-Delaware eliminates the monetary liability of a director to the fullest extent permitted by the DGCL.

     There is no equivalent provision under the Companies Law. However, the Articles of Association of FTL-Cayman will state that the directors of FTL-Cayman shall have no personal liability to FTL-Cayman or its shareholders for monetary damages for breach of fiduciary or other duties as a director, except (i) for any breach of a director's duty of loyalty to FTL-Cayman or its shareholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which a director derived an improper personal benefit.

STOCKHOLDERS' SUITS

     Section 327 of the DGCL requires only that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock devolved to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation.

     The Cayman Islands courts have recognized derivative suits by shareholders; however, the consideration of such suits has been limited. In this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority stockholder to commence an action against or a derivative action in the name of the company to remedy a wrong done to the company only where (i) the act complained of is alleged to be beyond the corporate power of the company or illegal, (ii) the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the company, (iii) the act requires approval by a greater percentage of the company's shareholders than actually approved it or (iv) there is a an absolute necessity to waive the general rule that a stockholder may not bring such an action in order that there not be a denial of justice or a violation of the company's memorandum of association.

                              THIRD-PARTY CONSENTS

     FTL-Delaware and its subsidiaries are currently party to several debt and other agreements that require the consent of third parties prior to the Reorganization. Obtaining such third-party consents is a condition to consummation of the Reorganization. In connection with the Reorganization it is anticipated that FTL-Cayman will issue guarantees of certain of FTL-Delaware's debt obligations.

     In addition, Farley, pursuant to agreements with certain third parties have pledged certain of their FTL-Delaware Class B Stock as security for obligations owed to those third parties. In connection with the Reorganization, Farley is required to obtain the consent of such third parties in order to exchange FTL-Delaware Preferred Stock for the FTL-Delaware Class B Stock currently pledged to those third parties.

     Although it is anticipated that such consents will be obtained, no assurances can be given as to when or if FTL-Delaware or Farley will be able to obtain the necessary waivers or consents needed to proceed with the Reorganization.

     Pursuant to the terms of the indenture governing the 7 7/8 Senior Notes Due 1999 of FTL-Delaware (the "7 7/8 Senior Notes"), an offer shall be made in connection with the Reorganization to the holders of all outstanding 7 7/8 Senior Notes to purchase the holder's 7 7/8 Senior Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest because the Reorganization will constitute a "Change in Control" (as defined in the indenture). FTL-Delaware will commence the offer within 30 days following consummation of the Reorganization. If all holders of the 7 7/8 Senior Notes accept the purchase offer, the aggregate purchase price will be $252,500,000 plus accrued and unpaid interest. If FTL-Delaware does have to pay such purchase price it believes that it will have sufficient funds under its credit agreements and other available sources.

                            MANAGEMENT OF FTL-CAYMAN


     The Board of Directors of FTL-Cayman, upon the effectiveness of the Reorganization, is to consist of those persons who, at the Effective Time, are serving as directors of FTL-Delaware, each to have the term of office for which he or she was elected or appointed, except as set forth below. FTL-Cayman's executive officers are now, and upon the effectiveness of the Reorganization are expected to be, the same as those persons who are presently employed as executive officers of FTL-Delaware, except that Richard C. Lappin, currently a director of FTL-Delaware, will not be a director of FTL-Cayman.


COMMITTEES OF THE BOARD OF DIRECTORS

     FTL-Cayman will establish committees of the Board of Directors which will have identical members and functions as the committees of the Board of Directors of FTL-Delaware immediately prior to the Merger.

EXECUTIVE COMPENSATION

     FTL-Cayman has not paid compensation to any person before the date of this Proxy Statement/Prospectus and is not expected to do so prior to the Effective Time.

                                 LEGAL MATTERS


     Certain legal matters in connection with the FTL-Cayman Class A Shares have been passed upon for FTL-Cayman by its Cayman Islands counsel, Truman Bodden & Company, Cayman Islands. Truman Bodden & Company has also rendered an opinion regarding the Cayman Islands tax consequences of the Reorganization referred to in "Certain Tax Considerations." Weil, Gotshal & Manges LLP, New York, New York, has rendered an opinion regarding the United States federal income tax consequences of the Reorganization referred to in "Certain Tax Considerations."


                                    EXPERTS


     The consolidated financial statements and schedule of FTL-Delaware appearing in FTL-Delaware's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains explanatory paragraphs with respect to accounting changes in 1997 and 1995 mentioned in the notes to consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The balance sheet of FTL-Cayman as of January 31, 1998 included in this Proxy Statement/ Prospectus has been audited by Ernst & Young LLP as set forth in their report thereon which has been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            FRUIT OF THE LOOM, LTD.
                         INDEX TO FINANCIAL STATEMENTS


Fruit of the Loom, Ltd.
  Report of Independent Auditors............................  F-2
  Balance Sheet as of January 31, 1998......................  F-3
  Notes to Balance Sheet....................................  F-4

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and
Shareholder of Fruit of the Loom, Ltd.

     We have audited the accompanying balance sheet of Fruit of the Loom, Ltd. as of January 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Fruit of the Loom, Ltd. at January 31, 1998 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
February 9, 1998

                            FRUIT OF THE LOOM, LTD.

                                 BALANCE SHEET
                                JANUARY 31, 1998
                      (EXPRESSED IN UNITED STATES DOLLARS)

Shareholder's equity
Ordinary Shares, par value $.01, authorized 100 shares;
  issued 4..................................................  $ 100
Subscription receivable.....................................   (100)
                                                              -----
     Total shareholder's equity.............................  $  --
                                                              =====


                            See accompanying notes.

                            FRUIT OF THE LOOM, LTD.

                             NOTES TO BALANCE SHEET

1. GENERAL

     Fruit of the Loom, Ltd. (FTL-Cayman) was incorporated on January 23, 1998 under the laws of the Cayman Islands. FTL-Cayman was formed to become the holding company of Fruit of the Loom, Inc., a Delaware corporation (FTL-Delaware), if the Board of Directors of FTL-Delaware and the stockholders of FTL-Delaware approve such transaction. FTL-Delaware is a marketing oriented, vertically integrated international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens.

     FTL-Cayman had no operations from the date of incorporation on January 23, 1998 to January 31, 1998.


2. FTL-DELAWARE PREFERRED STOCK/FTL-CAYMAN CLASS B SHARES



     The FTL-Delaware Preferred Stock to be issued to Farley in exchange for their FTL-Delaware Class B Stock, in the aggregate, will (i) have a liquidation value equal to the fair market value of the FTL-Delaware Class B Stock based upon the average closing price of the FTL-Delaware Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the Special Meeting,
(ii) be entitled to receive cumulative cash dividends of      % per annum of the
liquidation value, payable quarterly, (iii) be exchangeable at the option of the
holder, in whole or from time to time in part, at any time for      FTL-Cayman
Class A Shares, (iv) be convertible at the option of the holder, in whole or
from time to time in part, at any time for      shares of FTL-Delaware common
stock, (v) participate with the holders of FTL-Delaware common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) be redeemable by FTL-Delaware, at its option, after years at a redemption price equal to the then fair market value of the FTL-Delaware Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) have the right to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and be entitled to the number of votes which such holder would have on an as converted basis.



     The Four (4) FTL-Cayman Class B Shares which will be purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that currently exist between the FTL-Delaware Class A Stock and Class B Stock. The four (4) FTL-Cayman Class B Shares will (i) participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class A Shares) upon the liquidation of FTL-Cayman and with respect to any dividends declared by the Board of Directors of FTL-Cayman, (ii) vote together with the FTL-Cayman Class A Shares on all matters (other then as required by Cayman Islands law with respect to certain extraordinary transactions) having that number of votes which is equal to the aggregate number of votes held by the FTL-Delaware Class B Stock (i.e., an aggregate of approximately 30% of the aggregate voting power), (iii) be redeemable proportionately upon the exchange, transfer to a non-affiliate of Farley or redemption of the FTL-Delaware Preferred Stock, and (iv) not be transferable except to affiliates of Farley.



3. ORDINARY SHARES



     The authorized share capital of FTL-Cayman will be divided into 200,000,000 Class A Shares, 100 Class B Shares and 35,000,000 preference shares. The holders of FTL-Cayman Class A Shares will be entitled to one vote per share. The voting rights of the four FTL-Cayman Class B Shares to be issued to Farley will be equal to the aggregate number of votes held by the holders of FTL-Delaware Class B Stock on the date the Merger is consummated. All actions submitted to a vote of shareholders shall be voted on by the holders of FTL-Cayman Class A Shares and FTL-Cayman

Class B Shares, voting together as a single class, except as otherwise set forth below or as provided by law.



     With respect to the election of directors, holders of FTL-Cayman Class A Shares, voting as a separate class, will be entitled to elect 25% of the total number of directors constituting the entire Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class B Shares are outstanding.



     Holders of FTL-Cayman Class A Shares will be entitled to participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and FTL-Delaware will be party to certain loan agreements and indentures which contain covenants that will restrict their ability to pay dividends.

                             FRUIT OF THE LOOM, LTD

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS


Basis of Presentation.......................................  P-2
Pro Forma Condensed Consolidated Balance Sheet--
  December 31, 1997.........................................  P-3
Pro Forma Condensed Consolidated Statement of Operations--
  Year ended December 31, 1997..............................  P-4
Notes to Pro Forma Condensed Consolidated Financial
  Statements................................................  P-5

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION
                (NOT COVERED BY INDEPENDENT ACCOUNTANTS' REPORT)

BASIS OF PRESENTATION


     The accompanying unaudited Pro Forma Condensed Consolidated financial statements of Fruit of the Loom, Ltd. ("FTL-Cayman"), a Cayman Islands company, gives effect to (i) the acquisition of Fruit of the Loom, Inc. ("FTL-Delaware") in connection with the proposed Reorganization, whereby FTL-Cayman will become the parent holding company of FTL-Delaware, and (ii) subsequent to the Reorganization, the transfer to FTL-Cayman (or direct or indirect foreign subsidiaries of FTL-Cayman) of substantially all of the businesses or subsidiaries of FTL-Delaware located outside the United States, other than certain interests of FTL-Delaware in Canada, Germany, Italy and Mexico, along with the beneficial ownership of certain trademarks. The unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the December 31, 1997 consolidated condensed balance sheet as though such transactions occurred on December 31, 1997. The Pro Forma Condensed Consolidated Statements of Operations adjusts the condensed consolidated statement of operations for the year ended December 31, 1997 as though such transactions occurred on January 1, 1997. The Reorganization will be accounted for at the historical cost basis of the combining companies. The FTL-Delaware historical condensed consolidated balance sheet at December 31, 1997 and the historical statement of operations for the year then ended are derived from FTL-Delaware's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.


     Upon consummation of the Merger, each outstanding share of Class A common stock, par value $.01 per share ("FTL-Delaware Class A Stock"), of FTL-Delaware (other than those shares held by FTL-Delaware in its treasury) will be automatically converted into one Class A ordinary share, par value of $.01 ("FTL-Cayman Class A Shares"), of FTL-Cayman, and the outstanding shares of Class B common stock, par value $.01 per share ("FTL-Delaware Class B Stock"), of FTL-Delaware will be automatically converted into one share of exchangeable participating preferred stock, par value $.01 per share ("FTL-Delaware Preferred Stock"), of FTL-Delaware. The holders of FTL-Delaware Class B Stock will also own, in the aggregate, four Class B redeemable ordinary shares, par value $.01 per share (the "FTL-Cayman Class B Shares"), of FTL-Cayman.


     The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in FTL-Delaware's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated herein by reference. The pro forma financial information is not indicative of FTL-Cayman's financial position that might have occurred had such transaction actually occurred on the date indicated above.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997



                                                              FRUIT OF THE      PRO FORMA
                                             FTL-CAYMAN 1    LOOM, INC.2(A)    ADJUSTMENTS       PRO FORMA
                                             ------------    --------------    -----------       ---------
                                                               (IN THOUSANDS OF DOLLARS)
                                             --------------------------------------------------------------
ASSETS
Current Assets
  Cash and equivalents.....................   $                $   16,100      $                 $   16,100
  Notes and accounts receivable (less
    allowance for possible losses of
    $11,900)...............................                        98,100                            98,100
  Inventories
    Finished goods.........................                       570,400                           570,400
    Work in process........................                       212,300                           212,300
    Materials and supplies.................                        64,800                            64,800
                                              ----------       ----------      ----------        ----------
       Total inventories...................                       847,500                           847,500
  Other....................................                        53,900                            53,900
                                              ----------       ----------      ----------        ----------
         Total current assets..............                     1,015,600                         1,015,600
                                              ----------       ----------      ----------        ----------
Property, Plant and Equipment..............                     1,232,200                         1,232,200
  Less accumulated depreciation............                       717,800                           717,800
                                              ----------       ----------      ----------        ----------
         Net property, plant, and
           equipment.......................                       514,400                           514,400
                                              ----------       ----------      ----------        ----------
Other Assets
  Goodwill (less accumulated amortization
    of $311,400)...........................                       712,900                           712,900
  Net deferred income taxes................                        30,300                            30,300
  Other....................................                       209,900                           209,900
                                              ----------       ----------      ----------        ----------
         Total other assets................                       953,100                           953,100
                                              ----------       ----------      ----------        ----------
                                              $                $2,483,100      $                 $2,483,100
                                              ==========       ==========      ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long term debt.....   $                $   28,200      $                 $   28,200
  Trade accounts payable...................                       234,100                           234,100
  Acme Boot guarantee......................                        67,000                            67,000
  Other accounts payable and accrued
    expenses...............................                       195,900                           195,900
                                              ----------       ----------      ----------        ----------
         Total current liabilities.........                       525,200                           525,200
                                              ----------       ----------      ----------        ----------
Noncurrent Liabilities
  Long-term debt...........................                     1,192,800                         1,192,800
  Other....................................                       343,000                           343,000
                                              ----------       ----------      ----------        ----------
         Total noncurrent liabilities......                     1,535,800                         1,535,800
                                              ----------       ----------      ----------        ----------
  Minority interest in subsidiary..........                             0         212,1002(d)       212,1004
COMMON STOCKHOLDERS' EQUITY
  Common stock and capital in excess
    of par value
    Common A...............................                       315,300                           315,3005
    Common B...............................                         3,700          (3,700)2(d)           --
  Retained earnings........................                       140,700        (208,400)2(d)      (67,700)
  Currency translation, pension and
    investment adjustments.................                       (37,600)                          (37,600)
                                                               ----------      ----------        ----------
         Total common stockholders'
           equity..........................                       422,100        (212,100)          210,000
                                              ----------       ----------      ----------        ----------
                                              $                $2,483,100      $                 $2,483,100
                                              ==========       ==========      ==========        ==========


                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997



                                                      FRUIT OF THE           PRO FORMA
                                   FTL - CAYMAN 1    LOOM, INC. 2(A)      ADJUSTMENTS 2(B)      PRO FORMA
                                   --------------    ---------------      ----------------      ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   -----------------------------------------------------------------------
Net sales........................    $                 $2,139,900             $                 $2,139,900
Cost of sales....................                       1,871,400                                1,871,400
                                     ----------        ----------             -------           ----------
  Gross earnings.................                         268,500                                  268,500
Selling, general and
  administrative expenses........                         524,800                                  524,800
Goodwill amortization............                          26,800                                   26,800
Impairment write down of
  goodwill.......................                           4,600                                    4,600
                                     ----------        ----------             -------           ----------
  Operating earnings.............                        (287,700)                                (287,700)
Interest expense.................                         (84,700)                                 (84,700)
Other expense--net...............                         (79,300) 3                               (79,300)
                                     ----------        ----------             -------           ----------
Loss before income tax expense
  and minority interest in
  consolidated subsidiaries......                        (451,700)                                (451,700)
Income tax benefit...............                         (66,300)                                 (66,300)
Minority interest in net earnings
  of subsidiaries................                               0              10,6002(c)           10,600
                                     ----------        ----------             -------           ----------
  Loss from continuing
     operations..................    $                 $ (385,400)            $10,600           $ (396,000)
                                     ==========        ==========             =======           ==========
Loss per common share --
  continuing operations..........                      $    (5.18)                              $    (5.76)
                                                       ==========                               ==========
Loss per common share --
  continuing operations --
  assuming dilution..............                      $    (5.18)                              $    (5.76)
                                                       ==========                               ==========
Average common shares
  outstanding:
  Basic..........................                          74,400              (5,684)              68,716
                                                       ==========             =======           ==========
                                                                               (5,684)2(c)
  Diluted........................                          75,100               5,0752(e)           74,491
                                                       ==========             =======           ==========


                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION OF FTL-CAYMAN


     FTL-Cayman was incorporated on January 23, 1998 to become the parent holding company of FTL-Delaware. The balances of FTL-Cayman reported in the unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997 reflect the initial capitalization of FTL-Cayman.


2. PLAN OF REORGANIZATION

     Pro forma adjustments are made to reflect:


          (a) the unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the December 31, 1997 condensed consolidated balance sheet as if the acquisition occurred on December 31, 1997. The Pro Forma Condensed Consolidated Statements of Operations adjusts the condensed consolidated statement of operations for the year ended December 31, 1997 as if the acquisition occurred on January 1, 1997. The Reorganization will be accounted for at the historical cost basis of the combining companies.



          (b) Prior to the mailing of the Proxy Statement/Prospectus to the stockholders of FTL-Delaware, Farley will select the dividend rate, exchange rate, conversion rate and No-Call Period, in their discretion, from the following schedule of alternative rates and No-Call Periods:


                         EXCHANGE AND
              DIVIDEND    CONVERSION    NO-CALL
ALTERNATIVE    YIELD        RATIO       PERIOD
-----------   --------   ------------   -------
     1         4.50%        0.9524      3-Years
     2         4.50%        0.9346      4-Years
     3         4.50%        0.9174      5-Years
     4         5.00%        0.9174      3-Years
     5         5.00%        0.8929      4-Years
     6         5.00%        0.8696      5-Years
     7         5.50%        0.8850      3-Years
     8         5.50%        0.8547      4-Years
     9         5.50%        0.8333      5-Years
    10         6.00%        0.8475      3-Years
    11         6.00%        0.8197      4-Years
    12         6.00%        0.7937      5-Years

     The Pro Forma Condensed Consolidated financial statements assume a 5% cumulative cash dividend, 4-year No-Call Period and an exchange ratio of .8929 of FTL-Cayman Class A for each share of FTL-Delaware Preferred Stock.


     The alternative assumptions would result in varying levels of cash dividends, minority interest in the earnings of FTL-Delaware, and earnings per share. The following chart illustrates the impact of assuming 4.5% and 6% cumulative cash dividends, 3-year and 5-year No-Call periods and exchange ratios of .9524 and .7937 at December 31, 1997.

                    FRUIT OF THE LOOM, LTD AND SUBSIDIARIES

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


December 31, 1997



                                                          4.5% DIVIDEND           6.0% DIVIDEND
                                                          3-YEAR NO-CALL          5-YEAR NO-CALL
                                                       .9524 EXCHANGE RATIO    .7937 EXCHANGE RATIO
                                                       --------------------    --------------------
Annual cash dividends..............................           $9,500                 $12,700
Minority interest in loss of subsidiary............           $    0                 $     0
Loss per common share from continuing operations...           $   (5.75)             $ (5.79)



     Footnotes (c) through (e) assume a liquidation preference of $212,100 calculated based upon FTL-Delaware's closing stock price of 37 5/16 on April 27, 1998. The actual liquidation preference may differ and will be based on the average closing price of the FTL-Delaware Class A Stock on the NYSE for the 20 trading days prior to the date of the Special Meeting of the FTL-Delaware stockholders to approve the reorganization.



          (c) payment of 5% cumulative cash dividend on an assumed liquidation preference of $212,100.



                                                              12/31/97
                                                              --------
FTL-Delaware loss from continuing operations(1).............  $(454,100)
Dividends...................................................     10,600
                                                              ---------
Loss attributable to Common and Preferred Stockholders......  $(464,700)
                                                              =========
Dividends...................................................  $  10,600
Interest of Preferred Stockholders in loss attributable to
  Common and Preferred Stockholders(2)......................          0
                                                              ---------
  Total interest of Preferred Stockholders..................  $  10,600
                                                              =========


---------------

     (1) FTL-Delaware pro-forma loss shown above differ from amounts in the historical financial statements. The FTL-Delaware pro-forma loss reflects the transfer of substantially all of the businesses or subsidiaries of FTL-Delaware located outside the United States to FTL-Cayman, other than certain interests of FTL-Delaware in Canada, Germany, Italy and Mexico, along with the beneficial ownership of certain trademarks.



     (2) Preferred stockholders have a fixed dividend assumed above to be 5% of the assumed liquidation preference of $212,100 which equals $10,600. In addition, preferred stockholders, based upon current assumptions, participate in 7.9% of FTL-Delaware's earnings after provision for the fixed preferred stock dividend. Participation in earnings (7.9%) is determined as the ratio of preferred shares outstanding (5,684) to the total of preferred and common outstanding shares (71,901). Preferred Stockholder participation in losses is limited to the Preferred Stockholder's prior participation in earnings. As FTL-Delaware had losses in 1997, the minority interest participation is limited to the fixed preferred dividend of $10,600.



          (d) exchange of FTL-Delaware Class B Stock for FTL-Delaware Preferred Stock. Minority interest in FTL-Delaware based upon an assumed liquidation preference of $212,100.



          (e) As the preferred stock is convertible into FTL-Cayman common stock, conversion into 5,075 shares (using the conversion ratio of .8929 as discussed in 2(b) above) would be assumed for earnings per share purposes, if dilutive. For the year ended December 31, 1997, assumption of conversion of FTL-Delaware Preferred Stock into FTL-Cayman A Common Stock would be anti-dilutive.

                    FRUIT OF THE LOOM, LTD AND SUBSIDIARIES

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. OTHER EXPENSE -- NET


     Includes pre-tax charges of $32,000 for the year-ended December 31, 1997 related to FTL-Delaware's evaluation of its exposure under the guarantee of the debt of Acme Boot, an affiliate.


4. FTL-DELAWARE PREFERRED STOCK/FTL-CAYMAN CLASS B SHARES

     The FTL-Delaware Preferred Stock to be issued to Farley in exchange for their FTL-Delaware Class B Stock, in the aggregate, will (i) have a liquidation value equal to the fair market value of the FTL-Delaware Class B Stock based upon the average closing price of the FTL-Delaware Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the Special Meeting,
(ii) be entitled to receive cumulative cash dividends of      % per annum of the
liquidation value, payable quarterly, (iii) be exchangeable at the option of the
holder, in whole or from time to time in part, at any time for      FTL-Cayman
Class A Shares, (iv) be convertible at the option of the holder, in whole or
from time to time in part, at any time for      shares of FTL-Delaware common
stock, (v) participate with the holders of FTL-Delaware common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) be redeemable by FTL-Delaware, at its option, after years at a redemption price equal to the then fair market value of the FTL-Delaware Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) have the right to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and be entitled to the number of votes which such holder would have on an as converted basis.

     The Four (4) FTL-Cayman Class B Shares which will be purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that currently exist between the FTL-Delaware Class A Stock and Class B Stock. The four (4) FTL-Cayman Class B Shares will (i) participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class A Shares) upon the liquidation of FTL-Cayman and with respect to any dividends declared by the Board of Directors of FTL-Cayman, (ii) vote together with the FTL-Cayman Class A Shares on all matters (other then as required by Cayman Islands law with respect to certain extraordinary transactions) having that number of votes which is equal to the aggregate number of votes held by the FTL-Delaware Class B Stock (i.e., an aggregate of approximately 30% of the aggregate voting power), (iii) be redeemable proportionately upon the exchange, transfer to a non-affiliate of Farley or redemption of the FTL-Delaware Preferred Stock, and (iv) not be transferable except to affiliates of Farley.

5. ORDINARY SHARES

     The authorized share capital of FTL-Cayman will be divided into 200,000,000 Class A Shares, 100 Class B Shares and 35,000,000 preference shares. The holders of FTL-Cayman Class A Shares will be entitled to one vote per share. The voting rights of the four FTL-Cayman Class B Shares to be issued to Farley will be equal to the aggregate number of votes held by the holders of FTL-Delaware Class B Stock on the date the Merger is consummated. All actions submitted to a vote of shareholders shall be voted on by the holders of FTL-Cayman Class A Shares and FTL-Cayman Class B Shares, voting together as a single class, except as otherwise set forth below or as provided by law.

     With respect to the election of directors, holders of FTL-Cayman Class A Shares, voting as a separate class, will be entitled to elect 25% of the total number of directors constituting the entire Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class B Shares are outstanding.

                    FRUIT OF THE LOOM, LTD AND SUBSIDIARIES

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Holders of FTL-Cayman Class A Shares will be entitled to participate pari passu, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and FTL-Delaware will be party to certain loan agreements and indentures which contain covenants that will restrict their ability to pay dividends.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 10, 1998 among FRUIT OF THE LOOM, INC., a Delaware corporation ("FTL-Delaware"), FRUIT OF THE LOOM, LTD., a Cayman Islands company ("FTL-Cayman"), and FTL MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of FTL-Cayman ("Sub").

     WHEREAS, the respective Boards of Directors of FTL-Delaware, FTL-Cayman and Sub have determined that it is in the best interests of their respective stockholders to reorganize (the "Reorganization") so that FTL-Cayman becomes the parent holding company for FTL-Delaware;

     WHEREAS, the respective Boards of Directors of FTL-Delaware, Sub and FTL-Cayman have approved the merger of Sub with and into FTL-Delaware (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of class A common stock, par value $0.01 per share ("FTL-Delaware Class A Stock"), of FTL-Delaware (other than those shares held by FTL-Delaware in its treasury), will be automatically converted into one class A ordinary share, par value $.01 per share ("FTL-Cayman Class A Share"), of FTL-Cayman; and each outstanding share of class B common stock, par value $0.01 per share ("FTL-Delaware Class B Stock" and collectively with the FTL-Delaware Class A Common Stock, the "FTL-Delaware Common Stock"), of FTL-Delaware (other than those shares held by FTL-Delaware in its treasury), will be automatically converted into one share of exchangeable participating preferred stock, par value $0.01 per share ("FTL-Delaware Preferred Stock"), of FTL-Delaware.

     WHEREAS, the Merger requires the affirmative vote of (i) the holders of a majority of the FTL-Delaware Class A Stock and Class B Stock voting together as a single class, (ii) the holders of a majority of the outstanding FTL-Delaware Class A Stock, and (iii) the holders of a majority of the outstanding FTL-Delaware Class B Stock (the "FTL-Delaware Stockholder Approval");

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                     MERGER

1.1 MERGER

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into FTL-Delaware at the Effective Time of the Merger (as defined in Section 1.2). Following the Effective Time of the Merger, the separate corporate existence of Sub shall cease and FTL-Delaware shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

1.2 EFFECTIVE TIME

     Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.1, the parties shall file a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the close of business on the date that an appropriate Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Sub and FTL-Delaware shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time of the Merger").

1.3 EFFECTS OF THE MERGER

     The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE II

                      NAME, CERTIFICATE OF INCORPORATION,
                       BY-LAWS, DIRECTORS AND OFFICERS OF
                           THE SURVIVING CORPORATION

2.1 NAME OF SURVIVING CORPORATION

     The name of the surviving corporation shall be "Fruit of the Loom, Inc.".

2.2 CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of FTL-Delaware shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time of the Merger until amended thereafter as provided therein or by law except that the Certificate of Incorporation of FTL-Delaware shall be amended in its entirety by virtue of the Merger to read in full as set forth in Exhibit A hereto.

2.3 BY-LAWS

     The by-laws of FTL-Delaware as in effect at the Effective Time of the Merger shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.4 DIRECTORS

     The directors of FTL-Delaware at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5 OFFICERS

     The officers of FTL-Delaware at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                   CONVERSION, ELECTION AND EXCHANGE OF STOCK

3.1 CONVERSION

     At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares:

          (a) Common Stock of Sub. The issued and outstanding shares of common stock of Sub shall be converted into and become that number of shares of fully paid and nonassessable shares of FTL-Delaware Common Stock, par value $.01 per share, which is equal to the number of shares of FTL-Delaware Class A Stock outstanding at the Effective Time of the Merger.

          (b) Cancellation of FTL-Delaware-Owned Stock. Each outstanding share of FTL-Delaware Common Stock that is owned by FTL-Delaware prior to the Effective Time of the Merger shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange for such shares of FTL-Delaware Common Stock.

          (c) Conversion of FTL-Delaware Common Stock. (i) Each issued and outstanding share of FTL-Delaware Class A Common Stock (other than shares to be cancelled in accordance with Section 3.1(b)) shall be automatically converted into and shall become one validly issued, fully paid and non-assessable FTL-Cayman Class A Share and (ii) each issued and outstanding share of FTL-Delaware Class B Common Stock shall be automatically converted into and shall become one validly issued, fully paid and non-assessable share of FTL-Delaware Preferred Stock. Prior to the Effective Time of the Merger, FTL-Cayman will amend and restate its Articles of Association and Memorandum of Association substantially in accordance with the terms set forth on Schedule I hereto and FTL-Delaware will file with the Secretary of State of the State of Delaware a Certificate of Designations for the FTL-Delaware Preferred Stock substantially in accordance with the terms set forth on Schedule II hereto.

          (d) Cancellation of FTL-Cayman Shares Owned by FTL- Delaware. Each issued share of FTL-Cayman that is owned by FTL-Delaware prior to the Effective Time of the Merger shall automatically be repurchased by FTL-Cayman and cancelled and retired and shall cease to exist, and the $100 subscription price paid by FTL-Delaware for such shares will be returned to FTL-Delaware.

          (e) Stock Option Plans. FTL-Cayman shall assume all the rights and obligations of FTL-Delaware under the 1996 Incentive Compensation Plan, the Amended and Restated 1995 Executive Incentive Compensation Plan, the 1995 Non-Employee Directors' Stock Plan, the 1992 Executive Stock Option Plan, the 1994 Executive Incentive Compensation Plan, the 1992 Directors' Stock Option Plan, and The Supplemental Executive Retirement Plan as Amended and Restated, as each such plan has been or may be amended to the Effective Time of the Merger (collectively, the "Plans"). The outstanding options assumed by FTL-Cayman shall be exercisable upon the same terms and conditions as under the Plans and the agreements relating thereto immediately prior to the Effective Time of the Merger, except that upon the exercise of such options, FTL-Cayman Class A Shares shall be issuable in lieu of shares of FTL-Delaware Class A Stock. The number FTL-Cayman Class A Shares issuable upon the exercise of an option immediately prior to the Effective Time of the Merger and the option price of each such option shall be the same number of shares and price as in effect immediately prior to the Effective Time of the Merger. All options issued pursuant to the Plans after the Effective Time of the Merger shall entitle the holder thereof to purchase FTL-Cayman Class A Shares in accordance with the terms of the Plans.

3.3 EXCHANGE OF STOCK

          (a) Exchange Procedures for FTL-Delaware Class A Stock. Following the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of FTL-Delaware Class A Stock may, but shall not be required to, surrender the same to FTL-Cayman for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of FTL-Cayman Class A Shares as the shares of FTL-Delaware Class A Stock previously represented by the stock certificates surrendered. If any certificate representing FTL-Cayman Class A Shares is to be issued in a name other than that in which the certificate theretofore representing FTL-Delaware Class A Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay FTL-Cayman or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing FTL-Cayman Class A Shares in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of FTL-Cayman or its agents that such taxes or governmental charges have been paid. Until so surrendered or presented for transfer each outstanding certificate which, prior to the Effective Time of the Merger, represented FTL-Delaware Class A Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of FTL-Cayman Class A Shares as though such surrender or transfer and exchange had taken place.

          (b) No Further Ownership Rights in FTL-Delaware Class A Stock. All FTL-Cayman Class A Shares issued upon the surrender for exchange of certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of FTL-Delaware Class A Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by FTL-Delaware on such shares of FTL-Delaware Class A Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of FTL-Delaware Class A Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

          (c) Exchange Procedures for FTL-Delaware Class B Stock. Following the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of FTL-Delaware Class B Stock may, but shall not be required to, surrender the same to FTL-Delaware for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing one share of FTL-Delaware Preferred Stock for every share of FTL-Delaware Class B Stock surrendered. If any certificate representing FTL-Delaware Preferred Stock is to be issued in a name other than that in which the certificate theretofore representing FTL-Delaware Class B Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay FTL-Delaware or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing FTL-Delaware Preferred Stock in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of FTL-Delaware or its agents that such taxes or governmental charges have been paid. Until so surrendered or presented for transfer each outstanding certificate which, prior to the Effective Time of the Merger, represented FTL-Delaware Class B Stock shall be deemed and treated for all corporate purposes to represent the ownership of FTL-Delaware Preferred Stock in such amount and as though such surrender or transfer and exchange had taken place.

          (d) No Further Ownership Rights in FTL-Delaware Class B Stock. All FTL-Delaware Preferred Stock issued upon the surrender for exchange of certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of FTL-Delaware Class B Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by FTL-Delaware on such shares of FTL-Delaware Class B Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of FTL-Delaware Class B Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

                                   ARTICLE IV

                    EMPLOYEE BENEFIT AND COMPENSATION PLANS

     At the Effective Time of the Merger, each employee benefit plan and incentive compensation plan to which FTL-Delaware is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit or incentive compensation plan of FTL-Delaware provides for the issuance or purchase of, or otherwise relates to, FTL-Delaware Class A Common Stock after the Effective Time of the Merger, such plan shall be deemed to be assumed by FTL-Cayman and provide for the issuance or purchase of, or otherwise relate to, FTL-Cayman Class A Shares.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

          (a) Stockholder Approval. The FTL-Delaware Stockholder Approval shall have been obtained.

          (b) Form S-4. The registration statement on Form S-4 filed with the Securities and Exchange Commission by FTL-Cayman in connection with the issuance of the FTL-Cayman Class A Shares in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c) Third Party Consents. All requisite third party consents shall have been obtained.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

6.1 TERMINATION

     This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the stockholders of FTL-Delaware of matters presented in connection with the Merger, by action of the Board of Directors of FTL-Delaware.

6.2 EFFECT OF TERMINATION

     In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of FTL-Delaware, Sub or FTL-Cayman, other than the provisions of this Section 6.2 and Article VII.

6.3 AMENDMENT

     This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of FTL-Delaware provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.4 WAIVER

     At any time prior to the Effective Time of the Merger, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party of this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER

     A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require in the case of FTL-Delaware, Sub or FTL-Cayman, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VII

                               GENERAL PROVISIONS

7.1 NOTICES

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to FTL-Delaware,

        Fruit of the Loom, Inc.
        5000 Sears Tower
        233 South Wacker Drive
        Chicago, Illinois 60606
        Attn: Larry K. Switzer

     (b) if to FTL-Cayman,

        Fruit of the Loom, Ltd.
        P.O. Box 31311 SMB
        Safehaven Corporate Center
        Grand Cayman, Cayman Islands, BWI
        Attn: John L. Clark

     (c) if to Sub,

        c/o Fruit of the Loom, Inc.
        5000 Sears Tower
        233 South Wacker Drive
        Chicago, Illinois 60606
        Attn: Larry K. Switzer

7.2 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

     This Agreement (including the documents and instruments referred to herein)
(a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article III, are not intended to confer upon any person other than the parties any rights or remedies.

7.3 GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     IN WITNESS WHEREOF, FTL-Delaware, Sub and FTL-Cayman have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Fruit of the Loom, Inc.

                                          By:     /s/ LARRY K. SWITZER

                                            ------------------------------------
                                            Name: Larry K. Switzer
                                            Title: Senior Executive Vice
                                                 President and Chief
                                                 Financial Officer

                                          Fruit of the Loom, Ltd.

                                          By:     /s/ LARRY K. SWITZER

                                            ------------------------------------
                                            Name: Larry K. Switzer
                                            Title: Senior Executive Vice
                                                 President and Chief
                                                 Financial Officer

                                          FTL Merger Corp.

                                          By:     /s/ LARRY K. SWITZER

                                            ------------------------------------
                                            Name: Larry K. Switzer
                                            Title: Vice President and
                                                 Chief Financial Officer

                                                                       EXHIBIT A

                                  AMENDED AND
                     RESTATED CERTIFICATE OF INCORPORATION
                           OF FRUIT OF THE LOOM, INC.


                                   ARTICLE I


     The name of the corporation is Fruit of the Loom, Inc.

                                   ARTICLE II


     The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent is United States Corporation Company.


                                  ARTICLE III

     The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The amount of total authorized capital stock of the corporation is 81,000,000 shares which are divided into two classes as follows:

          A Class of 6,000,000 shares of Preferred Stock having a par value of $0.01 each (the "Preferred Stock").

          A Class of 75,000,000 shares of Common Stock having a par value of $0.01 each (the "Common Stock").

     The designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each of such classes of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of each series of the Preferred Stock, are as follows:

                                     PART A

                                PREFERRED STOCK

     The Board of Directors is expressly authorized, from time to time, (1) to fix the number of shares of one or more series of the Preferred Stock; (2) to determine the designation of any such shares; (3) to determine or alter, without limitation or restrictions, the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of the Preferred Stock; and (4) within the limits or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                     PART B

                                  COMMON STOCK

     Except as otherwise provided by law, the shares of Common Stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration, and for such corporate purposes as the Board of Directors may from time to time determine.

     Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

                                     PART C

                               GENERAL PROVISIONS

     (a) Quorum at Stockholders' Meetings. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, at any meeting of stockholders, the presence in person or by proxy of the holders of record of outstanding shares of stock of the corporation entitled to vote a majority of the votes entitled to be voted at such meeting shall constitute a quorum for all purposes.

     (b) No Preemptive Rights, Etc. No holder of shares of stock of the corporation of any class shall have any preemptive rights and no stockholder shall have any other preferential or right of first refusal to purchase or subscribe for any shares of stock, whether now or hereafter authorized, of the corporation of any class, or any obligations convertible into, or any options or warrants to purchase, any share of stock, whether now or hereafter authorized, of the corporation of any class, other than such, if any, as the Board of Directors may from time to time determine, and at such price as the Board of Directors may from time to time fix; and any share of stock or any obligations, options or warrants which the Board of Directors may determine to offer for subscription to holders of any shares of stock of the corporation may, as the Board of Directors shall determine, be offered to holders of the shares of stock of the corporation of any class or classes or series, and if offered to holders of shares of stock of more than one class or series, in such proportion as between such classes and series as the Board of Directors may determine.

     (c) Consents in Lieu of Voting. Whenever the vote of stockholders or any class or classes of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporation action, the meeting and vote of the stockholders or such class or classes of stockholders may be dispensed with upon the written consent of the stockholders having not less than such minimum percentage of the total number of votes as may otherwise have been required for such action. A notice of the obtaining of any consent provided for in this paragraph (c) hall be mailed by the corporation, promptly after such consent is obtained, to the stockholders at their respective addresses then appearing on the records of the corporation.

                                   ARTICLE V

     (a) Non-Affiliate Directors. So long as any Cumulative Exchangeable Preferred Stock is outstanding, the Board of Directors of the Corporation shall consist of one or more directors who are not affiliates of William F. Farley or Farley, Inc. and who are not employed by the corporation or any of its affiliates.

     (b) Decisions made by Committee. All decisions with respect to the payment of dividends on the Common Stock and all decisions with respect to the redemption of Cumulative Exchangeable

Preferred Stock shall be made by a committee of the Board of Directors consisting entirely of directors who are not affiliates of William F. Farley or Farley, Inc. and who are not employed by the corporation or any of its affiliates.

                                   ARTICLE VI

     Any and all right, title and claim in or to any dividends declared by the corporation which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and is deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

                                  ARTICLE VII

     In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation.

                                  ARTICLE VIII

     A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of the State of Delaware for authorization, approval or ratification of transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

                                   ARTICLE IX

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   ARTICLE X

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the personal liability of directors, then the personal liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article IX by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

     Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

                                  ARTICLE XII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIII

     The duty of the corporation to indemnify its directors and officers and the power of the corporation to indemnify its agents and employees shall be as provided in this Article XIII.

1. RIGHT TO INDEMNIFICATION.

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) of this Article XIII, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

     The right to indemnification conferred in this Article XIII shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article XII or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

2. RIGHT OF CLAIMANT TO BRING SUIT.

     If a claim under paragraph (1) of this Article XIII is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3. NON-EXCLUSIVITY OF RIGHTS.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Article XIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-law or agreement of the corporation or vote of stockholders or Board of Directors or otherwise.

4. INSURANCE.


     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                                                                        ANNEX II
                                LEHMAN BROTHERS

February 10, 1998

Board of Directors
Fruit of the Loom, Inc.
5000 Sears Tower
233 South Wacker Drive
Chicago, IL 60606

Members of the Board:

     We understand that a U.S. subsidiary ("Sub") of Fruit of the Loom, Ltd. ("FTL Cayman"), a Cayman Islands company which is a subsidiary of Fruit of the Loom, Inc., a Delaware corporation ("FTL Delaware" or the "Company"), intends to merge with FTL Delaware, with FTL Delaware being the surviving corporation (the "Reorganization"). Pursuant to such merger, all of the outstanding common stock of FTL Delaware will be owned by FTL Cayman . Upon the effectiveness of the Reorganization, (i) each outstanding share of Class A Common Stock, par value $.01 per share, of FTL Delaware (each, a "Class A Delaware Share") will be converted automatically into one Class A ordinary share, par value $.01 per share, of FTL Cayman (each, a "Class A Cayman Share") and (ii) each outstanding share of Class B Common Stock, par value $.01 per share of FTL, Delaware (each, a "Class B Delaware Share") will be converted automatically into one share of exchangeable participating preferred stock of FTL Delaware (the "FTL Delaware Preferred Stock"). In addition, William F. Farley and Farley, Inc. (collectively, "Farley") will own four (4) Class B redeemable shares of FTL-Cayman (each, a "Class B Cayman Share"), which will entitle Farley to the same voting rights to which Farley currently is entitled as a result of its holding of Class B Delaware Shares. The terms and conditions of the Reorganization are set forth in more detail in the Agreement and Plan of Merger among FTL Delaware, FTL Cayman and Sub (the "Agreement").

     We have been requested by the Board of Directors of FTL-Delaware to render our opinion as to the fairness, from a financial point of view, to the holders of the Class A Delaware Shares of the consideration to be offered to such holders in the Reorganization. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Reorganization. In addition, in rendering our opinion, we were not able to calculate, and therefore did not consider, the tax consequences of the Reorganization to any individual stockholder of the Company.

     In arriving at our opinion, we reviewed and analyzed: (i) the Agreement and the specific terms of the Reorganization, (ii) the proxy statement/prospectus relating to the Reorganization and such other publicly available information concerning FTL Delaware that we believe to be relevant to our analysis, (iii) financial and operating information with respect to the business, operations and prospects of FTL Delaware and FTL Cayman furnished to us by FTL Delaware, (iv) a trading history of FTL Delaware's common stock from December 1992 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (v) a comparison of the historical financial results and present financial condition of FTL Delaware with those of other companies that we deemed relevant, (vi) the terms of the FTL Delaware Preferred Stock and a comparison of such terms with those of other securities that we deemed relevant,
(vii) information from the Company and advice from its legal and tax advisors regarding the tax consequences of the Reorganization to the holders of Class A Delaware Shares and Class B Delaware Shares, and (viii) the potential pro forma impact of the Reorganization on FTL Delaware. In addition, we have had discussions with the management of FTL Delaware concerning the business, operations, assets, financial condition and prospects of FTL Delaware and FTL Cayman and have undertaken such other studies, analyses and investigations as we deemed appropriate.


     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of FTL Delaware that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FTL Delaware and FTL Cayman, upon advice of FTL Delaware we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FTL Delaware as to the future financial performance of FTL Delaware and FTL Cayman and that FTL Delaware and FTL Cayman will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of FTL Delaware or FTL Cayman and have not made or obtained any evaluations or appraisals of the assets or liabilities of FTL Delaware or FTL Cayman. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the business of FTL Delaware or FTL Cayman. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.


     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the holders of the Class A Delaware Shares in the Reorganization is fair to such holders.

     We express no opinion as to the price at which Class A Cayman Shares actually will trade following consummation of the Reorganization and our opinion should not be viewed as providing any assurances that the market value of the Class A Cayman Shares to be held by holders of the Class A Delaware Shares at any time after consummation of the Reorganization will be in excess of the market value of the Class A Delaware Shares previously owned by such holders.

     We have acted as financial advisor to FTL Delaware in connection with the Reorganization and will receive a fee for our services, a portion of which is contingent upon the consummation of the Reorganization. In addition, FTL Delaware has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the debt and equity securities of FTL Delaware for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of FTL Delaware and is rendered to the Board of Directors in connection with its consideration of the Reorganization. This opinion is not intended to be and does not constitute a recommendation to any stockholder of FTL Delaware as to how the stockholders of FTL Delaware should vote with respect to the Reorganization.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                       ANNEX III

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            FRUIT OF THE LOOM, INC.,
                             A DELAWARE CORPORATION

     THE UNDERSIGNED,                          , being the
            of Fruit of the Loom, Inc., hereby certifies that:

     FIRST: The name of the Corporation is Fruit of the Loom, Inc. (the "Corporation").

     SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 28, 1985 under the name Factani Corporation. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 20, 1992.

     THIRD: Article 4, Part B, Section 6 of said Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "6. Reclassification, Etc.

          Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner, or unless otherwise consented to by the holders of a majority of each class of Common Stock."

     FOURTH: A resolution setting forth the foregoing proposed amendment has been adopted by the Board of Directors of the Corporation in accordance with the provisions of Subchapter VIII, Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: The foregoing amendment of the Certificate of Incorporation has been duly adopted by the necessary stockholders in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I have signed this Certificate of Amendment this
       day of                          , 1998.

                                          --------------------------------------
                                          Name:
                                          Title:

                                      III-1

                                                                        ANNEX IV


                            FRUIT OF THE LOOM, INC.


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                       OTHER SPECIAL RIGHTS OF CUMULATIVE
         EXCHANGEABLE PARTICIPATING PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF
                           -------------------------
                         PURSUANT TO SECTION 151 OF THE
                           GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE
                           -------------------------

     Fruit of the Loom, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting held on February 10, 1998, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock (the "Preferred Stock") and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

     WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated the Cumulative Exchangeable Participating Preferred Stock of the Company and the number of shares constituting such series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

                   TERMS, PREFERENCES, RIGHTS AND LIMITATIONS
                                       of
             Cumulative Exchangeable Participating Preferred Stock
                                       of
                            Fruit of the Loom, Inc.

     The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Cumulative Exchangeable Participating Preferred Stock or the holders thereof are as follows:

     1. Definitions. For purposes of this Designation, the following definitions shall apply:

     "Average Market Price" per FTL-Cayman Class A Share at any date of determination shall mean the average of the daily closing prices for the ten consecutive Trading Days ending on the third Business Day preceding such date of determination, appropriately adjusted to take into account the actual occurrence, during the period following the first of such ten consecutive Trading Days and ending on the Business Day immediately preceding the date of determination, of any event of a type described in subparagraph 6(b).

     "Board" shall mean the Board of Directors of the Company.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Illinois are authorized or obligated by law or executive order to close.

     "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

     "Company" shall mean Fruit of the Loom, Inc.

     "Conversion Rate" shall initially mean                (1) shares of Common
Stock for each share of Cumulative Exchangeable Participating Preferred Stock converted, subject to adjustment as set forth in subparagraph 7(b).

     "Cumulative Exchangeable Participating Preferred Stock" shall refer to shares of Cumulative Exchangeable Participating Preferred Stock, par value $.01 per share, of the Company.

     "Dividend Period" shall mean the period from the Original Issue Date to but excluding the first Dividend Payment Date and, thereafter, each quarterly period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date.

     "Dividend Rate" shall mean   %(1) per annum, calculated on the basis of a
360 day year, based on the actual number of days elapsed.

     "Exchange Rate" shall initially mean        (1) FTL-Cayman Class A Shares
for each share of Cumulative Exchangeable Participating Preferred Stock exchanged, subject to adjustment as set forth in subparagraph 6(b).

     "Fair Market Value" shall mean the fair saleable value of the Cumulative Exchangeable Participating Preferred Stock in an arms-length transaction between a willing buyer and a willing seller with neither being under any compulsion to buy or sell, as determined by a nationally recognized investment banking firm selected by the Company.

     "FTL-Cayman" shall mean Fruit of the Loom, Ltd., a Cayman Islands company.

     "FTL-Cayman Class A Shares" shall mean the Class A Ordinary Shares, par value $.01 per share, of FTL-Cayman.

     "Liquidation Preference" shall mean $       (2) per share.

     "Original Issue Date" shall mean the date of the original issuance of shares of Cumulative Exchangeable Participating Preferred Stock.

     "Record Date" for the dividends payable on any Dividend Payment Date shall mean the 15th day of the month immediately preceding the month during which such Dividend Payment Date shall occur, as and if designated by the Board of Directors of the Company.

     "Redemption Date" shall mean the date on which the shares of Cumulative Exchangeable Participating Preferred Stock are redeemed by the Company.

     "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

     "Trading Day" shall mean so long as the FTL-Cayman Class A Shares are listed or admitted to trading on the New York Stock Exchange, a day on which the New York Stock Exchange is open for the transaction of business, or, if the FTL-Cayman Class A Shares are not listed or admitted to trading on the New York Stock Exchange, a day on which the securities exchange on which the FTL-Cayman Class A Shares are listed and which has been designated by the Board of Directors is open for the transaction of business, or, if the FTL-Cayman Class A Shares are not listed or

---------------

(1) See Schedule A attached hereto.

(2) To be determined based on the average closing price of the Class A common stock of the Company on the New York Stock Exchange for the 20 trading days prior to the date of the special meeting to approve the merger of a subsidiary of FTL-Cayman with and into the Company. IV-2 admitted for trading on any securities exchange, a day on which the New York Stock Exchange is open for the transaction of business.

     "Wholly Owned Subsidiary" means (i) a corporation all of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by the Company and/or one or more Wholly Owned Subsidiaries and (ii) any other entity (other than a corporation) in which the Company and/or one or more Wholly Owned Subsidiaries, directly or indirectly, has the power to elect or direct the election of all of the members of the governing body of such entity.

     2. Designation: Number of Shares. The designation of the Preferred Stock authorized by this resolution shall be "Cumulative Exchangeable Participating Preferred Stock" and the number of shares of Cumulative Exchangeable
Participating Preferred Stock authorized hereby shall be           (3) shares.

     3. Dividends.

     (a) So long as any shares of Cumulative Exchangeable Participating Preferred Stock shall be outstanding, the holders of such Cumulative Exchangeable Participating Preferred Stock shall be entitled to receive out of any funds legally available therefor, cumulative preferential dividends in cash, at the Dividend Rate on the Liquidation Preference hereunder, payable quarterly in arrears on the first Business Day of each January, April, July and October (each such date being called a "Dividend Payment Date"). In the event that sufficient funds for any such dividend shall not at any time be otherwise legally available, the Company shall use its best efforts to cause such availability to come into existence. Dividends on the Cumulative Exchangeable Participating Preferred Stock shall be cumulative from the Original Issue Date (whether or not declared and whether or not in any dividend period or dividend periods there shall be net profits or net assets of the Company legally available for the payment of those dividends). Each dividend on the shares of Cumulative Exchangeable Participating Preferred Stock shall be payable to holders of record as they appear on the stock register of the Company on the Record Date for such dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Cumulative Exchangeable Participating Preferred Stock which may be in arrears.

     (b) So long as any shares of Cumulative Exchangeable Participating Preferred Stock shall remain outstanding, the Company may not declare or pay any dividend, make a distribution, or purchase, acquire, redeem, pay monies to the holders of, or set aside or make monies available for a sinking fund for the purchase or redemption of, any shares of common stock or any share of any other class or series of the Company's preferred stock ranking junior to the Cumulative Exchangeable Participating Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up of the Company unless all dividends in respect of the Cumulative Exchangeable Participating Preferred Stock for all past dividend periods have been paid and such dividends for the current dividend period have been paid or declared and duly provided for.

     (c) In addition to the cumulative preferential dividends provided for above, holders of Cumulative Exchangeable Participating Preferred Stock shall be entitled to participate with the common stock on any additional dividends declared by the Board of Directors of the Company on an as converted basis.

     4. Liquidation Rights of Cumulative Exchangeable Participating Preferred Stock.

     (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Cumulative Exchangeable Participating Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its

---------------

(3) To be equal to the number of shares of Class B Common stock, par value $.01 per share, of the Company outstanding on the date of the merger of a subsidiary of FTL-Cayman with and into the Company. IV-3 stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of common stock or any share of any other class or series of the Company's preferred stock ranking junior to the Cumulative Exchangeable Participating Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company, an amount equal to the Liquidation Preference plus all accumulated and unpaid dividends (including a prorated quarterly dividend from the last Dividend Payment Date to the date of such payment) in respect of any liquidation, dissolution or winding up consummated.

     (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Cumulative Exchangeable Participating Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Cumulative Exchangeable Participating Preferred Stock, based on the full preferential amounts for the number of shares of Cumulative Exchangeable Participating Preferred Stock held by each holder.

     (c) In addition to the preferential amounts aforesaid, holders of Cumulative Exchangeable Participating Preferred Stock shall be entitled to participate with the common stock with respect to all additional liquidation proceeds on an as converted basis.

     (d) A consolidation or merger of the Company with or into any other corporation or corporations in which the stockholders of the Company receive solely capital stock of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), except for cash in lieu of fractional shares, shall not be deemed to be a liquidation, dissolution, or winding up of the Company as those terms are used in this paragraph 4.

     5. Redemption of Cumulative Exchangeable Participating Preferred Stock.

     (i) At any time on or after the      (4) anniversary of the Original Issue
Date, the Company, at the option of the Board, may redeem, from any source of funds legally available therefor, in whole, but not in part, in the manner provided for below, all shares of Cumulative Exchangeable Participating Preferred Stock at a redemption price equal to the then Fair Market Value (the "Redemption Price").

     (ii) At least thirty (30) days and not more than sixty (60) days prior to the Redemption Date, written notice thereof (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Cumulative Exchangeable Participating Preferred Stock at the last address as it shall appear in the register of the Company. Prior to mailing the Redemption Notice, the Company shall engage an investment banking firm to determine the Fair Market Value of the Cumulative Exchangeable Participating Preferred Stock as of a date not more than seventy-five (75) days prior to the Redemption Date. The Redemption Notice shall state:

          (A) that the Company intends to redeem all outstanding shares of Cumulative Exchangeable Participating Preferred Stock;

          (B) the Redemption Date and the Redemption Price;

          (C) that dividends on the shares of Cumulative Exchangeable Participating Preferred Stock to be redeemed shall cease to accrue on the Redemption Date;

          (D) the then current Exchange Rate and the place or places where certificates for Cumulative Exchangeable Participating Preferred Stock may be surrendered for exchange pursuant to paragraph (6), and shall further state the date that the exchange privilege will terminate; and

---------------

(4) See Schedule A attached hereto.

          (E) that the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Cumulative Exchangeable Participating Preferred Stock.

     (iii) On or before the date fixed for redemption, each holder of Cumulative Exchangeable Participating Preferred Stock shall surrender the certificate or certificates representing such shares of Cumulative Exchangeable Participating Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

     (iv) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Cumulative Exchangeable Participating Preferred Stock shall cease to accumulate on the Redemption Date, and all rights of the holders of such shares redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

     6. Exchange at Option of Holder.

     (a) Subject to the provisions of this paragraph 6, shares (or fractions thereof) of Cumulative Exchangeable Participating Preferred Stock are exchangeable, in whole or from time to time in part, at the option of the holders thereof, at any time from and after the Original Issue Date, unless previously redeemed, into FTL-Cayman Class A Shares at the Exchange Rate. The right to exchange shares of Cumulative Exchangeable Participating Preferred Stock called for redemption shall terminate on a date to be determined by the Board of Directors of the Company, which will be no earlier than the close of business on the fifth Business Day immediately preceding the specified Redemption Date.

     An exchange of shares of Cumulative Exchangeable Participating Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such shares, together with (i) written notice of exchange specifying the number of shares of Cumulative Exchangeable Participating Preferred Stock to be exchanged and specifying the name or names (with addresses) in which the certificate or certificates representing the FTL-Cayman Class A Shares deliverable on such exchange are to be registered and (ii) a proper assignment to the Company (or in blank) of the certificate(s) for the shares of Cumulative Exchangeable Participating Preferred Stock surrendered for exchange, to the office or agency to be maintained by the Company for that purpose and otherwise in accordance with exchange procedures established by the Company. Each notice of exchange shall be irrevocable, and each exchange shall be deemed to have been effected immediately prior to the close of business on the date (the "Exchange Date") on which all of the requirements for such exchange shall have been satisfied. The exchange shall be at the Exchange Rate in effect immediately prior to the close of business on the Exchange Date.

     As promptly as practicable after the surrender of certificates for shares of Cumulative Exchangeable Participating Preferred Stock by a holder as aforesaid, the Company, in accordance with the provisions of this paragraph 6, shall deliver at said office or agency to such holder, or on his or her written order, a certificate or certificates for the number of full FTL-Cayman Class A Shares issuable upon exchange of such shares in accordance with the provision of this paragraph 6, and any fractional interest shall be settled by the Company in accordance with subparagraph (c) of this paragraph 6.

     Upon any exchange of shares of Cumulative Exchangeable Participating Preferred Stock pursuant to this paragraph 6, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on exchanged shares of Cumulative Exchangeable Participating Preferred Stock or for previously declared dividends or distributions on the FTL-Cayman Class A

Shares issued upon such exchange, other than for previously declared but unpaid dividends on the Cumulative Exchangeable Participating Preferred Stock.

     If the shares of Cumulative Exchangeable Participating Preferred Stock represented by a certificate surrendered for exchange are exchanged in part only, the Company shall cause to be delivered to the holder, without charge therefor, a new certificate or certificates representing in the aggregate the number of unexchanged shares.

     (b) Exchange Rate Adjustments. The Exchange Rate shall be subject to adjustment from time to time as provided below in this subparagraph 6(b).

          (i) If FTL-Cayman shall, after the Original Issue Date:

             (A) pay a stock dividend on the outstanding FTL-Cayman Class A Shares,

             (B) subdivide or split the outstanding FTL-Cayman Class A Shares into a greater number of shares,

             (C) combine the outstanding FTL-Cayman Class A Shares into a smaller number of shares, or

             (D) issue by reclassification of its outstanding FTL-Cayman Class A Shares any other ordinary or common shares,

     then, in any such event, the Exchange Rate in effect immediately prior to the opening of business on the record date for determination of stockholders entitled to receive such dividend or the effective date of such subdivision, split, combination or reclassification, as the case may be, shall be adjusted so that the holder of shares of Cumulative Exchangeable Participating Preferred Stock shall thereafter be entitled to receive, upon exchange at the option of such holder, the number of FTL-Cayman Class A Shares or other common shares of FTL-Cayman which such holder would have owned or been entitled to receive immediately following such action if such holder had exchanged his shares of Cumulative Exchangeable Participating Preferred Stock immediately prior to the record date for, or effective date of, as the case may be, such event. Such adjustment shall be made successively whenever any event listed above shall occur.

          For a dividend or distribution, the adjustment shall become effective at the opening of business on the Business Day next following the record date for such dividend or distribution. For a subdivision, split, combination or reclassification, the adjustment shall become effective immediately after the effectiveness of such subdivision, split, combination or reclassification.

          (ii) If FTL-Cayman shall, after the Original Issue Date, issue rights, warrants or options to all holders of its outstanding FTL-Cayman Class A Shares entitling them (for a period not exceeding forty-five days from the record date referred to below) to subscribe for or purchase FTL-Cayman Class A Shares at a price per share less than the Average Market Price per share of the FTL-Cayman Class A Shares (determined as of the record date for the determination of stockholders entitled to receive such rights, warrants or options), then, in any such event, the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect immediately prior to the opening of business on such record date by a fraction, of which the numerator shall be the number of FTL-Cayman Class A Shares outstanding on such record date plus the maximum number of additional FTL-Cayman Class A Shares offered for subscription or purchase pursuant to such rights, warrants or options, and of which the denominator shall be the number of FTL-Cayman Class A Shares outstanding on such record date plus the maximum number of additional FTL-Cayman Class A Shares which the aggregate offering price of the maximum number of FTL-Cayman Class A Shares so offered for subscription or purchase pursuant to such rights, warrants or options would purchase at such Average Market Price (determined by multiplying such maximum number of shares by the exercise price of such rights, warrants or options (plus any other consideration received by FTL-Cayman upon the issuance or exercise of such rights, warrants or options) and dividing the product so obtained by such Average Market Price). Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of shareholders entitled to receive such rights, warrants or options. To the extent that FTL-Cayman Class A Shares are not delivered after the expiration of such rights, warrants or options, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had the adjustments made upon the record date for the determination of shareholders entitled to receive such rights, warrants or options been made upon the basis of delivery of only the number of FTL-Cayman Class A Shares actually delivered and the amount actually paid therefor. Such adjustment shall be made successively whenever any such rights, warrants or options are issued. In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase FTL-Cayman Class A Shares at a price per share less than such Average Market Price, there shall be taken into account any consideration received by FTL-Cayman upon issuance and upon exercise of such rights, warrants or options. The value of such consideration, if other than cash, shall be determined by the Board of Directors, whose determination shall be conclusive.

          (iii) If FTL-Cayman shall, after the Original Issue Date, pay a dividend or make a distribution to all holders of its outstanding FTL-Cayman Class A Shares of evidences of its indebtedness or other assets of FTL-Cayman, but excluding (x) any cash dividends or distributions and
     (y) dividends or distributions referred to in subparagraph 6(b)(i) above, or shall issue to all holders of its outstanding FTL-Cayman Class A Shares rights, warrants or options to subscribe for or purchase any securities (other than those referred to in subparagraph 6(b)(ii) above), then, in any such event, the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive such dividend or distribution or such rights, warrants or options by a fraction, of which the numerator shall be the Average Market Price per share of the FTL-Cayman Class A Shares (determined as of such record date), and of which the denominator shall be such Average Market Price less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive), as of such record date, of the portion of the capital stock, assets or evidences of indebtedness to be so distributed, or of such rights, warrants or options to be so issued, applicable to one FTL-Cayman Class A Share. The adjustment pursuant to the foregoing provisions of this subparagraph 6(b)(iii) shall be made successively whenever any dividend or distribution or issuance of rights, warrants or options to which this subparagraph 6(b)(iii) applies is made, and shall become effective at the opening of business on the Business Day next following the record date for the determination of shareholders entitled to receive such dividend or distribution or such rights, warrants or options.

          (iv) Any FTL-Cayman Class A Shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding FTL-Cayman Class A Shares under this subparagraph 6(b). FTL-Cayman Class A Shares owned by or held for the account of FTL-Cayman or any of its Wholly Owned Subsidiaries shall not be deemed outstanding for the purposes of this subparagraph 6(b).

          (v) In any case in which this subparagraph 6(b) shall require that an adjustment be made in the Exchange Rate, the Company may, in its sole discretion, elect to defer the following until after the occurrence of the event which requires such adjustment: (A) delivering to the holder of any Cumulative Exchangeable Participating Preferred Stock surrendered for exchange the additional FTL-Cayman Class A Shares issuable upon such exchange over the FTL-Cayman Class A Shares issuable before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional FTL-Cayman Class A Share.

          (vi) All adjustments to the Exchange Rate shall be calculated to the nearest 1/100th of a FTL-Cayman Class A Share. No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subparagraph is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (c) Fractional Shares. No fractional shares or scrip representing fractions of FTL-Cayman Class A Shares shall be issued upon exchange of the Cumulative Exchangeable Participating Preferred Stock. Instead of any fractional interest in a FTL-Cayman Class A Share which would otherwise be deliverable upon the exchange of a share of Cumulative Exchangeable Participating Preferred Stock, the Company shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Average Market Price of a FTL-Cayman Class A Share. If more than one share of Cumulative Exchangeable Participating Preferred Stock shall be surrendered for exchange at one time by the same holder, the number of full FTL-Cayman Class A Shares issuable upon exchange thereof shall be computed on the basis of the aggregate number of shares of Cumulative Exchangeable Participating Preferred Stock so surrendered.

     (d) Adjustment for Consolidation or Merger of FTL-Cayman. In case of any consolidation, amalgamation, reconstruction or merger to which FTL-Cayman is a party, or in the case of any sale or transfer to another corporation of the property of FTL-Cayman as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which FTL-Cayman Class A Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), proper provision shall be made so that each share of Cumulative Exchangeable Participating Preferred Stock shall, after consummation of such Transaction, be subject to exchange at the option of the holder into the kind and amount of stock, securities or other property receivable upon consummation of such Transaction by a holder of the number of FTL-Cayman Class A Shares into which such share of Cumulative Exchangeable Participating Preferred Stock might have been exchanged immediately prior to consummation of such Transaction. The kind and amount of stock or securities into which the shares of Cumulative Exchangeable Participating Preferred Stock shall be exchangeable after consummation of such Transaction shall be subject to adjustment, as nearly as may be practicable, as described in subparagraph 6(b) following the date of consummation of such Transaction.

     (e) Notice of Adjustments. Whenever the Exchange Rate is adjusted as herein provided, the Company shall forthwith compute the adjusted Exchange Rate in accordance herewith and prepare a certificate signed by an officer of the Company setting forth the adjusted Exchange Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment (absent manifest error), and mail a copy of such certificate to the holders of the outstanding shares of Cumulative Exchangeable Participating Preferred Stock.

     7. Conversion at Option of Holder.

     (a) Subject to the provisions of this paragraph 7, shares of Cumulative Exchangeable Participating Preferred Stock are convertible, in whole or from time to time in part, at the option of the holders thereof, at any time from and after the Original Issue Date, unless previously redeemed, into Common Stock at the Conversion Rate. The right to convert shares of Cumulative Exchangeable Participating Preferred Stock called for redemption shall terminate on a date to be determined by the Board of Directors of the Company, which will be no earlier than the close of business on the fifth Business Day immediately preceding the specified Redemption Date.

     A conversion of shares of Cumulative Exchangeable Participating Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such shares, together (i) with written notice of conversion specifying the number of shares of Cumulative Exchangeable Participating Preferred Stock to be converted and specifying the name or names (with addresses) in which the certificate or certificates representing the FTL-Delaware Common Stock deliverable on such conversion are to be registered and (ii) a proper assignment to the Company (or in blank) of the certificate(s) for the shares of Cumulative Exchangeable Participating Preferred Stock surrendered for conversion, to the office or agency to be maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each notice of conversion shall be irrevocable, and each conversion shall be deemed to have been effected immediately prior to the close of business on the date (the "Conversion Date") on which all of the requirements for such conversion shall have been satisfied. The conversion shall be at the Conversion Rate in effect immediately prior to the close of business on the Conversion Date.

     As promptly as practicable after the surrender of certificates for shares of Cumulative Exchangeable Participating Preferred Stock by a holder as aforesaid, the Company, in accordance with the provisions of this paragraph 7, shall deliver at said office or agency to such holder, or on his or her written order, a certificate or certificates for the number of full or fractional shares of FTL-Delaware Common Stock issuable upon conversion of such shares in accordance with the provision of this paragraph 7.

     Upon any conversion of shares of Cumulative Exchangeable Participating Preferred Stock pursuant to this paragraph 7, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Cumulative Exchangeable Participating Preferred Stock or for previously declared dividends or distributions on the FTL-Delaware Common Stock issued upon such conversion, other than for previously declared but unpaid dividends on the Cumulative Exchangeable Participating Preferred Stock.

     If the shares of Cumulative Exchangeable Participating Preferred Stock represented by a certificate surrendered for conversion are converted in part only, the Company shall cause to be delivered to the holder, without charge therefor, a new certificate or certificates representing in the aggregate the number of unconverted shares.

     (b) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as provided below in this subparagraph 7(b).

          (i) If the Company shall, after the Original Issue Date:

             (A) subdivide or split (other than pursuant to a dividend or distribution in which holders of the Cumulative Exchangeable Participating Preferred Stock participate pursuant to Section 3(c) hereof) the outstanding FTL-Delaware Common Stock into a greater number of shares,

             (B) combine the outstanding FTL-Delaware Common Stock into a smaller number of shares, or

             (C) issue by reclassification of its outstanding FTL-Delaware Common Stock any shares of its common stock,

     then, in any such event, the Conversion Rate in effect immediately prior to the opening of business on the effective date of such subdivision, split, combination or reclassification, as the case may be, shall be adjusted so that the holder of shares of Cumulative Exchangeable Participating Preferred Stock shall thereafter be entitled to receive, upon conversion at the option of such holder, the number of shares of FTL-Delaware Common Stock or other common stock of the Company which such holder would have owned or been entitled to receive immediately following such action if such holder had converted his shares of Cumulative Exchangeable Participating Preferred Stock immediately prior to the record date for, or effective date of, as the case may be, such event. Such adjustment shall be made successively whenever any event listed above shall occur.

          For a subdivision, split, combination or reclassification, the adjustment shall become effective immediately after the effectiveness of such subdivision, split, combination or reclassification.

          (ii) In any case in which this subparagraph 7(b) shall require that an adjustment be made in the Conversion Rate, the Company may, in its sole discretion, elect to defer the following until after the occurrence of the event which requires such adjustment: (A) issuing to the holder of any Cumulative Exchangeable Participating Preferred Stock surrendered for conversion the additional shares of FTL-Delaware Common Stock issuable upon such conversion over the shares of FTL-Delaware Common Stock issuable before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of FTL-Delaware Common Stock.

          (iii) All adjustments to the Conversion Rate shall be calculated to the nearest 1/100th of a share of FTL-Delaware Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subparagraph is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (c) Fractional Shares. Fractional shares representing fractions of FTL-Delaware Common Stock shall be issuable upon conversion of the Cumulative Exchangeable Participating Preferred Stock.

     (d) Adjustment for Consolidation or Merger of the Company. In case of any consolidation or merger to which the Company is a party, or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory conversion of securities with another corporation (other than in connection with a merger or acquisition) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of FTL-Delaware Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), proper provision shall be made so that each share of Cumulative Exchangeable Participating Preferred Stock shall, after consummation of such Transaction, be subject to conversion at the option of the holder into the kind and amount of stock, securities or other property receivable upon consummation of such Transaction by a holder of the number of shares of FTL-Delaware Common Stock into which such share of Cumulative Exchangeable Participating Preferred Stock might have been converted immediately prior to consummation of such Transaction. The kind and amount of stock or securities into which the shares of Cumulative Exchangeable Participating Preferred Stock shall be convertible after consummation of such Transaction shall be subject to adjustment, as nearly as may be practicable, as described in subparagraph 7(b) following the date of consummation of such Transaction.

     (e) Notice of Adjustments. Whenever the Conversion Rate is adjusted as herein provided, the Company shall forthwith compute the adjusted Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Company setting forth the adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment (absent manifest error), and mail a copy of such certificate to the holders of the outstanding shares of Cumulative Exchangeable Participating Preferred Stock.

     8. Voting Rights.

     (a) The holders of Cumulative Exchangeable Participating Preferred Stock, except as otherwise provided hereunder or under Delaware law, shall be entitled to vote on all matters put to a vote of the holders of Common Stock, voting together with such holders as a single class, and will be entitled to the number of votes which such holder would have had if such holder had converted his shares of Cumulative Exchangeable Participating Preferred Stock into shares of FTL-Delaware Common Stock, in accordance with paragraph 7, immediately prior to the record date for the determination of stockholders entitled to vote thereon.

     (b) So long as any shares of Cumulative Exchangeable Participating Preferred Stock shall remain outstanding, the Company will not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the outstanding shares of Cumulative Exchangeable Participating Preferred Stock, (i) amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation or By-Laws so as to affect adversely the preferences, special rights or powers of the Cumulative Exchangeable Participating Preferred Stock or (ii) create any class or series of stock ranking prior to the Cumulative Exchangeable Participating Preferred Stock either as to dividends or upon liquidation.

     (c) (i) If at any time accrued dividends payable on the shares of Cumulative Exchangeable Participating Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the shares of Cumulative Exchangeable Participating Preferred Stock, voting separately as a class, shall have the right to vote for the election of one additional director (the "Preferred Stock Director") to the Board of Directors of the Company, such director to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of shares of Cumulative Exchangeable Participating Preferred Stock to vote for the election of the Preferred Stock Director shall, when vested, continue until all dividends in arrears on the shares of Cumulative Exchangeable Participating Preferred Stock shall have been paid in full, and when so paid, such right shall cease, subject always to the same provisions for the vesting of such right of the holders of the shares of Cumulative Exchangeable Participating Preferred Stock to elect the Preferred Stock Director in the case of future dividend defaults. The Preferred Stock Director shall be elected by a plurality of the votes cast by the holders of Cumulative Exchangeable Participating Preferred Stock.

     (ii) The Preferred Stock Director shall be the sole member of a special committee of the Board of Directors of the Company, the only purpose of which will be to declare dividends on the Cumulative Exchangeable Participating Preferred Stock. The special committee, will have full authority to declare such dividends on behalf of the Board of Directors, provided, however, that the special committee will not be permitted to declare dividends on the Cumulative Exchangeable Participating Preferred Stock if such a payment would be or cause a default or an event of default under any debt agreement of the Company or any of its affiliates.

     (iii) At any time when the holders of shares of the Cumulative Exchangeable Participating Preferred Stock are entitled to elect the Preferred Stock Director, the Company shall, upon the written request (a "Request") of the holders of record of not less than 10% of the outstanding shares of Cumulative Exchangeable Participating Preferred Stock entitled to vote for such Preferred Stock Director, call a special meeting of holders of the Cumulative Exchangeable Participating Preferred Stock for the election of the Preferred Stock Director. Notice of the special meeting shall be given in accordance with the requirements of Delaware law, and such meeting shall be held not more than 60 days after the Company's receipt of the Request. The Preferred Stock Director shall be nominated by the persons who submit the Request.

     (iv) The term of office of the Preferred Stock Director shall terminate on the earlier of (i) the next annual meeting of stockholders of the Company at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of shares of Cumulative Exchangeable Participating Preferred Stock to vote for the Preferred Stock Director. If, prior to the end of the term of the Preferred Stock Director elected as aforesaid, a vacancy in the office of such director shall occur, the holders of the shares of Cumulative Exchangeable Participating Preferred Stock may, at a special meeting of the holders called as provided above, nominate and elect a successor to hold office for the unexpired term of the Preferred Stock Director.

     9. No Reissuance of Preferred Stock. No Cumulative Exchangeable Participating Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

     10. Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, Attention: Secretary, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Cumulative Exchangeable Participating Preferred Stock at their addresses appearing on the books of the Company.

     IN WITNESS WHEREOF Fruit of the Loom, Inc., has caused this Certificate to
be signed by its President and Secretary respectively, on this      day of
               , 1998.

                                          --------------------------------------
                                          Name:

                                          Title:


                                          --------------------------------------

                                          Name:

                                          Title:

                                   SCHEDULE A

     The Conversion Rate, Dividend Rate, Exchange Rate and no-call period shall be selected by William Farley and Farley, Inc., in their discretion, prior to the filing of the Certificate of Designations, from the following schedule of economically equivalent alternative rates and no-call periods:

                                           DIVIDEND     EXCHANGE AND     NO-CALL
ALTERNATIVE                                 YIELD     CONVERSION RATIO   PERIOD
-----------                                --------   ----------------   -------
   1          ...........................   4.50%          0.9524        3-Years
   2          ...........................   4.50%          0.9346        4-Years
   3          ...........................   4.50%          0.9174        5-Years
   4          ...........................   5.00%          0.9174        3-Years
   5          ...........................   5.00%          0.8929        4-Years
   6          ...........................   5.00%          0.8696        5-Years
   7          ...........................   5.50%          0.8850        3-Years
   8          ...........................   5.50%          0.8547        4-Years
   9          ...........................   5.50%          0.8333        5-Years
  10          ...........................   6.00%          0.8475        3-Years
  11          ...........................   6.00%          0.8197        4-Years
  12          ...........................   6.00%          0.7937        5-Years

        PART II. INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     FTL-Cayman is a Cayman Islands company. Article 118 of FTL-Cayman's Amended and Restated Articles of Association, filed as Exhibit 3.3 to this Registration Statement, contains provisions with respect to indemnification of FTL-Cayman's officers and directors. Such provisions provide that FTL-Cayman shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of FTL-Cayman), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, FTL-Cayman, against any liability or expense actually and reasonably incurred by such person in respect thereof. FTL-Cayman shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of FTL-Cayman shall not be personally liable to FTL-Cayman or its shareholders for monetary damages for breach of fiduciary duties as a director.

     The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands would indicate that indemnification is generally permissible except in the event that there had been fraud or wilful default on the part of the officer or director or reckless disregard of his duties and obligations to FTL-Cayman.

     FTL-Cayman has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors and those of its subsidiaries and affiliates in connection with the performance of their duties.

ITEM 21. EXHIBITS.


 2    --   Agreement and Plan of Merger, dated as of February 10, 1998, by and among FTL- Delaware, FTL-Cayman and Sub (included as
           Annex I to the Proxy Statement/ Prospectus).
 3.1  --   Articles of Association of FTL-Cayman.*
 3.2  --   Memorandum of Association of FTL-Cayman.*
 3.3  --   Form of Amended and Restated Articles of Association of
           FTL-Cayman.*
 3.4  --   Form of Amended Restated Memorandum of Association of FTL
           Cayman.*
 3.5  --   Restated Certificate of Incorporation of FTL-Delaware and
           Certificate of Amendment of the Restated Certificate of
           Incorporation (incorporated by reference to Exhibit 3 of
           FTL-Delaware's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).
 3.6  --   Form of Certificate of Amendment of the Restated Certificate
           of Incorporation (included as Annex III to the Proxy
           Statement/Prospectus).
 3.7  --   By-Laws of FTL-Delaware (incorporated by reference to
           Exhibit 4(b) of FTL-Delaware's Registration Statement on
           Form S-2, Reg. No. 33-8303).
 3.8  --   Form of Amended and Restated Certificate of Incorporation of
           FTL-Delaware (included as Exhibit A to Annex I to the Proxy
           Statement/Prospectus).
 4.1  --   Form of Certificate of Designations for FTL-Delaware
           Preferred Stock (included as Annex IV to the Proxy
           Statement/Prospectus).
 4.2  --   Form of Certificate for the Class A Shares of FTL-Cayman.**
 5    --   Opinion of Truman Bodden & Company, as to the validity of
           the FTL-Cayman Class A Shares.
 8.1  --   Opinion of Weil, Gotshal & Manges LLP as to certain tax
           matters.
 8.2  --   Opinion of Truman Bodden & Company as to certain tax
           matters.
12    --   Computation of Ratio of Earnings to Combined Fixed Charges
           and Preferred Stock Dividends.
23.1  --   Consent of Ernst & Young LLP (relating to FTL-Delaware and
           FTL-Cayman).
23.2  --   Consent of Truman Bodden & Company (included in Exhibits 5.1 and 8.2).
23.3  --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit
           8.1).
23.4  --   Consent of Lehman Brothers Inc.*
24    --   Powers of Attorney (included on the signature pages of this
           Registration Statement).*
99.1  --   Opinion of Lehman Brothers Inc. (included as Annex II to the
           Proxy Statement/Prospectus).
99.2  --   Form of Proxy


---------------

*  Previously filed.



** To be filed by amendment.


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                     SIGNATURES OF FRUIT OF THE LOOM, LTD.


     Pursuant to the requirements of the Securities Act of 1933, as amended, Fruit of the Loom, Ltd. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on this 1st day of May, 1998.


                                          FRUIT OF THE LOOM, LTD.

                                          By:     /s/ LARRY K. SWITZER

                                             -----------------------------------
                                             Larry K. Switzer, Senior
                                             Executive Vice President and
                                             Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of May, 1998.



                  SIGNATURE                                          TITLE
                  ---------                                          -----

                      *                          Chairman of the Board and Chief Executive
---------------------------------------------    Officer (principal executive officer) and
               William Farley                    Director

            /s/ LARRY K. SWITZER                 Senior Executive Vice President and Chief
---------------------------------------------    Financial Officer (principal financial and
              Larry K. Switzer                   accounting officer) and Director

                      *                          Director
---------------------------------------------
              Omar Z. Al Askari

                      *                          Director
---------------------------------------------
            Dennis S. Bookshester

                      *                          Director
---------------------------------------------
              Henry A. Johnson

                      *                          Director
---------------------------------------------
              Mark H. McCormack

                      *                          Director
---------------------------------------------
                A. Lorne Weil

                      *                          Director
---------------------------------------------
              Sir Brian Wolfson

          *By: /s/ LARRY K. SWITZER              (Attorney-in-fact)
---------------------------------------------
              Larry K. Switzer

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  2        Agreement and Plan of Merger, dated as of February 10, 1998, by and among FTL-Delaware, FTL-Cayman and Sub (included as
           Annex I to the Proxy Statement/ Prospectus).
  3.1      Articles of Association of FTL-Cayman.*
  3.2      Memorandum of Association of FTL-Cayman.*
  3.3      Form of Amended and Restated Articles of Association of
           FTL-Cayman.*
  3.4      Form of Amended Restated Memorandum of Association of FTL
           Cayman.*
  3.5      Restated Certificate of Incorporation of FTL-Delaware and
           Certificate of Amendment of the Restated Certificate of
           Incorporation (incorporated by reference to Exhibit 3 of
           FTL-Delaware's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).
  3.6      Form of Certificate of Amendment of the Restated Certificate
           of Incorporation (included as Annex III to the Proxy
           Statement/Prospectus).
  3.7      By-Laws of FTL-Delaware (incorporated by reference to
           Exhibit 4(b) of FTL-Delaware's Registration Statement on
           Form S-2, Reg. No. 33-8303).
  3.8      Form of Amended and Restated Certificate of Incorporation of
           FTL-Delaware (included as Exhibit A to Annex I to the Proxy
           Statement/Prospectus).
  4.1      Form of Certificate of Designations for FTL-Delaware
           Preferred Stock (included as Annex IV to the Proxy
           Statement/Prospectus).
  4.2      Form of Certificate for the Class A Shares of FTL-Cayman.**
  5        Opinion of Truman Bodden & Company, as to the validity of
           the FTL-Cayman Class A Shares.
  8.1      Opinion of Weil, Gotshal & Manges LLP as to certain tax
           matters.
  8.2      Opinion of Truman Bodden & Company as to certain tax
           matters.
 12        Computation of Ratio of Earnings to Combined Fixed Charges
           and Preferred Stock Dividends.
 23.1      Consent of Ernst & Young LLP (relating to FTL-Delaware and
           FTL-Cayman).
 23.2      Consent of Truman Bodden & Company (included in Exhibits 5.1 and 8.2).
 23.3      Consent of Weil, Gotshal & Manges LLP (included in Exhibit
           8.1).
 23.4      Consent of Lehman Brothers Inc.*
 24        Powers of Attorney (included on the signature pages of this
           Registration Statement).*
 99.1      Opinion of Lehman Brothers Inc. (included as Annex II to the
           Proxy Statement/Prospectus).
 99.2      Form of Proxy.


---------------


*  Previously filed.



** To Be filed by amendment.


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